Exhibit 10.1

CONFORMED COPY

CREDIT AGREEMENT

dated as of June 12, 2007

among

GREAT LAKES DREDGE & DOCK CORPORATION,

as the Borrower,

THE OTHER LOAN PARTIES HERETO,

as Loan Parties,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as the Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent,

CHARTER ONE BANK, FIFTH THIRD BANK and NATIONAL CITY BANK,

as Co-Documentation Agents

and

LASALLE BANK NATIONAL ASSOCIATION,

as Swing Line Lender, Sole Lead Arranger and Administrative Agent

Conformed Copy incorporating Amendment No. 1 to Credit Agreement dated as of January 30, 2009.

		Page
ARTICLE I. DEFINITIONS AND INTERPRETATION		2

SECTION 1.1.	Defined Terms	2
SECTION 1.2.	Use of Defined Terms	2
SECTION 1.3.	Interpretation	2
SECTION 1.4.	Accounting Terms	3

ARTICLE II. AMOUNT AND TERM OF COMMITMENTS		3

SECTION 2.1.	Commitments	3

SECTION 2.1.1.	Revolving Commitment	3
SECTION 2.1.2.	Swing Line Facility	4

SECTION 2.8.1.	Repayments and Prepayments	8
SECTION 2.8.2.	Application	11

SECTION 2.9.	Interest Payments	11

SECTION 2.9.1.	Rates	11
SECTION 2.9.2.	Default Rate	11
SECTION 2.9.3.	Payment Dates	11
SECTION 2.9.4.	Rate Determinations	12

(a)	Non-Use Fee	17
(b)	Other Fees	17
(c)	Fee Obligations	17

i

(continued)

		Page
SECTION 2.22.	Assignment of Commitments Under Certain Circumstances	23
SECTION 2.23	Increase in the Revolving Commitment Amount	23

(a)	Request for Increase	23
(b)	Lender Elections to Increase	24
(c)	Notification by Administrative Agent; Additional Lenders	24
(d)	Effective Date and Allocations	24
(e)	Conditions to Effectiveness of Increase	24
(f)	Increase in the Letter of Credit Sublimit	24
(g)	Conflicting Provisions	25

(a)	Delivery of Documents	30
(b)	Financial Statements	30
(c)	Lender Tax Forms	31
(d)	Certification of Pro Forma Financial Tests	31
(e)	Lien Search Reports	31
(f)	Solvency Certificate	31
(g)	Other Documents	31
(h)	Representations and Warranties	31
(i)	Satisfactory Legal Form	31
(j)	Evidence and Perfection of Liens; Allocation of Collateral	32
(k)	Termination of Existing Credit Facilities	32
(l)	Bonding and Intercreditor Agreements	32
(m)	Closing Fees, Expenses, etc	32
(n)	Ownership Structure, etc	32
(o)	Insurance	32

(continued)

		Page
(p)	Anti-Terrorism Regulation	33
(q)	Other Conditions	33

SECTION 4.2.	Conditions Precedent to Each Borrowing and Each Issuance of a Letter of Credit	33
SECTION 4.3.	No Waiver	34

ARTICLE V. REPRESENTATIONS AND WARRANTIES		34

SECTION 5.1.	Representations and Warranties of the Loan Parties	34

(a)	Organization; Corporate Powers	34
(b)	Authorizations; Enforceability	35
(c)	No Conflict	35
(d)	Approvals	35
(e)	Licenses and Permits	35
(f)	Financial Reports	35
(g)	Title to Property; Liens; Vessel Due Documentation	36
(h)	No Default	36
(i)	Litigation; Contingent Liabilities; Labor Matters	36
(j)	Patents, Trademarks and Licenses	37
(k)	ERISA	37
(l)	Environmental Matters	38
(m)	Payment of Taxes	39
(n)	Fiscal Year	40
(o)	Governmental Regulation	40
(p)	Margin Regulations	40
(q)	Other Loan Documents	40
(r)	Corporate Structure; Capitalization; Citizenship	40
(s)	Debt; Contingent Obligations; Solvency	40
(t)	Insurance	41
(u)	Collateral Documents	41
(v)	The Transactions	41
(w)	Accuracy of Information	42
(x)	Obligations and Guaranties “Senior Debt” under Note Indenture	42

ARTICLE VI. COVENANTS		42

SECTION 6.1.	Affirmative Covenants	42

(a)	Corporate Existence	42
(b)	Compliance with Laws	43
(c)	Maintenance of Properties; Insurance	43
(d)	Notice of Litigation	45
(e)	Taxes; Claims	45
(f)	ERISA Notices	45
(g)	ERISA Compliance	47
(h)	Patents, Trademarks and Licenses	47
(i)	Notice of Labor Disputes	47

(continued)

SECTION 6.2.	Negative Covenants	51

(a)	Consolidation, Mergers and Acquisitions	51
(b)	Investments	52
(c)	Restricted Payments	53
(d)	Transactions with Affiliates	54
(e)	Negative Pledges, etc	54
(f)	Guaranties	55
(g)	Sales of Assets	55
(h)	Liens, etc	55
(i)	Debt	57
(j)	ERISA	59
(k)	Sales and Leasebacks	59
(l)	Margin Regulation	60
(m)	Lease Obligations	60
(n)	Modification of Material Agreements and Documents	60
(o)	Change of Location or Name	60
(p)	Take or Pay Contracts	61
(q)	Use of Proceeds	61
(r)	Certain Collateral Matters	61

SECTION 6.3.	Financial Covenants	61

(a)	Maximum Total Leverage	61
(b)	Interest Coverage Ratio	62

SECTION 6.4.	Financial Reporting	62

(a)	System of Accounting	62
(b)	Quarterly Reports	62
(c)	Annual Reports	62
(d)	Compliance Certificate	63
(e)	Budget	63
(f)	Securities Reports	63
(g)	Vessels	63
(h)	Other Information	64
(i)	Delivery of Financial Information to the Lenders	64

(continued)

		Page
(j)	New Subsidiaries	64
(k)	Backlog Forecast	64
(l)	Schedule of Pending Major Projects	64
(m)	Wells Fargo Agreement	64

ARTICLE VII. EVENTS OF DEFAULT; REMEDIES		64

SECTION 7.1.	Events of Default	64

(a)	Failure to Make Payments When Due	64
(b)	Breach of Covenants	65
(c)	Incorrect Representation or Warranty	65
(d)	Default as to Other Debt	65
(e)	Bankruptcy	66
(f)	Judgments and Attachments	66
(g)	ERISA Termination Event	66
(h)	ERISA Waiver	66
(i)	Termination of Documents; Failure of Security	66
(j)	Change in Control	67
(k)	Bonding Agreement	68

v

(continued)

Schedules to Credit Agreement

Schedule I	-	Definitions
Schedule II	-	Existing Letters of Credit
Schedule III	-	Closing Documents
Schedule IV		Lending Offices
Schedule V		Commitment Schedule
Schedule VI		Leases/Subleases

Schedule 5.1(g)	-	Existing Liens
Schedule 5.1(i)	-	Litigation
Schedule 5.1(k)	-	ERISA Plans
Schedule 5.1(1)	-	Environmental Matters
Schedule 5.1(r)(i)	-	Subsidiaries
Schedule 5.1(r)(ii)	-	Ownership of Borrower’s Subsidiaries’ Equity
Schedule 5.1(t)	-	Insurance Policies
Schedule 6.2(b)(i)	-	Existing Investments
Schedule 6.2(d)	-	Transactions with Affiliates
Schedule 6.2(e)	-	Existing Restrictive Agreements
Schedule 6.2(f)	-	Existing Guaranties
Schedule 6.2(i)	-	Existing Debt

Exhibits to Credit Agreement

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Continuation/Conversion Notice
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Opinion of Winston & Strawn LLP
Exhibit F	-	Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (including all Schedules and Exhibits hereto, this “Agreement”) dated as of June 12, 2007, is by and among GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Borrower”), the OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO, the FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent, FIFTH THIRD BANK, NATIONAL CITY BANK and CHARTER ONE BANK, as Co-Documentation Agents, and LASALLE BANK NATIONAL ASSOCIATION (“LaSalle”) as Sole Lead Arranger (in such capacity, the “Arranger”), as an issuer of the Letters of Credit (in such capacity an “Issuing Lender”), as Swing Line Lender and as representative for the Lenders (in such representative capacity, together with any successor representative appointed pursuant to Section 8.9, the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders make available a $155,000,000 revolving credit and letter of credit facility to provide for (i) the working capital requirements and general corporate purposes of the Borrower and its Subsidiaries, (ii) the refinancing of existing debt of the Loan Parties, (iii) the payment of fees and expenses in connection with the transactions contemplated hereunder and the other Loan Documents and (iv) the financing of Capital Expenditures, including for the purchase of certain vessels and improvements thereto and related mobilization costs;

WHEREAS, the Borrower has requested that the Lenders and the Issuing Lenders make available, for the purposes specified in this agreement, such revolving credit and letter of credit facility, all on the terms and conditions set forth herein; and

WHEREAS, the Lenders and the Issuing Lenders are willing to make available to the Borrower such credit facilities, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Defined Terms. Capitalized terms (whether or not underscored) used in this Agreement, including its preamble, shall (unless a clear contrary intention explicitly appears) have the respective meanings assigned thereto in Schedule I.

SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise explicitly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules and each Notice of Borrowing, Continuation/Conversion Notice, Compliance Certificate, Assignment and Acceptance, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Interpretation. In this Agreement and each other Loan Document, unless a clear contrary intention explicitly appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) unless explicitly provided otherwise herein, reference to any agreement (including this Agreement and the Schedules and Exhibits hereto), document or instrument means such agreement, document or instrument as amended, restated, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(e) reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(f) unless the context explicitly indicates otherwise, reference to the preamble or any Article, Section, Schedule or Exhibit means the preamble hereto or such Article, or Section hereof or Schedule or Exhibit hereto;

(g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “to and including.”

SECTION 1.4. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to in Section 5.1(f) are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Section 6.3 or in the related definitions of terms used therein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such changes as if such changes had not been made, provided that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Majority Lenders, so as to reflect such change in accounting principles.

ARTICLE II.

AMOUNT AND TERM OF COMMITMENTS

SECTION 2.1. Commitments. The Lenders shall make Loans to or for the benefit of the Borrower in accordance with their respective Revolving Commitments as provided below in this Section 2.1.

SECTION 2.1.1. Revolving Commitment. On the terms and subject to the conditions of this Agreement (including Article IV), each Lender severally and for itself alone agrees to make Loans to, and to issue or participate in the issuance of Letters of Credit and Swing Line Loans for the account of, the Borrower pursuant to its Revolving Commitment, as described in this Article II and in Article III, respectively. From time to time on any Business Day occurring prior to the Revolving Commitment Termination Date, each Lender, severally and for itself alone, agrees to make revolving loans in Dollars or in one or more Alternative Currencies (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the applicable Borrowing requested by the Borrower to be made on such day pursuant to this Section 2.1.1. The commitment of each Lender described in this Section 2.1.1 is herein referred to as its “Revolving Commitment” and shall be in the amount set forth on the Commitment Schedule as such Lender’s “Revolving Commitment”; provided, however that (a) the aggregate Dollar Equivalent of all Loans which any Lender shall be committed to have outstanding hereunder shall not at any time exceed the product of (i) such Lender’s Revolving Credit Percentage multiplied by the Revolving Loan Availability, (b) the aggregate Dollar Equivalent amount of all Revolving Loans which the Lenders shall be committed to have outstanding hereunder shall not at any time exceed the Revolving Loan Availability and (c) the Dollar Equivalent amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.

SECTION 2.1.2. Swing Line Facility.

(a) Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Revolving Commitment Termination Date swing line loans in Dollars (each, a “Swing Line Loan”). The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Notwithstanding anything herein to the contrary, the aggregate outstanding principal balance of the Swing Line Loans may exceed the Swing Line Lender’s Revolving Credit Percentage of the Revolving Commitment Amount. Until the Revolving Commitment Termination Date, the Borrower may from time to time borrow, repay and reborrow Swing Line Loans under this Section 2.1.2. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Borrower to the Administrative Agent in accordance with Section 2.4. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Majority Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 4.2, be entitled to fund such Swing Line Loan, and to have such Lenders make Revolving Loans in accordance with Section 2.1.2(c) or purchase participating interests in such Swing Line Loan in accordance with Section 2.1.2(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. The Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b) The entire unpaid balance of each Swing Line Loan and all other Obligations shall be immediately due and payable in full in immediately available funds on the Revolving Commitment Termination Date if not sooner paid in full.

(c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Revolving Credit Percentage of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 7.1(e) has occurred (in which event the procedures of Section 2.1.2(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Revolving Credit Percentage on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1.2(c), one of the events described in Section 7.1(e) has occurred, then, subject to the provisions of Section 2.1.2(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Revolving

Credit Percentage of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.1.2(c) and to purchase participation interests in accordance with Section 2.1.2(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.1.2(c) or 2.1.2(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

SECTION 2.2. Reduction of Revolving Commitment Amount. The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the aggregate amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

SECTION 2.3. Various Types of Loans. Each Loan shall be either a Base Rate Loan or a Eurodollar Rate Loan (each a “type” of Loan), as the Borrower shall specify in the related Notice of Borrowing or Continuation/Conversion Notice pursuant to Section 2.4 or 2.6; provided, however, that the Borrower may not request or have outstanding Eurodollar Rate Loans having more than eight (8) different Interest Periods.

SECTION 2.4. Borrowing Procedures. (a) The Borrower shall give notice to the Administrative Agent of each proposed Borrowing not later than (i) in the case of a Borrowing of Revolving Loans denominated in Dollars that are Base Rate Loans, 11:00 A.M. (Chicago time) on the proposed date of such Borrowing, (ii) in the case of a Borrowing of a Swing Line Loan, 2:00 (Chicago time) on the proposed date of such Borrowing, (iii) in the case of a Borrowing of Revolving Loans that are Eurodollar Rate Loans that are denominated in Dollars, 11:00 A.M. (Chicago time) at least two (2) Business Days prior to the proposed date of such Borrowing and

(iv) in the case of a Borrowing of Revolving Loans that are Eurodollar Rate Loans that are denominated in an Alternative Currency, 11:00 A.M. (Chicago time) at least four (4) Business Days prior to the proposed date of such Borrowing. Each such notice (a “Notice of Borrowing”) shall be requested by telephone with same day written confirmation by facsimile transmission, substantially in the form of Exhibit B hereto, specifying therein the date, the amount and type of such Borrowing and, in the case of a Borrowing of Eurodollar Rate Loans, the initial Interest Period therefor. Promptly following receipt of any such notice, the Administrative Agent shall advise each Lender thereof. All Loans requested on the Closing Date shall be Base Rate Loans.

(b) Except in the case of a Swing Line Loan, each Lender receiving such notice in a prompt manner (as described in clause (a) above) shall, before 2:00 P.M. (Chicago time) on the date of each proposed Borrowing, make available for the account of its Applicable Lending Office at the principal office of the Administrative Agent in same day funds in Dollars or the applicable Alternative Currency, as applicable, such Lender’s Revolving Credit Percentage of such Borrowing. Subject to Section 2.4(f), after the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the Borrower to such account as the Borrower shall designate from time to time.

(c) Any Lender which does not make funds available at the applicable time specified under this Section 2.4 (any such Lender a “Defaulting Lender”) shall pay to the Administrative Agent on demand interest thereon at the Federal Funds Rate for the number of days from the date of the applicable Borrowing to the date on which such amount becomes immediately available to the Administrative Agent, together with such other compensatory amounts as may be required to be paid by such Lender to the Administrative Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time. A statement of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.4 shall be conclusive in the absence of manifest error. If such amount is not in fact made available to the Administrative Agent by such Lender on the same Business Day as the date of such Borrowing, the Administrative Agent shall be entitled to recover such amount from the Borrower (net of any amount received from the Defaulting Lender pursuant to the provisions of the first sentence of this Section), with interest thereon at the rate then applicable to the Loans comprising such Borrowing, on demand, provided that such payment by the Borrower shall in no way limit or restrict its ability to hold such Lender liable for its failure to so fund.

(d) Each Borrowing shall be in an aggregate amount not less than $1,000,000, or an integral multiple of $500,000 in excess thereof.

(e) Each Notice of Borrowing (whether in writing or by telephone) shall be irrevocable and binding on the Borrower. The Borrower shall provide the Administrative Agent with documents reasonably satisfactory to the Administrative Agent indicating the names of those employees of the Borrower authorized by the Borrower to make telephonic requests for Loans and continuations and conversions thereof, and the Administrative Agent shall be entitled to rely upon such documentation until notified in writing by the Borrower of any change(s) in the names of the employees so authorized. The Administrative Agent shall be entitled, in the absence of willful misconduct, bad faith or gross negligence, to act on the instructions of anyone identifying himself as one of the persons authorized to request Loans and continuations and conversions thereof by telephone and the Borrower shall be bound thereby in the same manner as if the Person were actually so authorized. The Borrower agrees to indemnify and hold the Administrative Agent and each Lender harmless from any and all claims, damages, liabilities, losses, and reasonable out-of-pocket costs and expenses (including Attorney Costs and excluding loss of anticipated profits) which may arise or be created by the acceptance of instructions for making, continuing or converting any Loans by telephone, in the absence of willful misconduct, bad faith or gross negligence. In the case of any request for a Borrowing of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure (i) to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV or (ii) to otherwise make the Borrowing in accordance with such Notice of Borrowing, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Credit Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Revolving Credit Percentage available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such Revolving Credit Percentage available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon (net of any amounts received from such Defaulting Lender in respect of such Defaulting Lender’s Revolving Credit Percentage of such Borrowing), for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loans as part of such Borrowing for purposes of this Agreement.

(g) The failure of any Lender to make the Loans to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.5. Evidence of Loans. The Loans made by each Lender shall, if requested by such Lender, be evidenced by the Notes payable to such Lender. All Loans and payments hereunder shall be recorded on the books of the Lender making such Loan or receiving such payment, which shall be rebuttable presumptive evidence of the amount of such Loans outstanding at any time hereunder. Notwithstanding any term or condition of this Agreement to the contrary, however, the failure of any Lender to record the date and amount of any Loan made by such Lender hereunder or error in so recording shall not limit or otherwise affect the obligations of the Borrower to repay any such Loan and interest thereon; provided that if there is an error in so recording there shall be a rebuttable presumption that the records of the Administrative Agent are true and correct as to the amount of the Loan.

SECTION 2.6. Continuation/Conversion Procedures. Subject to Sections 2.3 and 2.4, the Borrower may convert any outstanding Loans (other than Swing Line Loans) of one type into Loans of another type or continue any outstanding Eurodollar Rate Loan as a Eurodollar Rate Loan, in each case by giving notice thereof to the Administrative Agent not later than 11:00 A.M. (Chicago time), (a) in the case of a conversion of a Eurodollar Rate Loan into a Base Rate Loan, on or before the proposed date of such conversion and (b) in the case of a continuation of a Eurodollar Rate Loan as, or a conversion of a Base Rate Loan into, a Eurodollar Rate Loan, at least two (2) Business Days prior to the proposed date of such continuation or conversion; provided, that Eurodollar Rate Loans may be continued or converted only as of the last day of the Interest Period applicable thereto (unless all payments which are due, if any, under Section 2.11 are made in connection with such continuation or conversion). Each such notice (a Continuation/Conversion Notice”) shall be by telephone with same day written confirmation by facsimile transmission substantially in the form of Exhibit C, specifying therein the date and amount of such continuation or conversion, the type of the Loan to be so converted or continued, and, in the case of a continuation of or conversion into a Eurodollar Rate Loan, the new Interest Period therefor. Promptly upon receipt of such notice (which shall be effective upon receipt by the Administrative Agent), the Administrative Agent shall advise each Lender thereof. Subject to Sections 2.18 and 2.19, such Loan shall be so converted or continued on the requested date of conversion or continuation; provided that each conversion or continuation shall be on a Business Day and, after giving effect to any such conversion or continuation, the aggregate principal amount of each outstanding Eurodollar Rate Loan shall be at least $1,000,000 and an integral multiple of $500,000. Each Eurodollar Rate Loan shall automatically convert to a Base Rate Loan at the end of the Interest Period applicable thereto, unless (i) in the case of an expiring Eurodollar Rate Loan, the Borrower shall have delivered to the Administrative Agent a Continuation/Conversion Notice not less than two (2) nor more than ten (10) Business Days prior to the last day of the Interest Period applicable thereto, and (ii) all of the other conditions contained in this Section 2.6 are satisfied; provided, however, that, in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month.

SECTION 2.7. Pro Rata Treatment. All Borrowings, continuations, conversions, prepayments, repayments and mandatory and voluntary Revolving Commitment Amount reductions shall be effected so that after giving effect thereto each Lender will have a ratable share (according to its Revolving Credit Percentage) of all Loans and Letters of Credit and of the Revolving Commitment Amount.

SECTION 2.8. Principal Payments. Repayments and prepayments of principal of the Loans shall be made in accordance with this Section 2.8.

SECTION 2.8.1. Repayments and Prepayments.

The Borrower will make payment in full in Dollars or the applicable Alternative Currency of all unpaid principal of all Loans and all other principal Obligations which are then outstanding on the Revolving Commitment Termination Date. Without limiting the foregoing, and in addition thereto, the Borrower:

(a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that:

(i) any such prepayment of a Eurodollar Rate Loan prior to the last day of the Interest Period for such Loan shall be subject to Section 2.11,

(ii) no such prepayment of a Eurodollar Rate Loan may be made which, after giving effect thereto, would result in the aggregate outstanding principal amount of any remaining Eurodollar Rate Loans to be equal to an amount other than $1,000,000 or an integral multiple of $500,000 in excess thereof,

(iii) each such voluntary prepayment shall require written notice by 11:00 A.M. (Chicago time) on such Business Day but no more than five (5) Business Days prior to such prepayment, and

(iv) each such voluntary prepayment shall be in a minimum amount of $1,000,000 and an integral multiple of $500,000 in excess thereof (or, if less, the aggregate principal amount of all Loans outstanding);

(b) shall, unless the Majority Lenders and the Borrower shall otherwise agree, and subject to the Intercreditor Agreement, upon the consummation of any Disposition of any property of the Borrower or any of its Subsidiaries (excluding Dispositions permitted under Section 6.2(g) (other than any Permitted Dispositions to the extent a prepayment is required pursuant to the clause (c)(iii)(B) of the definition of “Permitted Disposition” set forth herein)) or Recovery Event, unless a Reinvestment Notice shall be delivered in respect thereof, make a mandatory prepayment of the Loans in an amount equal to the Net Cash Proceeds with respect to such transaction within three (3) Business Days of the receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds (provided that the Borrower shall promptly provide notice to the Administrative Agent of the receipt of such Net Cash Proceeds) of such Disposition or Recovery Event; provided, however, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of any Recovery Events that may be excluded from the foregoing application requirement pursuant to a Reinvestment Notice shall not exceed $15,000,000 in any Fiscal Year of the Borrower and (ii) on each Reinvestment Prepayment Date Revolving Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth above. The provisions of this Section do not constitute a consent to the consummation of any transaction not permitted by this Agreement;

(c) shall, at any time that the Revolving Extensions of Credit at such time exceed an amount equal to 105% of the Revolving Commitment Amount then in effect, then, within two Business Days after receipt of notice from the Administrative Agent, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the Letter of Credit Obligations in an aggregate amount sufficient to reduce such Revolving Extensions of Credit as of such date of payment to an amount not to exceed 100% of the Revolving Commitment Amount then in effect;

(d) shall, at any time that the Letter of Credit Obligations in respect of all Letters of Credit exceeds an amount equal to 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of notice from the Administrative Agent, the Borrower shall Cash Collateralize the Letter of Credit Obligations in an aggregate amount sufficient to reduce such Letter of Credit Obligations as of such date of payment to an amount not to exceed 100% of the Letter of Credit Sublimit then in effect;

(e) shall, at any time that the Letter of Credit Obligations in respect of all Financial Letters of Credit exceeds an amount equal to 105% of the Financial Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of notice from the Administrative Agent, the Borrower shall Cash Collateralize the Letter of Credit Obligations in respect of Financial Letters of Credit in an aggregate amount sufficient to reduce such Letter of Credit Obligations in respect of Financial Letters of Credit as of such date of payment to an amount not to exceed 100% of the Financial Letter of Credit Sublimit then in effect;

(f) shall, at any time that the Dollar Equivalent amount of all Revolving Loans denominated in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of notice from the Administrative Agent, the Borrower shall prepay such Revolving Loans in an aggregate amount sufficient to reduce such the Dollar Equivalent Amount of Revolving Loans as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect;

(g) shall, immediately upon any acceleration of the maturity of any Loans pursuant to Section 7.2, repay all Loans; and

(h) each repayment and prepayment of any Loans made pursuant to this Section 2.8.1 shall be without premium or penalty, except as may be required by Section 2.11, and shall be applied in accordance with Section 2.8.2. Other than any mandatory prepayment of principal of the Loans in accordance with Section 2.8.1(b) and as provided in Sections 2.2 and 7.2, no mandatory or voluntary prepayment of principal of the Loans shall cause a permanent reduction in the Revolving Commitment Amount. Each mandatory prepayment of principal of the Loans in accordance with Section 2.8.1(b) shall result in a permanent reduction in the Revolving Commitment Amount in an amount equal to such mandatory prepayment. Each such permanent reduction in the Revolving Commitment Amount shall be allocated among the Lenders in accordance with their respective Revolving Credit Percentage. Prior to the occurrence of a Default, at the Borrower’s option, the Administrative Agent shall hold all mandatory prepayments made pursuant to Section 2.8.1(c) or (f) in escrow in an account for the benefit of the Lenders and shall release such amounts upon the expiration of the Interest Periods applicable to any Revolving Loans being prepaid (it being understood that interest shall continue to accrue on such Revolving Loans until such time as such prepayments are released from escrow and applied to reduce such Revolving Loans).

SECTION 2.8.2. Application. Amounts to be applied in connection with the voluntary and mandatory prepayments paid pursuant to the provisions of Section 2.8.1 (other than, for the avoidance of doubt, any Cash Collateral) shall be applied to the repayment of any outstanding Loans (without any permanent reduction to the Revolving Commitments other than pursuant to Sections 2.8.1(b), 2.2 and 7.2).

SECTION 2.9. Interest Payments. Interest on all Loans shall accrue and be payable in accordance with this Section 2.9.

SECTION 2.9.1. Rates. From the date any Loan is made to the date the principal amount of such Loan is repaid in full, interest shall accrue on the outstanding principal amount of such Loan at a rate per annum:

(a) on that portion of the outstanding principal amount thereof maintained from time to time as a Base Rate Loan (including, without limitation, any Swing Line Loans) equal to the Base Rate from time to time in effect, plus, the then Applicable Base Rate Margin; and

(b) on that portion of the outstanding principal amount thereof maintained from time to time as a Eurodollar Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate for such Interest Period, plus the then Applicable Eurodollar Rate Margin.

SECTION 2.9.2. Default Rate. If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2% (the “Default Rate”). If all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate.

SECTION 2.9.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) with respect to any Loans, on the Revolving Commitment Termination Date;

(b) in the case of any Loan:

(i) on that portion of the outstanding principal amount thereof maintained as a Base Rate Loan, on the last day of each Fiscal Quarter, commencing with the first such day following the Closing Date; and

(ii) on that portion of the outstanding principal amount thereof maintained as a Eurodollar Rate Loan, on the last day of each applicable Interest Period and, if such Interest Period shall exceed three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (or, if there is no numerically corresponding day in such subsequent month or if such numerically corresponding day is not a Business Day, on the next preceding Business Day); and

(c) on that portion of any Loans the maturity of which is accelerated pursuant to Section 7.2, immediately upon such acceleration.

Interest accrued on the principal amount of each Loan or other monetary Obligation arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Revolving Commitment Termination Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 2.9.4. Rate Determinations.

(a) All determinations by the Administrative Agent of any rate of interest applicable to any Loan or other monetary Obligation shall be presumptive evidence of such rate.

(b) If the Administrative Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or that the LIBOR Rate applicable pursuant to Section 2.9.1 for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will immediately give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or continue Eurodollar Rate Loans hereunder, or permit the conversion of Base Rate Loans into Eurodollar Rate Loans, shall be suspended until the Administrative Agent revokes such notice in writing promptly after determining that the circumstances relating to its determination that adequate and reasonable means do not exist for ascertaining the LIBOR Rate no longer exist and no new such circumstances have come into being. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Continuation/Conversion Notice then submitted by it; provided, however, that such revocation shall not cause the Borrower to be obligated to reimburse the Lenders for costs under Section 2.11 in connection with such revocation. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as originally proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

(c) On the date on which the aggregate unpaid principal amount of Loans shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Loans shall, if they are Eurodollar Rate Loans, automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to convert Base Rate Loans into Eurodollar Rate Loans shall terminate. The Borrower shall be obligated to reimburse the Lenders for costs incurred in connection with such automatic conversion in accordance with Section 2.11.

SECTION 2.10. Increased Costs and Reduction of Returns.

(a) If any Issuing Lender or any Lender shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate) in or in the interpretation of any law or regulation occurring after the Closing Date (other than a change in tax law) or (ii) the compliance with any guideline or request (other than a guideline or request relating to taxes) issued after the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to (including a reduction in the sum receivable by) such Issuing Lender or such Lender of agreeing to make or making, funding, continuing or maintaining any of its Loans as, or converting (or its obligation to convert) any portion of the principal amount of any of its Loans into, Eurodollar Rate Loans, or issuing, maintaining or participating in any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within fifteen (15) days after written demand therefor by the Administrative Agent on behalf of such Issuing Lender or such Lender in the form of a certificate as to such amounts, showing a calculation of such amounts in reasonable detail, submitted to the Borrower and the Administrative Agent by such Issuing Lender or such Lender which certificate shall be presumptive evidence of such amounts (which demand the Administrative Agent hereby agrees to deliver), immediately pay to the Administrative Agent for the account of such Issuing Lender or such Lender, from time to time as specified by such Issuing Lender or such Lender, additional amounts as are sufficient to compensate such Issuing Lender or such Lender for such increased cost (including such reduced amount).

(b) If any Issuing Lender or any Lender shall have determined that (i) the introduction after the Closing Date of any Capital Adequacy Regulation, (ii) any change after the Closing Date in any Capital Adequacy Regulation, (iii) any change after the Closing Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Issuing Lender or such Lender (or its Applicable Lending Office) or any corporation controlling such Issuing Lender or such Lender, with any Capital Adequacy Regulation issued after the Closing Date, in any such case affects or would affect the amount of capital required or expected to be maintained by such Issuing Lender or such Lender or any corporation controlling such Issuing Lender or such Lender and (taking into consideration such Issuing Lender’s or such Lender’s or such corporation’s policies with respect to capital adequacy and such Issuing Lender’s or such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its commitment to issue, its issuance of or participation in any Letter of Credit or its Revolving Commitments, Loans, credits or obligations under this Agreement, then, within fifteen (15) days after written demand therefor by the Administrative Agent on behalf of such Issuing Lender or such Lender in the form of a certificate as to such amounts, showing a calculation of such amounts in reasonable detail, submitted to the Borrower and the Administrative Agent by such Issuing Lender or such Lender which certificate shall be presumptive evidence of such amounts (which demand the Administrative Agent hereby agrees to deliver), the Borrower shall pay to the Administrative Agent for the account of such Issuing Lender or such Lender, from time to time as specified by such Issuing Lender or such Lender, additional amounts as are sufficient to compensate such Issuing Lender or such Lender or such corporation for such increase.

(c) Without limiting the generality of clauses (a) and (b) of this Section 2.10, in the event that any Issuing Lender, in compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) or any Capital Adequacy Regulation issued after the Closing Date, or as a result of any change after the Closing Date in the interpretation or administration of any such guideline or Capital Adequacy Regulation by any central bank or Governmental Authority charged with the interpretation or administration thereof, determines that a Performance Letter of Credit should have been characterized at the time of issuance thereof or should be recharacterized as a Financial Letter of Credit, then the Borrower shall be liable for, and shall from time to time, upon demand therefor by such Issuing Lender in the form of a certificate as to such amounts, showing a calculation of such amounts in reasonable detail, submitted to the Borrower and the Administrative Agent by such Issuing Lender, which certificate shall be presumptive evidence of such amounts (with a copy to the Administrative Agent), within fifteen (15) days after written demand therefor by the Administrative Agent on behalf of such Issuing Lender (which demand the Administrative Agent hereby agrees to deliver), pay to the Administrative Agent, for the account of such Issuing Lender, from time to time as specified by such Issuing Lender, such additional amounts as are sufficient to cause such Issuing Lender to receive Letter of Credit Fees under Section 3.3(a) from the date of issuance or recharacterization, as the case may be.

(d) Each Issuing Lender and each Lender agree to notify the Borrower and the Administrative Agent in writing promptly of any circumstances that would cause the Borrower to pay additional amounts pursuant to this Section 2.10, provided that the failure to give such notice shall not affect the Borrower’s obligation to pay such additional amounts hereunder. Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall have no obligation to pay any additional amounts under clause (a), (b) or (c) of this Section 2.10 unless the claiming Issuing Lender or Lender shall have made demand upon the Borrower for such additional amounts within six (6) months after the claiming Issuing Lender or Lender obtained knowledge of the circumstances that would cause the Borrower to pay such additional amounts; provided, however, that the foregoing limitation shall not apply to any such additional amounts arising out of the retroactive application of any law, regulation, rule guideline or directive within such six (6) month period. A Lender or Issuing Lender shall be deemed to have obtained knowledge of any circumstances that would cause the Borrower to pay such additional amounts if any rules with respect to such increase have been published in the Federal Register and such knowledge shall be deemed to have been obtained on the later of the date when such new rule (i) is published in the Federal Register and (ii) becomes effective. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower in this Section 2.10 shall survive the payment of all other Obligations.

(e) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 2.10, then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to take such actions (including, if applicable, to change the jurisdiction of its Applicable Lending Office) so as to minimize any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

SECTION 2.11. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

(a) repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the last day of the Interest Period applicable thereto, whether pursuant to Section 2.8 or otherwise, or the compulsory assignment of a Eurodollar Rate Loan of a Non-Consenting Lender pursuant to Section 9.1;

(b) any conversion of all or any portion of the outstanding principal amount of any Eurodollar Rate Loans to Base Rate Loans prior to the expiration of the Interest Period then applicable thereto;

(c) any Loans not being made as Eurodollar Rate Loans in accordance with the Notice of Borrowing therefor (except in the event of a revocation of a Notice of Borrowing pursuant to Section 2.9.4 (b)); or

(d) any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice given therefor, then, upon the request by the Administrative Agent on behalf of such Lender in the form of a certificate as to such amounts, showing a calculation of such amounts in reasonable detail, submitted to the Borrower and the Administrative Agent by such Lender, which shall be presumptive evidence of such amounts (which request the Administrative Agent hereby agrees to deliver), the Borrower shall pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Solely for purposes of calculating amounts payable by the Borrower to such Lenders under this Section 2.11, each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the rate used in determining the LIBOR Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded. Any claim by a Lender for reimbursement under this Section 2.11 shall be set forth in a certificate delivered by such Lender to the Borrower and the Administrative Agent showing in reasonable detail the basis for such calculation and shall be presumptive evidence of such amounts. The agreements and obligations of the Borrower in this Section 2.11 shall survive the payment of all other Obligations.

If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 2.11, then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to take such actions (including, if applicable, to change the jurisdiction of its Applicable Lending Office) so as to minimize any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

SECTION 2.12. Illegality.

(a) If any Lender shall determine that the introduction of any Applicable Law, or any change in any Applicable Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the obligation of that Lender to make, convert into or continue Eurodollar Rate Loans, shall be suspended until such Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender shall determine that it is unlawful to maintain any Eurodollar Rate Loan, the Borrower shall prepay in full all Eurodollar Rate Loans of that Lender then outstanding, together with interest accrued thereon, or convert such Eurodollar Rate Loans into Base Rate Loans, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, upon request therefor if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans until the last day of the Interest Period, together with any amounts required to be paid in connection therewith pursuant to Section 2.11.

(c) If the Borrower is required to prepay any Eurodollar Rate Loan immediately as provided in Section 2.12(b), then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(d) If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Administrative Agent that all Loans which would otherwise be made by such Lender as Eurodollar Rate Loans shall instead be Base Rate Loans.

(e) Before giving any notice to the Administrative Agent pursuant to this Section 2.12, the affected Lender shall designate a different Eurodollar Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

(f) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 2.12, then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to take such actions (including, if applicable, to change the jurisdiction of its Applicable Lending Office) so as to minimize any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

SECTION 2.13. Right of the Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurodollar Rate Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

SECTION 2.14. Non-Use Fee and Fee Obligations Generally.

(a) Non-Use Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a Non-Use Fee (the “Non-Use Fee”) in an amount equal to the product of (i) the Applicable Non-Use Fee Percentage multiplied by (ii) the daily average amount by which the Revolving Commitment Amount exceeds the sum of the outstanding principal balance of the Revolving Loans plus the then Letter of Credit Obligations, for the period from the Closing Date until the Revolving Commitment Termination Date. The Non-Use Fee shall be payable quarterly in arrears on the last day of each Fiscal Quarter for the Fiscal Quarter then ended and on the Revolving Commitment Termination Date. Solely for purposes of calculating the Non-Use Fee under this Section 2.14(a), the equivalent in Dollars of the undrawn face amount of each Letter of Credit made in an Alternative Currency shall be determined on the date of issuance of such Letter of Credit and shall be redetermined as of the last Business Day of each calendar month thereafter during which such Letter of Credit remains outstanding, with no interim adjustments with respect to any fluctuations in the value of such Alternative Currency.

(b) Other Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

(c) Fee Obligations. The obligation of the Borrower to pay the fees described in this Section 2.14, and the Letter of Credit Fees described in Section 3.3, shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest and expenses and other amounts otherwise described in this Agreement. The fees described in this Section 2.14 shall be fully earned on the earlier of the date paid or accrued and shall be non-refundable. The Letter of Credit Fees and the fees described in this Section 2.14 shall bear interest, if not paid when due, at the Default Rate.

SECTION 2.15. Payments and Computations.

(a) Allocation. All payments by the Borrower pursuant to this Agreement or any other Loan Document, whether in respect of principal of or interest on Loans or other Obligations, shall be made by the Borrower in Dollars or in the applicable Alternative Currency no later than 1:00 P.M. (Chicago time) on the day when due to the Administrative Agent in same day funds. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments in respect of principal of or interest on Loans or Letter of Credit Obligations shall (unless otherwise specified herein) be made by the Borrower to the Administrative Agent for the account of the Lenders pro rata according to the respective unpaid principal amounts of the Loans made by them or to their respective participation or other interests in such Letter of Credit Obligations, as the case may be. The payment of all fees referred to in Section 2.14 and Section 3.3 shall (unless otherwise specified therein) be made by the Borrower to the Administrative Agent for the account of the Lenders entitled thereto. All other amounts payable to the Administrative Agent or any Lender under this Agreement or any other Loan Document shall be paid to the Administrative Agent for the account of the Person entitled thereto. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.7(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The Administrative Agent shall promptly remit to each Lender in immediately available funds and in Dollars such Lender’s share of all such payments received by the Administrative Agent for the account of such Lender.

(b) All computations of interest or fees hereunder or under any other Loan Document shall be made by the Administrative Agent on the basis of a year of 360 days, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e) All payments of principal, interest, fees and all expenses and other amounts due hereunder or under any other Loan Document payable to the Lenders shall be made without condition and in same day funds and delivered to the Administrative Agent on the date thereof not later than the applicable cut-off time described in Section 2.15(a), and funds received by the Administrative Agent after that time shall be deemed to have been paid on the next succeeding Business Day.

(f) Each payment of principal shall be applied to such Loans as the Borrower shall direct by notice received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, first, to the unpaid principal amount of any outstanding Base Rate Loans, second, to the unpaid principal amount of any outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods, and then as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

SECTION 2.16. Taxes.

(a) Subject to Section 2.16(d), any and all payments by the Borrower to each Lender or the Administrative Agent under this Agreement shall be made free and clear of, and without, unless required by Applicable Law (in which case Section 2.16(d) shall apply), deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Person’s net income (including branch profits taxes), and franchise taxes are imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains any Applicable Lending Office or any political subdivision of the foregoing (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents other than amounts as are being contested in good faith (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 2.16(g), the Borrower shall indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes paid by Lender or the Administrative Agent as a result of its Revolving Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto (other than liability resulting from the gross negligence, bad faith or willful misconduct of such Lender or the Administrative Agent), whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date Lender or the Administrative Agent makes written demand therefor in the form of a certificate as to such amounts, showing a calculation of such amounts in reasonable detail, submitted to the Borrower and the Administrative Agent by such Lender, which shall be presumptive evidence of such amounts, which written demand shall be made no sooner than thirty (30) days prior to the date Lender intends to pay such Taxes or Other Taxes and no later than ninety (90) days after such payment.

(d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, subject to Section 2.16(g):

(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) the Borrower shall make such deductions; and

(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender other than a Lender which is (1) a U.S. person (within the meaning of IRC Section 7701(a)(30)) and (2) treated as a corporation for U.S. federal income tax purposes agrees that:

(i) it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 9.7 after the Closing Date, the date upon which Lender becomes a party hereto) deliver to the Borrower through the Administrative Agent two accurate and complete signed originals of IRS Form W-9, Form W-8BEN or W-8 ECI or any successor thereto, in each case (“Withholding Forms”) indicating that the Lender is on the date of delivery thereof exempt from United States withholding tax and entitled to receive payments under this Agreement free from withholding of United States Federal income tax;

(ii) if at any time the Lender makes any changes necessitating a new Withholding Form, it shall with reasonable promptness deliver to the Borrower through the Administrative Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Withholding Forms indicating that the Lender is on the date of delivery thereof exempt from United States withholding tax and entitled to receive all payments under this Agreement free from withholding of United States Federal income tax;

(iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in clause (ii) above) requiring a change in or renewal of the most recent Withholding Forms previously delivered by such Lender, deliver to the Borrower through the Administrative Agent two accurate and complete original signed copies of Withholding Forms in replacement for the forms previously delivered by the Lender; and

(iv) it shall, promptly upon the Borrower’s or the Administrative Agent’s reasonable request to that effect, deliver to the Borrower or the Administrative Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender’s tax status for withholding purposes.

(g) The Borrower will not be required to pay any amounts in respect of United States Federal income tax pursuant to Section 2.16(c) or Section 2.16(d) to any Lender for the account of any Applicable Lending Office of such Lender:

(i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 2.16(f) in respect of such Applicable Lending Office;

(ii) if such Lender shall have delivered to the Borrower a Withholding Form in respect of such Applicable Lending Office pursuant to Section 2.16(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Applicable Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Withholding Form; or

(iii) if the Lender shall have delivered to the Borrower a Withholding Form in respect of such Applicable Lending Office pursuant to Section 2.16(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Applicable Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Withholding Form.

(h) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to Section 2.16(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) (including changing the jurisdiction of its Applicable Lending Office) so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

(i) If the Administrative Agent or any Lender determines that it has received a refund or direct credit in respect of and specifically associated with any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, it shall promptly notify the Borrower of such refund or direct credit and shall within 30 days from the date of receipt of such refund or benefit of such direct credit (including any interest paid or credited by the relevant Governmental Authority attributable to such refund or direct credit) to the Borrower but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund or direct credit net of all out-of-pocket expenses of such Person.

(j) Without prejudice to the survival of any other agreement of the Borrower, the Lenders and the Administrative Agent hereunder, the agreements and obligations of the Borrower, the Lenders and the Administrative Agent contained in this Section 2.16 shall survive the payment of all other Obligations.

SECTION 2.17. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but not including any payment made from an assigning Lender to an assignee Lender or a Lender to a Participant on account of an assignment of Loans or participation) on account of the Loans or the Letters of Credit (other than pursuant to Section 2.10, 2.11, 2.12(b), 2.16 or 3.3(b)) in excess of its ratable share of payments on account of such Loans and/or the Letters of Credit obtained by all the Lenders entitled thereto, such Lender shall forthwith purchase from the other Lenders notified of such payment such participations in such Loans and/or Letters of Credit made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase from each such Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.18. Warranty. Each Notice of Borrowing pursuant to Section 2.4 and the delivery of each Letter of Credit Request pursuant to Section 3.2, shall automatically constitute a warranty by the Borrower to the Administrative Agent and each Lender to the effect that on the date of such requested Borrowing or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties contained in the Loan Documents (except to the extent changes in facts or conditions are expressly permitted or required hereunder or thereunder) shall be true and correct in all material respects as of such requested date as though made on the date thereof unless an earlier date is so specified in such representation and warranty and (b) no Event of Default or Default shall have then occurred and be continuing or will result therefrom.

SECTION 2.19. Conditions. Notwithstanding any other provision of this Agreement (other than as set forth in Section 3.4), (a) no Lender (including the Swing Line Lender) shall be obligated to make any Loan, (b) no Lender shall be obligated to convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Rate Loan (other than any Eurodollar Rate Loan denominated in an Alternative Currency, in which case such Eurodollar Rate Loans may be continued as Eurodollar Rate Loans in their original currency with an Interest Period of one month), and (c) no Issuing Lender shall be obligated to issue any Letter of Credit if, in any such case, an Event of Default or Default exists or would result therefrom.

SECTION 2.20. All Obligations Secured. The Loans, the Reimbursement Obligations, and all other Obligations of the Borrower and each other Person to the Administrative Agent, any Issuing Lender, any Lender or any other Secured Party, shall be secured by the Administrative Agent’s Lien, for the benefit of the Secured Parties, on all of the Collateral and by all other Liens heretofore, now, or at any time or times hereafter granted by the Borrower or any other Person to the Administrative Agent, any Issuing Lender, any Lender or any other Secured Party to secure any Obligations. The Borrower agrees that all of the rights of the Secured Parties set forth in this Agreement shall apply to any modification, amendment or restatement of, or supplement to, this Agreement, any supplements or exhibits hereto, and the other Loan Documents, unless otherwise agreed in writing.

SECTION 2.21. Use of Proceeds. The Borrower shall use the proceeds of the Loans for (a) the working capital requirements and general corporate purposes of the Borrower and its Subsidiaries, (b) the refinancing of existing debt of the Loan Parties, (c) the payment of fees and expenses in connection with the consummation of the transactions contemplated by this Agreement and (d) the financing of Capital Expenditures, including the purchase of certain vessels and improvements thereto and related mobilization costs.

SECTION 2.22. Assignment of Commitments Under Certain Circumstances. In the event that the Administrative Agent shall have delivered a notice or certificate on behalf of any Lender pursuant to Section 2.10, 2.12 or 2.16, the Loan Parties shall be required to make additional payments to any Lender under Section 2.16, or any Lender shall become a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and Administrative Agent, not later than sixty (60) days following such Lender’s delivery of such notice or certificate, to require such Lender or Defaulting Lender to transfer and assign, without recourse or discount, in accordance with and subject to the restrictions contained in Section 9.7, all of its interests, rights and obligations under this Agreement (including, without limitation, its Revolving Commitments and its Revolving Credit Percentage of the Obligations) to one or more financial institutions chosen by the Borrower (and approved by the Administrative Agent and the Issuing Lender, which approval shall not be unreasonably withheld) which have agreed to so acquire and assume such interests, rights and obligations. A Lender shall not be required to make any such transfer and assignment unless all Obligations owing to such Lender, including, without limitation, those arising under Sections 2.10, 2.12 and 2.16, have been paid in full and such Lender shall have no further obligations with respect to its Revolving Commitments, and no Lender shall be required to make any such transfer and assignment if prior thereto the circumstances entitling the Borrower to require such a transfer and assignment cease to apply as a result of such Lender’s withdrawing its notice or certificate pursuant to Section 2.10, 2.12 or 2.16, as applicable.

SECTION 2.23. Increase in the Revolving Commitment Amount.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may on one or more occasions, request an increase in the Revolving Commitments by an amount not exceeding $25,000,000 in the aggregate for all such increases (subject to a minimum amount of $10,000,000 for any individual increase). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each

Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Credit Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Lender (which approvals shall not be unreasonably withheld or delayed), the Arranger, in consultation with the Borrower, may also invite additional financial institutions to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. Each of the parties hereto hereby agrees that, upon any Increase Effective Date, this Agreement and the Commitment Schedule shall be deemed amended to the extent (but only to the extent) necessary to reflect the increase to the Revolving Commitment Amount and the increases to the Revolving Commitments under this Section. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrower furnished to the other parties hereto.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained herein and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists. The Borrower shall prepay on a non-ratable basis any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.11) to the extent necessary to keep the outstanding Loans ratable with any revised Revolving Credit Percentages of the Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Increase in the Letter of Credit Sublimit. On any Increase Effective Date, with the written consent of each Issuing Lender, the Letter of Credit Sublimit may be increased by an amount up to the amount of the increase in the Revolving Commitment Amount on such Increase Effective Date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.17 or 9.1 to the contrary.

ARTICLE III.

LETTERS OF CREDIT

SECTION 3.1. Commitment for Letters of Credit. Prior to the Closing Date, Bank of America, N.A., as “Issuing Lender” under the Existing Credit Agreement has issued the Existing L/Cs, which from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender hereunder, in reliance on the agreements of the other Lenders, set forth in Section 3.4, agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1 together with the Existing L/Cs, the “Letters of Credit”) in Dollars or in Alternative Currencies for the account of the Borrower, and each Lender severally agrees to participate in the Letters of Credit (including Existing L/Cs) issued by each Issuing Lender hereunder, in a Dollar Equivalent amount equal to such Lender’s Revolving Credit Percentage, from time to time, on any Business Day during the period commencing on the date hereof, and continuing until the Revolving Commitment Termination Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Letter of Credit Obligations would exceed the Letter of Credit Availability, (ii) the Letter of Credit Obligations in respect of Financial Letters of Credit exceed the Financial Letter of Credit Availability or (iii) the aggregate amount of Available Revolving Commitments would be less than zero. Each Letter of Credit shall expire no later than the earlier of (x) the fourth anniversary of its date of issuance and (y) the date which is prior to the Revolving Commitment Termination Date as in effect at the time of the issuance of the Letter of Credit; provided that any Letter of Credit with a one-year term may provide for renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

SECTION 3.2. Issuance of Letters of Credit.

(a) The Borrower shall give the applicable Issuing Lender prior written notice (a “Letter of Credit Request”) not later than 11:00 A.M. (Chicago time) on the Business Day immediately preceding the date on which the issuance or amendment of a Letter of Credit is requested or, in the case of a requested Letter of Credit to be denominated in an Alternative Currency, on the Business Day immediately preceding the date on which the issuance or amendment of such a Letter of Credit is requested (or, in either case, such shorter time if consented to by the Administrative Agent and such Issuing Lender), specifying:

(i) the requested date for issuance or amendment of such Letter of Credit, which shall be a Business Day;

(ii) the expiry date of such Letter of Credit, which shall be a Business Day;

(iii) the beneficiary of such Letter of Credit;

(iv) the aggregate face amount of such Letter of Credit and the requested currency in which such Letter of Credit is to be denominated;

(v) whether the Letter of Credit to be issued is a Financial Letter of Credit or a Performance Letter of Credit; and

(vi) the conditions for drawing to be included in such Letter of Credit.

Each such Letter of Credit Request shall be by telecopier, telex or cable, confirmed immediately in writing by mail, in substantially the form of Exhibit D and executed by an Authorized Officer of the Borrower.

(b) Upon receipt of a Letter of Credit Request, the applicable Issuing Lender shall promptly send a copy thereof to the Administrative Agent who shall then notify each Lender of the contents thereof. Upon satisfaction of the conditions precedent specified in Article IV hereof, and subject to the provisions of Section 3.2(c), such Issuing Lender shall issue the Letter of Credit requested to be issued by it or amend the Letter of Credit requested to be amended, as the case may be, on the date specified in the Letter of Credit Request; provided that no Issuing Lender shall issue or maintain a Letter of Credit having an expiry date later than the date specified in Section 3.1. Promptly after the issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Administrative Agent and the Borrower.

(c) In the case of a requested Letter of Credit to be denominated in an Alternative Currency, the obligation of the applicable Issuing Lender to issue such Letter of Credit is subject to the confirmation by such Issuing Lender to the Administrative Agent on the Business Day of the requested date of such issuance that such Issuing Lender agrees to issue such Letter of Credit in the requested Alternative Currency, which confirmation shall be promptly forwarded by the Administrative Agent to the Borrower. If such Issuing Lender shall not have so provided to the Administrative Agent such confirmation, the Administrative Agent shall promptly notify the Borrower that such Issuing Lender has not provided such confirmation, and the Borrower’s request for such Letter of Credit in such Alternative Currency shall be deemed to have been thereupon withdrawn by the Borrower.

SECTION 3.3. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent (a) ratably for the account of each Lender, a letter of credit fee for the term of such Letter of Credit at the rate equal to the aggregate face amount outstanding of such Letter of Credit multiplied by (i) in the case of Performance Letters of Credit, subject to Section 2.10(c), the then Applicable Performance Letter of Credit Fee Percentage and (ii) in the case of Financial Letters of Credit, the then Applicable Financial Letter of Credit Fee Percentage, and (b) for the applicable Issuing Lender’s own account (in addition to its Revolving Credit Percentage of the fee payable to it as a Lender, in accordance with clause (a) above), a letter of credit fee for the term of such Letter of Credit of 0.125 of 1% per annum (or such lower amount if agreed to by the applicable Issuing Lender) based upon the aggregate face amount outstanding of each such Letter of Credit and the applicable Issuing Lender’s customary processing fees for the issuance, amendment or renewal of the Letter of Credit. The fee for any Letter of Credit issued by any Issuing Lender hereunder, as determined in accordance with clauses (a) and (b) above (the

“Letter of Credit Fee”), shall be payable quarterly in arrears on the last day of each Fiscal Quarter, on the Revolving Commitment Termination Date and on the earliest of the cancellation, expiration or return of such Letter of Credit to the applicable Issuing Lender; provided that if any Letter of Credit is canceled and/or returned to the applicable Issuing Lender prior to the expiration thereof, the Borrower shall from time to time, upon demand by such Issuing Lender and/or any Lender therefor, immediately pay to such Issuing Lender and/or such Lender additional amounts sufficient to compensate it for its expenses not covered by a previously received Letter of Credit Fee. A certificate as to the amount of such expenses submitted to the Borrower and the Administrative Agent by such Issuing Lender and/or such Lender, showing in reasonable detail the calculation thereof, shall be presumptive evidence of such amount.

SECTION 3.4. Obligations of the Lenders to an Issuing Lender under a Letter of Credit. Each Issuing Lender will notify the Borrower and the Administrative Agent, and the Administrative Agent will thereupon notify each other Lender, promptly upon presentation to it of a draft for payment drawn under, or purporting to be drawn under, a Letter of Credit issued by it; provided that the Administrative Agent and each Lender shall have received notice by 2:00 P.M. (Chicago time) on the Business Day on which such Issuing Lender intends to make payment of each such draft, to the extent that the Borrower fails to provide funds therefor, each other Lender shall make payment to the Administrative Agent, for the benefit of the applicable Issuing Lender in immediately available funds and in Dollars at the applicable Issuing Lender’s Domestic Lending Office of an amount equal to the Dollar Equivalent amount (as calculated by the applicable Issuing Lender) of such Issuing Lender’s payment multiplied by such other Lender’s Revolving Credit Percentage. The obligation of each Lender to make payments to the Administrative Agent for the benefit of each Issuing Lender under this Section 3.4 shall be unconditional, continuing, irrevocable and absolute regardless of whether or not any of the conditions set forth in Article IV are then satisfied. In the event that any Lender fails to make payment to the Administrative Agent for the benefit of any Issuing Lender of any amount due under this Section 3.4, such Issuing Lender shall be entitled to receive the principal and interest otherwise payable to such Lender hereunder with respect to such amount until such Issuing Lender receives such payment from such Lender; provided that nothing contained in this sentence shall relieve such Lender of its obligation to make payment to any Issuing Lender for such amounts in accordance with this Section 3.4.

SECTION 3.5. Reimbursement Obligation. The Borrower agrees unconditionally and irrevocably to pay to the Administrative Agent in Dollars and in immediately available funds for the account of the applicable Issuing Lender (and, to the extent such payments were made by the Lenders pursuant to Section 3.4, for the account of such Lenders), upon demand therefor by the Administrative Agent (which demand the Administrative Agent hereby agrees to deliver), the Dollar Equivalent amount of each payment which is drawn under a Letter of Credit, or which purports to be so drawn (such obligation of the Borrower being referred to herein as a “Reimbursement Obligation” with respect to such Letter of Credit). If at any time the Borrower fails immediately to repay a Reimbursement Obligation pursuant to this Section 3.5, the Borrower shall be deemed to have requested a Revolving Loan which is a Base Rate Loan, as of the date of the payment giving rise to the Reimbursement Obligation, from each Lender, equal in amount to such Lender’s Revolving Credit Percentage multiplied by the Dollar Equivalent amount of the unpaid Reimbursement Obligation, the proceeds of which shall be used to repay such Reimbursement Obligation. If, as a result of a Default or an Event of Default, a Revolving

Loan may not be made on a date on which such Loan would be deemed to have been requested pursuant to the preceding sentence, the unpaid Dollar Equivalent amount of the Reimbursement Obligation shall bear interest at the Default Rate and shall be payable on demand. Regardless of the expiration date of any Letter of Credit, the Borrower shall remain liable with respect to each Letter of Credit and all letter of credit fees shall continue to accrue, until the applicable Issuing Lender is released from liability by every Person which is entitled to draw or demand payment under such Letter of Credit.

SECTION 3.6. Representatives of Beneficiaries. Each Issuing Lender may receive, accept or pay as complying with the terms of such Letter of Credit, any drafts or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in bankruptcy of, or the receiver for any of the property of, the party in whose name such Letter of Credit provides that any drafts or other document should be drawn or issued.

SECTION 3.7. Responsibility of the Administrative Agent, the Issuing Lenders and the Lenders. None of the Administrative Agent, any Issuing Lender or any Lender shall be liable or responsible for:

(a) the use which may be made of the Letters of Credit or for any acts or omissions of the beneficiary(ies) in connection therewith;

(b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) failure of any draft to bear any reference or adequate reference to a Letter of Credit, or failure of documents to accompany any draft at negotiation, or failure of any Person to surrender or to take up a Letter of Credit or to send forward documents, apart from drafts required by the terms of the relevant Letter of Credit, each of which provisions, if contained in such Letter of Credit itself, it is agreed may be waived by the applicable Issuing Lender;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless, or otherwise, whether or not they may be in cipher; or

(e) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit;

except only that the Borrower shall have a claim against an Issuing Lender, and such Issuing Lender shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which are determined to be caused by (i) such Issuing Lender’s willful misconduct, bad faith or gross negligence or (ii) such Issuing Lender’s willful or grossly negligent failure to pay under the relevant Letter of Credit after the presentation to such Issuing Lender by the relevant beneficiary of such Letter of Credit of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

The happening of any one or more of the contingencies referred to in subparagraphs (a), (b), (c), (d) or (e) above shall not affect, impair or prevent the vesting of any of the rights or powers of the Issuing Lenders, the Lenders or the Administrative Agent hereunder. In furtherance and extension and not in limitation of the specific provisions hereinbefore set forth, it is hereby further agreed that any action, inaction or omission taken or suffered by the Administrative Agent, any Issuing Lender or any Lender, under or in connection with a Letter of Credit or the relative drafts, documents or assets, if in conformity with such foreign or domestic laws, customs or regulations as are applicable thereto and without willful misconduct, bad faith or gross negligence, shall be binding upon the Borrower and shall not place the Administrative Agent, any Issuing Lender or any Lender under any resulting liability to the Borrower. The word “assets” as used in this Section 3.7 includes goods and merchandise, as well as any and all documents relative thereto, securities, funds, choses in action, and any and all other forms of property, whether real, personal or mixed and any right or interest of the Borrower therein or thereto.

SECTION 3.8. Modifications to Letters of Credit. In the event of any change or modification with respect to (a) the amount or duration of any Letter of Credit, (b) the drawing, negotiation, presentation, acceptance, or maturity of any drafts, acceptances or other documents, or (c) any of the other terms or provisions of any Letter of Credit, such being done at the request of the Borrower, this Agreement shall be binding upon the Borrower in all respects with regard to the Letter of Credit so changed or modified, inclusive of any action taken by the applicable Issuing Lender or any Lender with respect to such Letter of Credit.

SECTION 3.9. Uniform Customs and Practice for Documentary Credits. Except as otherwise expressly provided in this Agreement or as the Borrower and the Lenders may otherwise expressly agree with regard to, and prior to the issuance of, a Letter of Credit, the “Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500,” as hereafter amended, revised, supplemented, or replaced by other publication of similar effect, shall in all respects be deemed a part hereof as fully as if incorporated herein and shall apply to such Letter of Credit.

SECTION 3.10. Indemnification. The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent, each Issuing Lender and each Lender from and against any and all claims, damages, losses, liabilities, and reasonable out-of-pocket costs or expenses whatsoever (in each case, excluding loss of anticipated profits) which the Administrative Agent, an Issuing Lender or a Lender may incur (or which may be claimed against the Administrative Agent, an Issuing Lender or a Lender by any Person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided that the Borrower shall not be required to indemnify any Issuing Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct, bad faith or gross negligence of such Issuing Lender, the Administrative Agent or any Lender. Nothing in this Section 3.10 is intended to limit the reimbursement obligation of the Borrower contained in Section 3.5 hereof.

SECTION 3.11. Transitional Provisions. The Borrower, Bank of America, N.A., as “Administrative Agent,” and the Existing Lenders are currently parties to the Existing Credit Agreement pursuant to which, among other things, Bank of America, N.A., as “Issuing Lender”

thereunder issued certain “Letters of Credit” (as defined therein) for the account of the Borrower (to the extent outstanding on the Closing Date and set forth on Schedule II, the “Existing L/C’s”). Each of the Existing L/C’s shall remain outstanding and constitute Letters of Credit issued by an Issuing Lender for the account of the Borrower pursuant to this Agreement on the Closing Date for all purposes under this Agreement and any other Loan Document, including, for the purpose of the accrual and payment of Letter of Credit Fees payable pursuant to Section 3.3 for the remaining term of such Existing L/C’s (other than for customary processing fees for the issuance, amendment or renewal of such Existing L/C’s occurring prior to the Closing Date or relating to the deemed issuance thereof occurring on the Closing Date). All “Reimbursement Obligations” and other “Letter of Credit Obligations” (as respectively defined in the Existing Credit Agreement) which remain outstanding on the Closing Date with respect to the Existing L/C’s shall constitute Reimbursement Obligations and Letter of Credit Obligations of the Borrower under this Agreement and shall be included in the calculations of Revolving Loan Availability, Letter of Credit Availability, Swing Line Availability and Financial Letter of Credit Availability. Schedule II sets forth, as of the date hereof, the aggregate outstanding face amount, identifying number, expiry date and name of the beneficiary, with respect to the Existing L/C’s.

SECTION 3.12. Supporting L/C Documents. The Borrower hereby agrees to execute and deliver to each Issuing Lender such letter of credit applications, master letter of credit agreements and other documents as such Issuing Lender may reasonably request in connection with the Letters of Credit issued by such Issuing Lender hereunder (each, a “Supporting L/C Document”). Notwithstanding anything to the contrary herein, to the extent that the terms of any Supporting L/C Document conflict with the terms of this Agreement, the terms of this Agreement shall govern.

ARTICLE IV.

CONDITIONS OF LENDING

SECTION 4.1. Conditions Precedent to Initial Borrowing and Initial Issuance of Letters of Credit. The obligation of each Lender on the Closing Date to make the Loans requested to be made by it and the agreement of the Issuing Lenders to issue the initial Letters of Credit to be issued or deemed issued on the Closing Date shall be subject to the satisfaction of each of the following conditions precedent set forth in this Section 4.1:

(a) Delivery of Documents. The Administrative Agent shall have received counterparts of this Agreement and all other agreements, documents and instruments described in the List of Closing Documents attached hereto as Schedule III (including a legal opinion from counsel to the Loan Parties substantially in the form attached hereto as Exhibit E and the Loan Parties hereby direct their counsel to prepare and deliver the same to the Administrative Agent and the Lenders), each duly executed, completed and acknowledged where appropriate and in form and substance reasonably satisfactory to the Lenders.

(b) Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2004, 2005 and 2006, (ii) unaudited interim consolidated financial statements for the Fiscal Quarter ended March 31, 2007 and (iii) a pro forma unaudited consolidated balance sheet of the Borrower and its Subsidiaries based upon the Borrower’s

March 31, 2007 consolidated balance sheet (the “Pro Forma Balance Sheet”), adjusted to give effect to the Transactions as if such Transactions had occurred on such date, which is consistent in all material respects with the sources and uses of cash for the Transactions previously provided to the Administrative Agent by or on behalf of the Borrower and the forecasts previously provided to the Administrative Agent by or on behalf of the Borrower.

(c) Lender Tax Forms. The Administrative Agent shall have received from each Lender required under Section 2.16 to deliver any Withholding Form, two executed copies of the appropriate Withholding Forms or such other forms or documents (or successor forms or documents) appropriately completed, as may be applicable to establish the extent, if any, to which payments to such Lender pursuant to this Agreement are exempt from withholding or deduction of Taxes imposed by the United States government.

(d) Certification of Pro Forma Financial Tests. The Lenders shall have received a certificate of the chief financial officer of the Borrower certifying on behalf of the Borrower that, after giving pro forma effect to the Transactions, the other transactions contemplated hereby (including the initial Loans made hereunder) and the payment of fees and expenses associated therewith, (i) the Total Leverage Ratio does not exceed the ratio of 5.00 to 1.0 (with Total Funded Debt determined as of the Closing Date and Adjusted Consolidated EBITDA determined for the twelve month period ended March 31, 2007) and (ii) the Interest Coverage Ratio shall not be less than the ratio of 2.00 to 1.00 (determined for the twelve month period ended March 31, 2007).

(e) Lien Search Reports. The Administrative Agent shall have received the results of recent tax, judgment and UCC lien searches in each relevant jurisdiction with respect to the Loan Parties, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by this Agreement.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower certifying on behalf of the Borrower that the Borrower and its Subsidiaries on a consolidated basis, after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

(g) Other Documents. The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any Lender may reasonably request.

(h) Representations and Warranties. The Administrative Agent shall have received evidence reasonably satisfactory to it that each of the representations and warranties set forth in Section 5.1(v) are true and accurate.

(i) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(j) Evidence and Perfection of Liens; Allocation of Collateral. The Administrative Agent shall have received (i) such documents, filings, recordings, or searches as the Administrative Agent may reasonably request to evidence and perfect all Liens granted by the Collateral Documents and (ii) such other evidence that all other actions, including, but not limited to, the payment of all filing and recording fees and taxes, necessary or, in the opinion of the Administrative Agent, desirable to perfect and protect the priority of the security interests and liens created by the Collateral Documents, and to enhance the Administrative Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken or arrangements satisfactory to the Administrative Agent are in place therefor. The Lenders shall have received, prior to the date hereof, an appraisal valuation by Merrill Marine of the assets described in clauses (i) and (ii) of Section 6.1(p) (which appraisal valuation provides that the assets subject to such appraisal valuation have OLVs in the amounts specified in clauses (i) and (ii) of Section 6.1(p)) and such additional assets as may be agreed upon by the parties, and the equipment to be allocated to the collateral described in such clauses shall have been so allocated in a manner reasonably agreed by the Administrative Agent.

(k) Termination of Existing Credit Facilities. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that all Debt and all other obligations of the Loan Parties under the Bareboat Charter Agreement dated as of December 18, 1998, as amended, between CEF 2002, LLC and Great Lakes, the Equipment Financing Debt and the Existing Credit Agreement (other than contingent indemnification and expense reimbursement obligations and obligations with respect to Existing L/Cs) shall be repaid from the proceeds of the initial Loans hereunder, and all agreements and instruments evidencing and securing such Debt shall be terminated. The Administrative Agent shall have received evidence satisfactory to it that, if applicable, arrangements satisfactory to the Administrative Agent have been made for the termination of Liens and security interests granted in connection with the Equipment Financing Debt and the Existing Credit Agreement.

(l) Bonding and Intercreditor Agreements. The Administrative Agent shall have received a fully executed Intercreditor Agreement which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and a certified copy of the Bonding Agreement in existence on the Closing Date, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(m) Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees then earned and due and payable pursuant to Section 2.14 and all costs and expenses which have been invoiced and are payable pursuant to Section 9.4.

(n) Ownership Structure, etc. Each of the Lenders shall be reasonably satisfied with the ownership structure and the shareholder arrangements of the Borrower and each of the Subsidiary Guarantors, including, without limitation, the charter and bylaws (or equivalent documents) of each Loan Party.

(o) Insurance. The Lenders shall be satisfied that the amount, types and terms and conditions of all insurance maintained by the Borrower and each of the Borrower’s Subsidiaries shall be substantially similar to each such Person’s existing insurance and that such insurance reasonably satisfies the requirements of Section 6.1. The Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and the Borrower’s Subsidiaries forming part of the Collateral and all liability policies required by the Loan Documents.

(p) Anti-Terrorism Regulation. To the extent requested, the Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

(q) Other Conditions. The conditions precedent to each Borrowing as provided in Section 4.2 shall be satisfied on the Closing Date.

SECTION 4.2. Conditions Precedent to Each Borrowing and Each Issuance of a Letter of Credit. The obligation (a) of each Lender to make its initial Loans and each subsequent Loan and (b) of each Issuing Lender to issue its initial and each subsequent Letter of Credit (other than the Existing L/C’s) and the Lenders’ obligations to participate in such Letters of Credit shall be subject to each of the following conditions precedent on the date of each such Borrowing or the issuance of such Letter of Credit:

(a) the following statements shall be true and correct (and each of the giving of an applicable Notice of Borrowing, or a Letter of Credit Request, and the acceptance by the Borrower of the proceeds of such Loan, or the issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Loan, or the issuance of such Letter of Credit, such statements set forth in clauses (i) through (iii) are true):

(i) The representations and warranties contained in Section 5.1 and in the other Loan Documents are true and correct in all material respects on and as of the date of such Loan or the issuance of such Letter of Credit, as the case may be, both before and after giving effect to such Loan or the issuance of such Letter of Credit, and, in the case of any such Loan, to the application of the proceeds therefrom, as though made on and as of such date except for any representation or warranty which is specified as being made as of an earlier date, in which case such representation or warranty shall only speak as to such earlier date;

(ii) No event has occurred and is continuing, or would result from such Loan or the issuance of such Letter of Credit, as the case may be, or, in the case of any such Loan, from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

(iii)(A) Loans outstanding plus Letter of Credit Obligations shall not exceed the Revolving Commitment Amount, both before and after giving effect to such Loan and/or Letter of Credit, (B) in the case of the issuance of a Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Availability, both before and after giving effect to such Letter of Credit and (C) in the case of the issuance of a Financial Letter of Credit, the Letter of Credit Obligations in respect of Financial Letters of Credit shall not exceed the Financial Letter of Credit Availability, both before and after giving effect to such Financial Letter of Credit.

(b) no law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, such Lender from making the requested Loan, or issuing or participating in the requested Letter of Credit, as the case may be; and

(c) In the case of any Revolving Loan or Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Majority Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency) or the applicable Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Revolving Loan or Letter of Credit to be denominated in the relevant Alternative Currency.

SECTION 4.3. No Waiver. In no event shall any Lender’s making of any Loan or issuance of or participation in a Letter of Credit hereunder at a time when any condition precedent to any Loan or Letter of Credit, as specified in this Article IV, was not satisfied (a) constitute a waiver of such condition by such Lender with respect to subsequently requested Loans or Letters of Credit, or (b) to the extent such unsatisfied condition constituted a Default or Event of Default, constitute a waiver by any Lender of such Default or Event of Default.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

SECTION 5.1. Representations and Warranties of the Loan Parties. In order to induce the Lenders and the Issuing Lenders to enter into this Agreement, and to make the Loans and issue, maintain and/or participate in the Letters of Credit, each Loan Party which is a party hereto represents and warrants to each Lender and each Issuing Lender as of the Closing Date, and (unless specified to speak only as of a specified date) on and as of the date of any Loan or the issuance, amendment or extension of any Letter of Credit that:

(a) Organization; Corporate Powers. Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except to the extent that such Loan Party’s failure to be in good standing under such laws could not reasonably be expected to have a Material Adverse Effect and except as otherwise as a result of a transaction permitted under Section 6.2(a)(i)), (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which such qualification and good standing are necessary in order for it to conduct its business and own its property as heretofore conducted and owned (except such jurisdictions where failure to so qualify could not reasonably be expected to have a Material Adverse Effect), and (iii) has all requisite power to conduct its business, to own and operate its property and to execute, deliver and perform all of its obligations under the Loan Documents to which it is a party.

(b) Authorizations; Enforceability. Each Loan Party has the requisite authority to execute, deliver and perform each of the Loan Documents executed by it. Each of the Loan Documents to which any Loan Party is party has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c) No Conflict. The execution, delivery and/or performance by each Loan Party of each Loan Document to which it is a party do not and will not, by the lapse of time, the giving of notice or otherwise, (i) constitute a violation of any Applicable Law or a breach of any provision contained in such party’s charter or by-laws or other organizational documents or contained in any material agreement, instrument or document to which the Borrower or any of the Borrower’s Subsidiaries is a party or by which it is bound or (ii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of Borrower or any of its Subsidiaries (other than Liens granted pursuant to the Collateral Documents).

(d) Approvals. No approval, consent or authorization of, or notice to or filing with, any Governmental Authority or any securities exchange is required in connection with the execution, delivery or performance by any Loan Party of any of the Loan Documents or the granting of a Lien on any of the Collateral in the manner and for the purpose contemplated by the Collateral Documents, except (i) filings and recording to perfect such Liens, (ii) those obtained on or prior to the Closing Date and (iii) those which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

(e) Licenses and Permits. Each of the Borrower and each of the Borrower’s Subsidiaries owns or possesses or is licensed or otherwise has the right to use all Permits and other governmental approvals and authorizations, franchises, authorizations and other rights that are reasonably necessary for the operations of its business as currently conducted, without, to the knowledge of Borrower or any of its Subsidiaries, conflict with the rights of any other Person with respect thereto, except where the failure to be so licensed or to have such Permits would not have a Material Adverse Effect.

(f) Financial Reports.

(i) The Pro Forma Balance Sheet, copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions on the Closing Date, (ii) the Loans to be made and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(ii) The consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2004, December 31, 2005, December 31, 2006 and March 31, 2007, and the related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2004 and December 31, 2005 and December 31, 2006 and the Fiscal Quarter ended March 31, 2007 copies of each of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such respective dates and the consolidated results of the operations of the Borrower and its Subsidiaries for such respective periods ended on such dates, all in accordance with GAAP, consistently applied; provided that such financial statements delivered for any period other than a Fiscal Year may lack certain footnote disclosures which would otherwise be required by GAAP and may be subject to normal year-end adjustments. Since December 31, 2006, there has been no change in any circumstances, facts or conditions nor shall an event have taken place which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) Title to Property; Liens; Vessel Due Documentation

(i) Each of the Borrower and each of the Borrower’s Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, real and personal, of any nature whatsoever, free and clear of all Liens, except for Liens permitted by Section 6.2(h). The assets and properties owned by and leased to the Borrower or any of the Borrower’s Subsidiaries which are necessary in the conduct of their respective businesses are in adequate operating condition and repair, ordinary wear and tear and damage due to casualty excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are intended in the conduct of such Person’s business.

(ii) As of the Closing Date and as of the date of each annual delivery of the list of Designated Vessels pursuant to Section 6.4(g), the Borrower and the Subsidiary Guarantors are the sole owners of each Designated Vessel and hold valid legal title to the whole of such Designated Vessels. The Borrower and the Subsidiary Guarantors lawfully own and are lawfully possessed of each Designated Vessel free from any Lien, charge or encumbrance whatsoever, except as permitted pursuant to Section 6.2(h) and except to the extent set forth on Schedule 5.1(g), and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Lenders against the material claims and demands of any Person whomsoever.

(h) No Default. None of the Borrower or any of the Borrower’s Subsidiaries is in violation of any Applicable Law, or in default under any agreement or instrument to which any of such Persons is a party or by which any of their respective properties or assets is bound or affected, which violation or default could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

(i) Litigation; Contingent Liabilities; Labor Matters.

(i) Except as set forth in Schedule 5.1(i) or in the financial statements described in Section 5.1(f), no claims, litigation, arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Loan Parties, overtly threatened against or, to the knowledge of the Loan Parties, are affecting the Borrower or any of the Borrower’s Subsidiaries, or any of their respective properties, assets or revenues, the results of which could reasonably be expected to have a Material Adverse Effect.

(ii) Other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 5.1(i), or provided for or disclosed in the financial statements referred to in Section 5.1(f), as of the Closing Date, none of the Borrower or any of the Borrower’s Subsidiaries has any contingent liabilities which could reasonably be expected to have a Material Adverse Effect.

(j) Patents, Trademarks and Licenses. The Borrower and each of the Borrower’s Subsidiaries owns or possesses all the licenses, patents, copyrights, trademarks, service marks, trade names, and other similar property rights which are reasonably necessary for the present conduct of its business, without, to the knowledge of Borrower or any of its Subsidiaries, conflict with the rights of any other Person with respect thereto, except where the failure to own or possess such property, or the existence of any such conflict, could not reasonably be expected to have a Material Adverse Effect.

(k) ERISA. As to each Plan which is not a Multiemployer Plan and which is intended to be qualified under Section 401(a) of the IRC as currently in effect, either (i) such Plan has been determined by the IRS to be so qualified, and each trust related to such Plan has been determined to be exempt from federal income taxation under Section 501(a) of the IRC as currently in effect, (ii) an application for a determination for such Plan has been filed and is now pending with the IRS, or (iii) the failure of such Plan to be so qualified or determined to be exempt could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as disclosed on Schedule 5.1(k), none of the Borrower or any of the Borrower’s Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. None of the Borrower, or any of the Borrower’s Subsidiaries or any ERISA Affiliate has failed to comply with any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan which failure could reasonably be expected to have a Material Adverse Effect. No Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived. Except as disclosed on Schedule 5.1(k), none of the Borrower, or any of its Subsidiaries or any ERISA Affiliate nor to the knowledge of the Loan Parties any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC which could reasonably be expected to have a Material Adverse Effect or (ii) has taken or failed to take with respect to any Plan any action which would constitute or result in a Termination Event. None of the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate has incurred any potential liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. None of the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as disclosed on Schedule 5.1(k), none of the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. None of the Borrower or any of its Subsidiaries or any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. None of the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year.

(l) Environmental Matters.

(i) Except as specifically disclosed in Schedule 5.1(l), the ongoing operations of the Borrower and each of the Borrower’s Subsidiaries have complied and currently comply in all respects with all Environmental Laws, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(ii) Except as specifically disclosed in Schedule 5.1(1), each of the Borrower and each of the Borrower’s Subsidiaries has obtained all Permits required under any Environmental Law (“Environmental Permits”) and necessary for its ordinary course operations, all such Environmental Permits have been and are currently in good standing in all respects, and the Borrower and each of the Borrower’s Subsidiaries is and has been in compliance with all terms and conditions of each such Environmental Permit, except in each case, where the failure to obtain, remain in good standing, or otherwise be in compliance with, such Environmental Permit could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(iii) None of the Borrower or any of the Borrower’s Subsidiaries or any of their respective present or to the Loan Parties’ knowledge, former Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any pending or, to any Loan Party’s knowledge threatened, claim or proceeding under Environmental Laws, nor has been notified that it is a potentially responsible party, respecting any Environmental Law, Environmental Claim or Hazardous Material which, in any such case, could reasonably be expected to have a Material Adverse Effect.

(iv) As of the Closing Date, except as specifically disclosed in Schedule 5.1(l), none of the Borrower or any of the Borrower’s Subsidiaries or any of their respective present or to the Loan Parties’ knowledge, former Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any pending or, to any Loan Party’s knowledge threatened, claim or proceeding under Environmental Laws, nor has been notified that it is a potentially responsible party, respecting any Environmental Law, Environmental Claim or Hazardous Material which, in any such case, could reasonably be expected to result in liabilities or expenses of the Borrower or any of the Borrower’s Subsidiaries in excess of $3,000,000.

(v) Except as specifically disclosed in Schedule 5.1(l), there are no Hazardous Materials or other conditions or circumstances existing with respect to any current or, to the knowledge of any Loan Party, former Property, or arising from operations prior to the Closing Date, of the Borrower or any of the Borrower’s Subsidiaries that could reasonably be expected to give rise to Environmental Claims which would have a Material Adverse Effect. To the best knowledge of the Loan Parties, as of the Closing Date, none of the Borrower or any of the Borrower’s Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, (y) that are not in compliance with any Environmental Permits or Environmental Laws, or (z) with respect to which a Release has occurred, on or off-site. The Borrower and each of the Borrower’s Subsidiaries has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment of which the Loan Parties have knowledge in a manner consistent with all applicable laws and have met all notification requirements under Title III of CERCLA and all other Environmental Laws except where a failure to so notify such employees could not reasonably be expected to have a Material Adverse Effect.

(vi) To the best knowledge of the Loan Parties, except as specifically disclosed in Schedule 5.1(l), as of the Closing Date, none of the Properties has at any time been operated as a treatment, storage or disposal facility.

(vii) To the best knowledge of the Loan Parties, except as set forth in Schedule 5.1(l), none of the Borrower or any of the Borrower’s Subsidiaries has any contingent liability in connection with (1) any actual, threatened, or potential Release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises now or previously owned or occupied by the Borrower or any of the Borrower’s Subsidiaries or on any other premises or from any vessel or vehicle owned, operated or leased by the Borrower or any of Borrower’s Subsidiaries that could reasonably be expected to have a Material Adverse Effect or (2) any other unsafe or unhealthful condition that could reasonably be expected to have a Material Adverse Effect.

(m) Payment of Taxes. The Borrower and each of the Borrower’s Subsidiaries have filed all federal income and other federal, state and local tax returns and other reports as required by law, and have paid all taxes and other similar charges (including employment taxes) that are due and payable, after giving effect to any extensions therefor, except (i) such taxes, if any, that are being contested in good faith by appropriate proceedings and have been adequately reserved against in accordance with GAAP or (ii) any such returns, taxes, or charges the nonfiling or nonpayment of which could not be reasonably expected to have a Material Adverse Effect. None of the Loan Parties has any knowledge of any proposed tax assessment against any of them or against any Subsidiaries of the Borrower not constituting Loan Parties for which adequate provision has not been made on its accounts. The provisions for taxes on the books of the Borrower and each of the Borrower’s Subsidiaries are adequate for all open years, and for its current fiscal period.

(n) Fiscal Year. The Borrower and each of the other Loan Parties has established a Fiscal Year ending on December 31 each year.

(o) Governmental Regulation. None of the Loan Parties is subject to regulation under the Interstate Commerce Act, the Investment Company Act of 1940, the Federal Power Act or any other Applicable Law that restricts such Loan Party’s ability to incur debt, guaranty obligations or grant Liens, except to the extent that such regulation could not reasonably be expected to have a Material Adverse Effect.

(p) Margin Regulations. None of the Borrower or any of the Borrower’s Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each of the quoted terms is defined or used in Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time). No part of the proceeds of any of the Loans and no Letter of Credit has been used for so purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X.

(q) Other Loan Documents. The representations and warranties made by each Loan Party contained in each Loan Document are true and correct in all material respects.

(r) Corporate Structure; Capitalization; Citizenship. As of the Closing Date, a complete and correct disclosure of each Subsidiary of the Borrower in existence as of the Closing Date is set forth in Schedule 5.1(r)(i), together with the names, jurisdictions of organization, and the percentage of shares of such Persons owned by the Borrower and each Subsidiary of the Borrower as of the Closing Date. As of the Closing Date, the names and ownership percentages (stated both on an outstanding and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of each Subsidiary of the Borrower, and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to such Subsidiary’s Capital Stock, are completely and accurately set forth in Schedule 5.1(r)(ii). As of the Closing Date, the issued and outstanding shares of Capital Stock of the Borrower and each Subsidiary of the Borrower have been validly issued, are fully paid and nonassessable and the issued and outstanding shares of Capital Stock of each Subsidiary of the Borrower are owned directly or indirectly by the Borrower or the other applicable Persons as described in Schedule 5.1(r)(i), free and clear of all Liens (other than Liens permitted hereunder). No shares of Capital Stock of such Subsidiary are held as or otherwise constitute treasury stock. As of the Closing Date, no authorized but unissued shares of Capital Stock of any Subsidiary of the Borrower are subject to any option, warrant, right to call, preemptive right or other commitment of any kind whatsoever. Each of the Borrower and Great Lakes is a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended, and pursuant to 46 U.S.C. Section 12103(b) and 46 U.S.C. Section 50501, as amended, and is entitled to own, document and operate vessels in the coastwise trade under the laws of the United States.

(s) Debt; Contingent Obligations; Solvency. As of the Closing Date, the financial statements referred to in Section 5.1(f) contain a complete and accurate disclosure in all material respects of (i) all Debt of Borrower and its Subsidiaries outstanding as of the respective dates of such financial statements and (ii) all material loss contingencies and other material contingent obligations of Borrower and its Subsidiaries as of such dates, except for Guaranties disclosed on Schedule 6.2(f). As of the Closing Date, none of the Borrower or any of the Borrower’s Subsidiaries has incurred any other Debt or Guaranties since the respective dates of such financial statements, except as would have been permitted under Sections 6.2(f) and 6.2(i) of this Agreement had this Agreement been in effect at the time of the incurrence of any such additional Debt or Guaranties. As of the Closing Date, none of the Borrower or any of its Subsidiaries has incurred any loss contingencies or other contingent obligations since the respective dates of such financial statements which could reasonably be expected to have a Material Adverse Effect. The Borrower and the other Loan Parties, on a consolidated basis, are Solvent prior to, and on the date of each Borrowing or Issuance of a Letter of Credit, after giving effect to the consummation of the Transactions, including the Loans made, or to be made, and Letters of Credit issued, or to be issued, to the Borrower.

(t) Insurance. As of the Closing Date, Schedule 5.1(t) sets forth a complete and accurate list in all material respects of insurance policies and programs in effect with respect to the properties and businesses of the Borrower and each of the Borrower’s Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder and (iv) the policy or other identification number thereof. Such insurance policies and programs are in such forms and amounts, and provide coverage against such risks as are required by Section 6.1(c) and are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

(u) Collateral Documents. The provisions of the Collateral Documents executed by any Loan Party in favor of the Administrative Agent evidence legal, valid, enforceable and continuing Liens, in favor of the Administrative Agent for the benefit of the Secured Parties, in all right, title and interest of such Loan Party in any and all of the Collateral described therein, securing the Obligations from time to time outstanding, and upon all proper filings and recordings being duly made in the locations referred to in the applicable Collateral Documents or the taking of possession of the Collateral by the Administrative Agent in accordance with the provisions of such Collateral Documents, each of such Liens created pursuant to the Collateral Documents constitutes a fully perfected first or second priority Lien in all right, title and interest of such Loan Party in such Collateral superior in right to any Liens (other than the Liens of Travelers), existing or future, which such Loan Party or any creditors thereof or purchasers therefrom, or any other Person, may have against such Collateral or interests therein, except for Liens permitted by Section 6.2(h). Each Ship Mortgage on United States flag vessels will constitute as of the date and time of filing with the NVDC a preferred mortgage pursuant to § 31322(a) of Title 46 of the United States Code. Each Ship Mortgage on Republic of the Marshall Islands flag vessels will constitute as of the date and time of filing with the Maritime Administrator of the Republic of the Marshall Islands a preferred mortgage pursuant to the Republic of the Marshall Islands Preferred Ship Mortgage and Maritime Liens Act, codified at § 303 of the Republic of the Marshall Islands Maritime Act, 1990, as amended, and also pursuant to §31301(6)(B) of Title 46 of the United States Code.

(v) The Transactions. (i) All governmental and material third party approvals necessary in connection with the Transactions have been obtained and are in full force and effect,

and all applicable waiting periods have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose materially adverse conditions on any of the Transactions and (ii) no actions, suits or proceedings are pending or threatened with respect to any of the Transactions or any Loan Document which the Administrative Agent or the Majority Lenders shall reasonably determine could reasonably be expected to have a Material Adverse Effect.

(w) Accuracy of Information. The schedules, certificates and other written statements and information furnished to the Administrative Agent, the Issuing Lenders and the Lenders by or on behalf of any Loan Party in connection with the negotiation of this Agreement and the other Loan Documents do not contain any material misstatement of material fact or omit to state a material fact or any fact necessary to make the material statements contained therein not misleading in any material respect in light of the circumstances under which such information was provided as of the time when delivered. As of the Closing Date, there is no fact currently known to any Loan Party which now or in the future could reasonably be expected to have a Material Adverse Effect and which has not been set forth or referred to in this Agreement, the other Loan Documents, or such schedules, certificates, statements or information heretofore furnished to the Administrative Agent.

(x) Obligations and Guaranties “Senior Debt” under Note Indenture. The Obligations and the Guaranties constitute “Senior Debt” as defined in the Note Indenture.

ARTICLE VI.

COVENANTS

SECTION 6.1. Affirmative Covenants. Each Loan Party which is a party hereto covenants and agrees that so long as any of the Lenders shall have any Commitment hereunder, there shall exist any outstanding Loans, any Letter of Credit shall remain outstanding, or any other Obligations (other than contingent obligations hereunder for which no claim has been, or is reasonably expected to be, made) shall remain outstanding:

(a) Corporate Existence. Except as otherwise permitted under Sections 6.2(a)(i) and 6.2(g), the Borrower and each of the Borrower’s Subsidiaries shall maintain its corporate existence, qualification and good standing in all jurisdictions in which such qualification and good standing are necessary in order for each such Person to conduct its business and own its property as presently conducted and owned in such jurisdictions (except in such jurisdictions where the failure to remain so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect) and the Borrower and each of the Borrower’s Subsidiaries shall maintain all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority for the conduct of its respective business in the ordinary course as conducted from time to time, except to the extent that the failure to maintain such rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority would not be reasonably expected to have a Material Adverse Effect. The Borrower will remain a citizen of the United States as set forth in Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the U.S. coastwise trade.

(b) Compliance with Laws. The Borrower and each of the Borrower’s Subsidiaries shall (i) comply with all Applicable Laws (including without limitation Section 409(P) of the IRC) applicable to such Person (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect) and, without limiting the generality of the foregoing, (x) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (y) comply, and cause each Subsidiary to comply, in all material respects with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (ii) obtain as needed, and maintain in good standing, all Permits and other governmental approvals and authorizations necessary for its operations (except where the failure to obtain or maintain such Permits and approvals could not reasonably be expected to have a Material Adverse Effect).

(c) Maintenance of Properties; Insurance.

(i) The Borrower and each of the Borrower’s Subsidiaries shall (A) obtain the consent or approval of any Person whose consent or approval is required in order for the Borrower or such Subsidiary to grant or keep effective Liens to or for the benefit of the Administrative Agent in any property of the Borrower or such Subsidiary intended to secure the Obligations; and (B) maintain in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty, all of its material properties which are used in the conduct of its business (whether owned or leased by such party) and make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case consistent with sound business practices; provided that such obligation shall not apply to property that the Borrower or such Subsidiary reasonably determines in good faith that maintenance thereof is no longer economically desirable.

(ii) The Borrower and each of the Borrower’s Subsidiaries shall maintain the following insurance policies and programs:

(A) physical damage insurance on all material real and personal property (including inventory) covering (1) for all open and operating facilities, repair and replacement cost of all such property and (2) for all closed, inactive vacant facilities, the actual cash value of such facilities;

(B) general liability insurance (including products and completed operations liability coverage) in an aggregate amount of not less than $65,000,000;

(C) Longshoremen and Harbor Workers insurance per statutory limits;

(D) hull and machinery insurance in an aggregate amount of not less than $200,000,000;

(E) protection and indemnity, including Masters and Members of Crew insurance in an aggregate amount of not less than $75,000,000;

(F) Workers compensation insurance per statutory limits;

(G) Wrongful draw insurance with respect to each Letter of Credit having an aggregate Dollar Equivalent face amount in excess of $10,000,000 and supporting contracts to be performed in a country other than the United States or for a beneficiary in a country other than the United States in an amount equal to such excess, unless (1) the Borrower shall have notified the Administrative Agent that it has determined, in good faith, that such insurance with respect to such Letter of Credit is not available at a reasonable economic cost or not available from a reputable insurer and (2) the Administrative Agent shall have concurred with such conclusion in writing (which concurrence shall not be unreasonably withheld or delayed);

(H) insurance to protect against asset seizure with respect to each contract to be performed by the Borrower or its Subsidiaries in a country outside of the United States, in an amount equal to the aggregate fair market value of the assets used by the Borrower and its Subsidiaries in fulfilling their respective obligations under such contract unless (1) the Borrower shall have notified the Administrative Agent that it has determined, in good faith, that such insurance with respect to such contract is not available at a reasonable economic cost or not available from a reputable insurer, or the property to be used in connection with such contract is not subject to a material risk of asset seizure in such country and (2) the Administrative Agent shall have concurred with such conclusion in writing (which concurrence shall not be unreasonably withheld or delayed);

(I) contractors pollution liability coverage of not less than $5,000,000; and

(J) such other additional insurance coverage and with respect to such risks as is customary for businesses similar to that of the Borrower and its Subsidiaries.

All such insurance shall be provided by (x) the insurers listed on Schedule 5.1(t), (y) insurers that have an A.M. Best policy-holders rating of not less than A, or if no such rating is applicable, having a credit quality comparable to those rated A or better, or (z) such other insurers as the Administrative Agent may approve reasonably in writing, and shall contain endorsements, in form and substance reasonably satisfactory to the Administrative Agent, naming the Administrative Agent as a loss payee with respect to each casualty insurance policy which insures any Collateral (and loss payee in the event of a casualty that constitutes a total loss) and as an additional insured with respect to each liability insurance policy.

(iii) The Borrower shall deliver or cause to be delivered to the Administrative Agent, on or before the Closing Date, copies of certificates of insurance with respect to each of the Borrower’s and its Subsidiaries’ policies of insurance described in Section 6.1(c), as in effect on the Closing Date. In addition, the Borrower shall deliver to the Administrative Agent prompt written notice of any cancellation or reduction in the amount or coverage of any of the insurance policies required by this Section 6.1(c) and, in the event any new or substitute policies shall be issued, the Borrower shall promptly request its insurers (or their agents) to deliver certificates evidencing such new or substitute insurance to the Administrative Agent.

(d) Notice of Litigation. The Borrower shall deliver or cause to be delivered to the Administrative Agent, promptly following the occurrence and the Borrower acquiring knowledge thereof, notice of any of the following events: (i) the institution of, or threat in writing of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of the Borrower’s Subsidiaries, which (A) could reasonably be expected to have a Material Adverse Effect or (B) relates to any Loan Document, (ii) any development in any action, suit, proceeding, governmental investigation or arbitration already disclosed which could reasonably be expected to have a Material Adverse Effect and (iii) any judgment (or judgments) or money judgment (or judgments), writ or warrant of attachment, or similar process involving in excess of $15,000,000 (or $6,000,000 in the aggregate to the extent not covered by insurance which is confirmed in writing by the insurers or agents of the Borrower or any of the Borrower’s Subsidiaries as covering such judgment or process) in the aggregate being entered or filed against any of the Loan Parties or any of their respective assets.

(e) Taxes; Claims. The Borrower and each of the Borrower’s Subsidiaries shall (i) promptly file all material federal, state and local tax returns and other reports which such Person is required by law to file, (ii) maintain adequate reserves for the payment of all material taxes, assessments, governmental charges, and other similar charges, and pay promptly, when due, all such taxes, assessments, and other charges (including employment taxes) in such manner as will not give rise to any Lien other than Customary Permitted Liens, (iii) promptly pay all other Claims (including claims for labor, services, materials and supplies) that have become due and payable and that by law have or may give rise to a Lien on such Person’s property or assets, prior to the time when any penalty or fine may be incurred with respect thereto and otherwise in such manner as will not give rise to any Lien other than Customary Permitted Liens, and (iv) pay all trade accounts payable in accordance with customary business terms; provided that none of the Borrower or any of the Borrower’s Subsidiaries shall be required to pay any such tax, assessment, charge, claim or account which (x) (1) is being contested in good faith by appropriate proceedings which will prevent the forfeiture or sale of any Property or any material interference with the use thereof by such Person, and (2) has been adequately reserved against in accordance with GAAP or (y) if not so paid, could not reasonably be expected to have a Material Adverse Effect.

(f) ERISA Notices. The Borrower shall deliver or cause to be delivered to the Administrative Agent, at the Borrower’s expense, the following information and notices:

(i) within ten (10) Business Days after any of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate knows that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any of its Subsidiaries or ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after any of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate knows that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the IRC) has occurred which could reasonably be expected to result in liabilities to the Borrower or any of the Borrower’s Subsidiaries in excess of $3,000,000, a statement of the chief financial officer of the Borrower describing such transaction and the action which Borrower and its Subsidiaries or ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(iii) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate with respect to such request;

(iv) within ten (10) Business Days after receipt by the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan in either case in a distress termination under Section 4041(c) of ERISA, copies of each such notice;

(v) within ten (10) Business Days after receipt by Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC which could reasonably be expected to result in liabilities to the Borrower or any of the Borrower’s Subsidiaries in excess of $3,000,000, copies of each such letter;

(vi) within ten (10) Business Days after the receipt by the Borrower or any of the Borrower’s Subsidiaries or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability which could reasonably be expected to result in liabilities to the Borrower or any of its Subsidiaries in excess of $3,000,000, copies of each such notice;

(vii) within ten (10) Business Days after Borrower, or any of its Subsidiaries or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or payment which could reasonably be expected to result in the imposition of a Lien under Section 412(n) of the IRC, a notification of such failure; and

(viii) within ten (10) Business Days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan which, in any such case, could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of $3,000,000, a notification of such event or fact.

For purposes of this Section 6.1(f), any Loan Party and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such Loan Party or such ERISA Affiliate is the plan sponsor.

(g) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Subsidiaries and each other ERISA Affiliate to, establish, maintain and operate all Plans to comply in all respects with the provisions of ERISA, IRC, and all other applicable laws, and the regulations and interpretations thereunder except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(h) Patents, Trademarks and Licenses. The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, obtain and maintain adequate licenses, patents, copyrights, trademarks, service marks, trade names, and other similar property rights to conduct its business as currently conducted, except where the failure to obtain or maintain such property rights could not reasonably be expected to have a Material Adverse Effect.

(i) Notice of Labor Disputes. The Borrower shall notify the Administrative Agent as soon as possible and in any event within three (3) days, following (A) the Borrower’s learning of any labor dispute to which the Borrower or any of the Borrower’s Subsidiaries is likely to become a party, any strikes or walkouts, or threatened strikes or walkouts, relating to any of its plants or other facilities, and (B) the expiration or termination of any labor contract to which the Borrower or any of the Borrower’s Subsidiaries is a party or by which the Borrower or any of the Borrower’s Subsidiaries is bound (other than an expiration or termination of a labor contract which has been replaced by a new labor contract or an extension of an existing labor contract), which, in any case under clause (A) or (B) hereof, could reasonably be expected to have a Material Adverse Effect.

(j) Notice of Default. The Borrower shall promptly notify the Administrative Agent, (i) of any condition or event that constitutes a Default or an Event of Default and (ii) of any other default under any contractual obligation to which the Borrower or any of the Borrower’s Subsidiaries is a party or by which any of them or their respective properties may be bound (which default could reasonably be expected to have a Material Adverse Effect), such notice to specify the nature and period of existence of any such condition, event, or default and what action the Borrower or such Subsidiary, as applicable, has taken, is taking or proposes to take with respect thereto.

(k) Environmental Notices. The Borrower shall notify the Administrative Agent in writing no later than ten (10) Business Days after becoming aware of any of the following which could reasonably be expected to result in liabilities or expenses of the Borrower or any of the Borrower’s Subsidiaries in excess of $3,000,000: (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its Subsidiaries or any of their respective current or former Properties pursuant to any applicable Environmental Laws; (ii) all other Environmental Claims; (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Property of the Borrower or any of the Borrower’s Subsidiaries that could reasonably be expected to cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws; (iv) new and material changes to any existing Environmental Law; and (v) any filing or report made by the Borrower or any of its Subsidiaries with any Governmental Authority with respect to (A) the violation of any Environmental Law, (B) any unpermitted Release or threatened Release of a Contaminant that is reportable under 40 C.F.R. 302 or (C) any unsafe or unhealthful condition at any Property of the Borrower or any of its Subsidiaries.

(l) Environmental Laws.

(i) The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, and will obtain, maintain in good order, and comply in all material respects with, all Environmental Permits and registrations, except to the extent any such noncompliance, or failure to obtain, or maintain such Environmental Permits or registrations, could not reasonably be expected to have a Material Adverse Effect.

(ii) Upon the written request of the Administrative Agent, the Loan Parties shall submit to the Administrative Agent with sufficient copies for each Lender, at the Loan Parties’ sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 6.1(k), that could, individually or in the aggregate, result in liability in excess of $3,000,000.

(m) Books, Records and Inspections. The Borrower and each of the Borrower’s Subsidiaries shall keep books of record and account (including records relating to the Collateral) which accurately reflect all of its business affairs and transactions in relation to its business and activities in all material respects. The Borrower and each of the Borrower’s Subsidiaries shall permit officers and designated representatives of the Administrative Agent and, if accompanied by the Administrative Agent, each Lender, to visit and inspect any of the properties and operations of the Borrower and each of the Borrower’s Subsidiaries and to conduct field examinations, and to examine the books of account and other documents of the Borrower and each of the Borrower’s Subsidiaries and (at the expense of the Loan Parties) make copies thereof and discuss the affairs, finances and accounts of the Borrower and the Borrower’s Subsidiaries with, and be advised as to the same by, its and their officers and to interview any of the employees, representatives or agents of the Borrower and the Borrower’s Subsidiaries regarding environmental compliance, hazard or liability, and its independent auditors, and each Loan Party hereby authorizes its independent auditors to discuss such financial matters with the Administrative Agent or any representative thereof, in each such case, at such reasonable times and intervals, so long as no Event of Default is continuing upon reasonable prior written notice, during regular business hours, and to such reasonable extent as the Administrative Agent may desire (but, so long as no Event of Default is continuing, with the Borrower in attendance for such discussions); provided, however, that, following the occurrence and during the continuation of an Event of Default, the rights of the Administrative Agent and the Lenders may be exercised at any time, with any frequency upon reasonable notice. Unless an Event of Default shall have occurred and be continuing, the Loan Parties shall only be obligated to pay the fees and expenses of the Administrative Agent and its auditors in respect of one visit and inspection (which includes a field examination) in any calendar year, commencing with calendar year 2008.

(n) Bonding Agreement. The Borrower will take all action necessary to maintain the Bonding Agreement in full force and effect and will promptly notify the Administrative Agent of any supplement, replacement or amendment thereof.

(o) Foreign Exchange Hedging. Prior to the Borrower or any of the Borrower’s Subsidiaries entering into any contract or series of contracts under which the amounts payable to it are payable in whole or in part in the currency of any country other than the United States (a “Foreign Currency Contract”) and the amount payable thereunder, when aggregated with the amounts payable under all other Foreign Currency Contracts for such country, exceeds $20,000,000 (on a Dollar Equivalent basis), net of the amounts thereafter payable by the Borrower and its Subsidiaries in the currency of such country (on a Dollar Equivalent basis) for related services or products, whether under subcontracts or otherwise, as estimated by the Borrower in good faith, and if foreign exchange hedging arrangements are available from a reputable financial institution or through a contract traded on a reputable exchange at a reasonable economic cost, the Borrower or such Subsidiary shall, if the Borrower determines in its good faith judgement in consultation with the Administrative Agent that entering into a foreign currency arrangement is necessary to protect it against foreign currency fluctuations, obtain foreign currency hedging arrangements with respect to the amounts payable under all such Foreign Currency Contracts involving such country. For purposes of this Section 6.1(o), a foreign exchange hedging arrangement with respect to any currency shall be presumed to be available from a reputable financial institution or through a contract traded on a reputable exchange at a reasonable economic cost, unless the Borrower shall notify the Administrative Agent that it has determined, in good faith, that such a foreign exchange hedging arrangement with respect to such currency is not so available.

(p) Liens on Collateral. The Liens granted to the Administrative Agent securing the Obligations for the benefit of the Secured Parties shall, as set forth in the Guaranties and Collateral Documents (subject to changes in the Collateral resulting from Dispositions and substitutions of Collateral permitted hereunder pursuant to clause (c) of the definition of Permitted Dispositions and the effect of Recovery Events, and changes pursuant to Section 8.10) for the term of this Agreement be comprised of (i) a perfected first priority lien (or a preferred Ship Mortgage, as the case may be) on equipment of the Borrower and the Guarantors that as of the Closing Date, according to the appraisal performed by Merrill Marine in connection with the execution and delivery of the Loan Documents, was determined to have an orderly liquidation value (“OLV”) of at least $108,500,000, (ii) a perfected second priority lien on other equipment of the Borrower and the Guarantors that as of the Closing Date, according to the appraisal performed by Merrill Marine immediately prior to the Closing Date was determined to have an OLV of at least $80,000,000 (subject only to Liens permitted by this Agreement and the Liens of Travelers pursuant to the Bonding Agreement), (iii) a perfected Lien on all intercompany receivables of the Borrower and the Subsidiary Guarantors having an equal priority to the Liens of Travelers, and having a senior priority to all other Liens and (iv) a perfected second priority lien on all accounts receivables of the Borrower and the Subsidiary Guarantors arising from projects that are bonded pursuant to the Bonding Agreement (subject only to Liens permitted by this Agreement and the Liens of Travelers pursuant to the Bonding Agreement).

(q) Future Subsidiaries. Upon any Person becoming, after the Closing Date, a Subsidiary of the Borrower, or upon the Borrower or any Subsidiary of the Borrower acquiring additional Capital Stock of any existing Subsidiary, unless such Subsidiary is an Immaterial Subsidiary or organized in a jurisdiction outside the United States of America or otherwise agreed to between the Borrower and the Administrative Agent, such Person shall execute a Loan Party Guaranty and other Collateral Documents in substantially the same forms as the other Loan Party Guaranties and Collateral Documents then in existence and otherwise in form and substance reasonably satisfactory to the Administrative Agent together with opinions, certificates and other documentation reasonably requested by the Administrative Agent in connection with the Collateral Documents (but only to the extent not conflicting with the terms of the Intercreditor Agreement).

(r) Further Assurances. Each Loan Party agrees that, until all Obligations (other than contingent obligations for which no claim has been, or is reasonably expected to be, made) have been indefeasibly paid and fully satisfied and the Commitments have been terminated, the Administrative Agent’s security interests in and Liens on and against the Collateral, and all proceeds thereof, shall, subject to Section 8.10, continue in full force and effect. Each Loan Party shall perform, from time to time, any and all steps reasonably requested by the Administrative Agent to perfect, maintain and protect the Administrative Agent’s security interests in and Liens on and against the Collateral granted or purported to be granted by the Collateral Documents, as well as the priority of such security interests and Liens, or to enable the Administrative Agent to exercise its rights and remedies hereunder with respect to any Collateral, including (i) executing and filing ship mortgages, financing or continuation statements, or amendments thereof, and terminations of ship mortgages, financing statements and other releases, in form and substance reasonably satisfactory to the Administrative Agent, (ii) delivering to the Administrative Agent all instruments representing or evidencing the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, including note powers or allonges, all in form and substance reasonably satisfactory to the Administrative Agent, and (iii) executing and delivering all further instruments and documents, and taking all further action, as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent, without further consent of any Lender, to enter into such amendments, restatements, supplements and other modifications to the Collateral Documents (including entering into new Collateral Documents) in connection with any transaction permitted under this Agreement, including, without limitation, transactions permitted by Section 6.2(a)(i), to the extent that the Administrative Agent deems such action to be reasonably necessary to protect and preserve the Liens on the Collateral as described in Section 6.1(p), subject to changes in the Collateral resulting from Dispositions and substitutions of Collateral permitted hereunder and the effect of Recovery Events, and changes pursuant to Section 8.10. Upon the effectiveness of any increase in the Revolving Commitment Amount pursuant to Section 2.23, the Loan Parties shall grant to the Administrative Agent for the benefit of the Secured Parties additional Collateral comprised of a perfected first priority lien on equipment of the Loan Parties that as of such date, according to a recent appraisal by Merrill Marine or such other appraiser reasonably acceptable to the Administrative Agent, was determined to have an OLV of at least the product of (1) 70% and (2) the amount of increase in the Revolving Commitment Amount occurring at such time (subject only to Liens permitted by this Agreement and the Liens of Travelers pursuant to the Bonding Agreement).

(s) Appraisals.

(i) If an Event of Default is not continuing, upon the request of the Majority Lenders, the Administrative Agent may request and obtain one updated appraisal of the Collateral from and after the Closing Date and, notwithstanding the terms of Section 9.4 hereof, each Lender hereby agrees to pay the fees and expenses of such appraisal, in each case, based upon the Revolving Credit Percentage of such Lender.

(ii) Following the occurrence and during the continuation of an Event of Default, the Administrative Agent may request and obtain updated appraisals of the Collateral once per calendar year and the Borrower agrees to pay the reasonable fees and expenses of such appraisers.

SECTION 6.2. Negative Covenants. Each Loan Party which is a party hereto covenants and agrees that so long as any of the Lenders shall have any Commitment hereunder, there shall exist any outstanding Loans, any Letter of Credit shall remain outstanding, or any other Obligations (other than contingent obligations hereunder for which no claim has been, or is reasonably expected to be, made) shall remain outstanding:

(a) Consolidation, Mergers and Acquisitions. The Borrower shall not and shall not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation or Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except:

(i)(A) any Subsidiary of the Borrower may liquidate or dissolve voluntarily into the Borrower or any Subsidiary Guarantor (provided that any non-wholly owned Subsidiary may liquidate or dissolve voluntarily and its assets and properties distributed in accordance with its organizational documents and other applicable law in connection with any transaction or series of related transactions permitted under Section 6.2(g)), (B) any Subsidiary of the Borrower may consolidate with or merge into or with the Borrower or any Subsidiary Guarantor, provided, in the case of a merger involving the Borrower, the Borrower shall be the continuing Person, and in the case of a merger not involving the Borrower, a Subsidiary Guarantor shall be the continuing Person, (C) the Borrower may consolidate with or merge with any Subsidiary Guarantor, provided, in the case of a merger, the Borrower shall be the continuing or surviving Person, (D) any Subsidiary of the Borrower may consolidate with or merge into or with any Person pursuant to a transaction or series of related transactions permitted under Section 6.2(g), (E) the assets or Capital Stock of the Borrower or any of the Borrower’s Subsidiaries may be purchased or otherwise acquired by the Borrower or any Subsidiary Guarantor, and (F) any Subsidiary that is not a Subsidiary Guarantor may liquidate or dissolve voluntarily into, or consolidate with or merge into or with, and the assets or Capital Stock of such Subsidiary may be purchased or otherwise acquired by, any other Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(ii) Capital Expenditures; and

(iii) Permitted Business Acquisitions, if permitted (without duplication) by Section 6.2(b)(v) to be made as an Investment.

(b) Investments. The Borrower shall not and shall not permit any of its Subsidiaries to, make any Investments, except:

(i) Investments existing on the Closing Date, as set forth on Schedule 6.2(b)(i);

(ii) Investments that, when made, constituted Customary Permitted Investments;

(iii) without duplication, Investments permitted as Debt pursuant to Section 6.2(i) and Investments permitted as Guaranties under Section 6.2(f);

(iv) Capital Expenditures;

(v) without duplication, Permitted Business Acquisitions to the extent that the aggregate consideration paid (including any assumption of Debt and the fair market value of any non-cash consideration) to make each such acquisition together with the aggregate consideration paid (including any assumptions of Debt and the fair market value of any non-cash consideration) for all other Permitted Business Acquisitions consummated after the Closing Date does not exceed $20,000,000; provided, that any such Permitted Business Acquisition only shall be permitted if after giving effect to such Permitted Business Acquisition (x) the Borrower and its Subsidiaries will be in compliance with each financial covenant ratio set forth in Sections 6.3(a) and (b) as of the most recently ended Fiscal Quarter for which financial statements (and the related compliance certificate) have been delivered pursuant to Section 6.4 after adjusting each such ratio (solely for purposes of this Section 6.2(b)(v)) to make each such ratio 0.25 to 1.00 more restrictive on the Borrower as of the end of such Fiscal Quarter, and (y) the amount of the aggregate Available Revolving Commitments is not less than $15,000,000;

(vi)(A) loans and advances to employees of the Borrower and its Subsidiaries not to exceed $2,500,000 in the aggregate at any time outstanding, and (B) advances of payroll payments and expenses to employees in the ordinary course of business; provided, however, that, once made, loans and advances made pursuant to this clause (vi) shall be deemed to remain outstanding except to the extent such loans or advances are repaid in cash without discount;

(vii) accounts receivable arising, and trade credit granted, in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, which securities shall not be greater than $5,000,000 in the aggregate;

(viii)(A) Investments by the Borrower in Subsidiary Guarantors and Investments by any Subsidiary of the Borrower in the Borrower or any Subsidiary Guarantor, and (B) Investments (other than in the form of transfers of Collateral) by the

Borrower in Subsidiaries of the Borrower which are not Subsidiary Guarantors, and Investments (other than in the form of transfers of Collateral) by any Subsidiary of the Borrower in Subsidiaries of the Borrower which are not Subsidiary Guarantors, provided that, in the case of this clause (B), the aggregate amount of such Investments made on and after the date hereof shall not exceed $15,000,000;

(ix) Investments made in connection with the receipt by the Borrower or any of its Subsidiaries of consideration other than cash for the sale by the Borrower or such Subsidiary of any assets permitted to be sold under clause (a) of the definition of Permitted Disposition;

(x) Investments in joint ventures or partnerships organized and maintained for specific single projects, provided that the aggregate amount of such Investments made and maintained does not at any time exceed $20,000,000;

(xi) other Investments in an aggregate amount at any one time not to exceed $10,000,000; provided, however, that, once made, Investments made pursuant to this clause (xi) shall be deemed to remain outstanding except to the extent such Investment is repaid or otherwise returned in cash or in kind (in reasonably equivalent value), without discount;

(xii) Investments in interest rate, foreign exchange and commodity hedges that are entered into in the ordinary course of business and not for any speculative purpose;

(xiii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;

(xiv) Investments constituting deposits made in the ordinary course consistent with past practice to secure the performance of leases;

(xv) Investments constituting loans to employees of the Borrower and its Subsidiaries to purchase Capital Stock of the Borrower not exceeding in the aggregate $5,000,000 at any time outstanding; and

(xvi) Investments constituting (A) accounts receivable arising, (B) trade debt granted, or (C) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business on customary terms.

(c) Restricted Payments. The Borrower shall not and shall not permit any of its Subsidiaries to, declare, pay or make, or offer to pay or make any Restricted Payment (directly or indirectly through any Affiliate) except that so long as no Event of Default exists immediately prior to any Restricted Payment otherwise permitted below or would result therefrom (other than with respect of clause (ii) below): (i) the Borrower may repurchase, redeem or otherwise acquire shares of, or options to purchase, Capital Stock of the Borrower or stock appreciation rights from directors, officers and employees (or their legal representatives or heirs, as the case may be) of the Borrower or any Subsidiary of the Borrower whose employment has terminated or who has died or retired or become disabled, or who has suffered some other hardship and with respect to whom the Board of Directors of the Borrower has otherwise determined to make such a repurchase, redemption or other acquisition in light of such hardship or upon the vesting of stock appreciation rights; provided that, (a) the amounts paid in cash or other immediately available funds in connection with such Restricted Payments shall not exceed $7,000,000 in the aggregate after the date hereof and (b) the aggregate principal amount of Debt issued by the Borrower or any of its Subsidiaries to finance such Restricted Payments shall not exceed $5,000,000 in the aggregate at any time outstanding; (ii) any Subsidiary of the Borrower may make Restricted Payments ratably among all of its equity holders; (iii) the Capital Stock of North American Site Developers, Inc. owned by Berardi may be redeemed, repurchased or otherwise acquired for an amount not greater than $50,000 as part of the NASI Restructuring and (iv) the Borrower may make Restricted Payments not to exceed $5,000,000 in the aggregate for all such Restricted Payments made during any fiscal year.

(d) Transactions with Affiliates. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of Borrower or such Subsidiary with a Person that is not one of its Affiliates; provided, however, that nothing in this Section 6.2(d) shall prohibit (i) any transactions otherwise permitted hereby pursuant to any Tax Sharing Agreement, (ii) any transaction among the Borrower and any Subsidiary Guarantor, (iii) the transaction described on Schedule 6.2(d) or (iv) the NASDI Restructuring.

(e) Negative Pledges, etc. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into (or suffer to exist) any agreement prohibiting (i) the creation or assumption of any Lien upon the Borrower or such Subsidiary’s properties, revenues or assets, whether now owned or hereafter acquired; (ii) the ability of the Borrower or any such Subsidiary to amend or otherwise modify this Agreement or any other Loan Document; or (iii) the ability of any of the Borrower’s Subsidiaries to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower other than (A) this Agreement and each Loan Document; (B) agreements existing as of the Closing Date and identified in Schedule 6.2(e); (C) agreements governing Debt permitted by clause (ii) of Section 6.2(i) as in effect on the Closing Date, which agreements shall be in form and substance reasonably acceptable to the Administrative Agent; (D) agreements governing Debt permitted by clause (v) of Section 6.2(i), with any such restrictions being applicable solely to the assets financed with the proceeds of such Debt; (E) the Bonding Agreement, the Wells Fargo Documents, the Intercreditor Agreement and the Note Indenture; (F) such restrictions or circumstances existing under or by reason of Applicable Laws; and (G) such restrictions or encumbrances existing under or by reason of customary non-assignment provisions in operating leases, bareboat charter agreements, and licenses of real or personal property (including intellectual property) entered into by any Loan Party or lessee or licensee in the ordinary course of business (provided that such restrictions and encumbrances pertain only to the property that is the subject matter of the applicable lease or licenses).

(f) Guaranties. The Borrower shall not and shall not permit any of its Subsidiaries to, create or become or be liable, whether directly or indirectly, with respect to any Guaranty, except that the Borrower or any such Subsidiary may incur (i) Guaranties for the benefit of the Borrower or any such Subsidiary if the primary obligation is permitted by this Agreement, (ii) an unsecured Guaranty by the Borrower of Debt owing by Amboy Aggregates so long as the maximum amount of such Guaranty does not exceed $5,000,000 at any time, (iii) Guaranties existing on the Closing Date and described in Schedule 6.2(f) hereto, and the replacement, refinancing and renewal of each such Guaranty which does not increase the amount guaranteed thereunder, (iv) Guaranties of Debt arising under the Bonding Agreement, (v) Guaranties of the Note Indenture Obligations by Subsidiary Guarantors, (vi) unsecured Guaranties of Debt which, when combined (without duplication) with all unsecured Debt incurred and permitted under clause (xiii) of Section 6.2(i), do not exceed $10,000,000 at any time outstanding and (vii) a secured Guaranty by Great Lakes and certain other Subsidiaries of Borrower of the obligations of the Borrower under the Wells Fargo Documents; provided, that such Guaranty may be secured only by the Permitted Wells Fargo Facility Collateral and each such Subsidiary has executed and delivered a Loan Party Guaranty and Collateral Documents and provided other deliveries described in Section 6.1(q). Notwithstanding the foregoing, no such Guaranty shall be permitted unless after the incurrence of any such Guaranty, there would exist no Default or Event of Default.

(g) Sales of Assets. The Borrower shall not and shall not permit any of its Subsidiaries to, Dispose of any properties or assets (including accounts receivable and Capital Stock or other equity of Subsidiaries), whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement or grant any right or option to do so, in one transaction or a series of transactions, unless such transaction or arrangement (i) constitutes a Permitted Disposition, (ii) consists of a transfer of property among the Borrower and its Subsidiaries permitted under Section 6.2(a) or transfers of property permitted as Investments under Section 6.2(b), (iii) consists of the lease of equipment (including vessels) by the Borrower or any Subsidiary to Persons which are not Affiliates (other than the Borrower or any Subsidiaries of the Borrower) in the ordinary course of business (iv) constitutes a Disposition of accounts receivables arising from projects performed outside of the United States of America or Canada or (v) consists of the issuance by NASDI of no more than 35% of the non-voting profits interest of NASDI to Berardi in connection with the NASDI Restructuring.

(h) Liens, etc. The Borrower shall not and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist, whether directly or indirectly, any Lien on or with respect to the Borrower’s or such Subsidiary’s properties and assets, whether now or hereafter acquired or upon any income or profits therefrom, except:

(i) Liens granted pursuant to the Loan Documents;

(ii) Customary Permitted Liens;

(iii) Liens existing on the Closing Date and disclosed on Schedule 5.1(g);

(iv) Liens securing payment of Debt permitted and described in clause (viii) of Section 6.2(i);

(v) Liens securing payment of Debt permitted and described in clause (v) of Section 6.2(i) and covering only those assets acquired, constructed or improved in whole or in part with the proceeds of such Debt;

(vi) Existing Liens on property (other than Collateral) pledged as collateral for liabilities assumed by the Borrower or any Subsidiary of the Borrower in connection with any merger or acquisition permitted by Section 6.2(a) (provided that such liabilities were not incurred in anticipation of, or to finance, any such merger or acquisition);

(vii) Liens granted to sureties under the Bonding Agreement, to the extent permitted by the Intercreditor Agreement;

(viii) Liens on any property or assets used by the Borrower or any Subsidiary in the ordinary course of business and not constituting Collateral, provided that such Liens existed prior to the acquisition thereof by the Borrower or such Subsidiary and were not created in contemplation of such acquisition;

(ix) Liens securing Obligations under any Rate Protection Agreement, provided that such Lien is granted in favor of a Secured Party or an Affiliate thereof,

(x) Leases or subleases (including bareboat charters) of Property other than Collateral by the Borrower or any of its Subsidiaries as lessor or sublessor, provided that such leases and subleases do not interfere in any material respect with the businesses of the Borrower and its Subsidiaries, and are not otherwise prohibited under the other terms of this Agreement, and leases or subleases (including bareboat charters) of Property constituting Collateral, provided that such leases and subleases do not interfere in any material respect with the businesses of the Borrower and its Subsidiaries, are not otherwise prohibited under the other terms of this Agreement and are made in the ordinary course of business;

(xi) [RESERVED];

(xii) renewals or replacements of any of the foregoing, provided that such renewed or replaced Lien does not extend to property other than that which was encumbered by the originally permitted Lien hereunder;

(xiii) Liens arising from precautionary UCC financing statements filed under any lease permitted by this Agreement but only to the extent such Liens pertain to the property that is the subject of such leases;

(xiv) Liens arising by operation of law or by contract in each case encumbering insurance policies and proceeds thereof to secure the financing of premiums payable under such policies;

(xv) customary rights of set-off, revocation, refund, or charge back under deposit agreements or under the UCC of banks or other financial institutions in respect of charges relating to deposit accounts and returned items (but not in respect of Debt generally);

(xvi) Liens pursuant to a purchase agreement or sale agreement securing the obligations under such purchase agreement or sale agreement and encumbering solely the assets that are to be sold in any asset disposition permitted by this Agreement;

(xvii) Liens on accounts receivables for which attempts at collection have been undertaken by a third party (provided that the face amount of such accounts receivables subject to such Lien shall not exceed $2,500,000 in the aggregate at any time);

(xviii) such other Liens with respect to which neither the Debt secured by such Lien nor the fair market value of the property subject to such Liens exceed in the aggregate for all such Liens $5,000,000; and

(xix) Liens on Permitted Wells Fargo Facility Collateral securing Debt permitted under Section 6.2(i)(xvi) and Guaranties permitted under Section 6.2(f)(vii).

provided, however, that notwithstanding the foregoing, in no event shall any contractual Liens be permitted to exist on any common stock of or other equity interests in any of the Borrower’s Subsidiaries which is wholly-owned by the Borrower or any of its Subsidiaries.

(i) Debt. The Borrower shall not and shall not permit any of its Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Debt, other than, without duplication, the following:

(i) Debt in respect of the Loans and other Obligations;

(ii) Debt, including Debt in respect of Guaranties, existing on the Closing Date, as set forth on Schedule 6.2(i), and (except as may otherwise be restricted by Sections 6.2(c) or 6.2(n)) any renewal, extension, refinancing or replacement thereof so long as (A) the terms of any such renewal, extension, refinancing or replacement are not materially less favorable to such Loan Party than the original Debt, (B) the then aggregate outstanding amount of such Debt at the time of such renewal, extension, refinancing or replacement, as the case may be, is not increased, and (C) the average life to maturity of such Debt at the time of such renewal, extension, refinancing or replacement, as the case may be, is not decreased thereby;

(iii) unsecured Debt incurred in the ordinary course of business of the Borrower and its Subsidiaries in the nature of open accounts (extended by suppliers on normal trade terms in connection with purchases of goods and services), accrued liabilities and deferred income, taxes and judgments or orders for the payment of money to the extent such judgments or orders do not result in any Event of Default or result in any Liens prohibited by Section 6.2(h);

(iv) unsecured Debt of the Borrower or any of its Subsidiaries owing to one another, provided that all such Debt owing to the Borrower or to any Subsidiary Guarantor shall be evidenced by one or more promissory notes, in form and substance reasonably acceptable to the Administrative Agent, which promissory notes shall be pledged to the Administrative Agent pursuant to the Note Pledge Agreement;

(v) Capitalized Rentals or purchase money Debt incurred by the Borrower or any of its Subsidiaries to any Person to finance the acquisition, construction, repair or improvement of assets, including any such Debt incurred after the acquisition, construction, repair or improvement of such assets, so long as in each case, the amount of such Debt does not exceed 100% of the purchase price, construction cost, repair cost or improvement cost of the assets acquired, constructed, repaired or improved with the proceeds thereof and, in the case of Debt incurred after the acquisition, construction, repair or improvement of the assets to be financed, such Debt is incurred no later than twelve calendar months after such assets are acquired, constructed, repaired or improved;

(vi) Debt incurred in connection with any Rate Protection Agreement entered into for hedging but not speculative purposes;

(vii) Debt of Subsidiaries of the Borrower which represents the assumption by such Subsidiaries of Debt of another Subsidiary of the Borrower in connection with the merger of such other Subsidiary with and into the assuming Subsidiary or the purchase of all or substantially all the assets of such other Subsidiary;

(viii) Debt (contingent or otherwise) for the reimbursement of the surety or sureties which issue (A) license, bid, performance and lien, and payment bonds under the Bonding Agreement for amounts expended by them in the performance of such bonds, and (B) bonds issued pursuant to the Bonding Agreement with respect to projects in a country other than the United States which are used to obtain letters of credit, financial guaranties or other bonds under which the Borrower or a Subsidiary of the Borrower is the primary obligor provided that, the aggregate amount of the Debt permitted by this subclause (B) shall not exceed $25,000,000 at any time outstanding;

(ix) Guaranties permitted under Section 6.2(f);

(x) Debt constituting Note Indenture Obligations;

(xi) Debt in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 6.1(e);

(xii) all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (xvi) of this Section 6.2(i);

(xiii) other unsecured Debt of the Borrower and its Subsidiaries which when combined (without duplication) with all unsecured Guaranties incurred and permitted under clause (vii) of Section 6.2(f), does not exceed $10,000,000 at any time outstanding;

(xiv) [RESERVED];

(xv) unsecured Debt issued to finance Restricted Payments permitted under Section 6.2(c)(i) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(xvi) Debt incurred pursuant to the Wells Fargo Documents not exceeding $40,000,000 in aggregate principal amount at any time outstanding.

Any Person which becomes a Subsidiary after the Closing Date shall for all purposes of this Section 6.2(i) be deemed to have created, assumed or incurred, at the time it becomes a Subsidiary, all Debt of such Person existing immediately after it becomes a Subsidiary.

(j) ERISA. The Borrower shall not and shall not permit any of its Subsidiaries to (i) engage, nor shall the Borrower or any of its Subsidiaries permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived; (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan; (iv) terminate, or permit any ERISA Affiliate to terminate, any Plan which would result in any liability of the Borrower or any ERISA Affiliate, or the imposition of any Lien on their respective property, under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; or (vii) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401 (a)(29) of the IRC; provided, however, that no act, omission or event specified in clause (i) through (vii) shall be considered a violation of this Section 6.2(j) unless such act, omission or event could reasonably be expected to have a Material Adverse Effect.

(k) Sales and Leasebacks. Except for transactions described in clause (b) of the definition of Permitted Disposition or permitted pursuant to Section 6.2(i)(v), the Borrower shall not and shall not permit any of its Subsidiaries to, become liable, directly or by way of any Guaranties, with respect to any lease of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which any Loan Party has sold or transferred or is to sell or transfer to any other Person, or (ii) which any Loan Party intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease.

(l) Margin Regulation. The Borrower shall not and shall not permit any other Person to, use any portion of the proceeds of any credit extended under this Agreement in any manner which might cause the extension of credit or the application of such proceeds to violate the 1933 Act or the 1934 Act (each as amended to the Closing Date and from time to time thereafter, and any successor statute) or to violate Regulation U, or Regulation X, or any other regulation of the Federal Reserve Board, in each case as in effect on the date or dates of such extension of credit and such use of proceeds.

(m) Lease Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into any operating lease (which is not a Capitalized Lease) with respect to any real or personal property (or any interest therein), except (i) operating leases which, together with all other such arrangements (excluding those described in clauses (ii) and (iii) below) which shall then be in effect, will not require the payment of an aggregate amount of rentals by the Borrower and its Subsidiaries (determined on a consolidated basis) in excess of $25,000,000 for any Fiscal Year, (ii) operating leases for not more than eighteen (18) months and (iii) operating leases in connection with the performance of specific projects for the period of such projects; provided, however, that any calculation made for purposes of this section shall exclude any amounts required to be expended for maintenance, repairs, insurance, taxes, assessments, and other similar charges.

(n) Modification of Material Agreements and Documents. The Borrower shall not and shall not permit any of its Subsidiaries to, consent to any amendment, supplement or other modification of any terms or provisions contained in, or applicable to (i) the Bonding Agreement or any agreement relating thereto that is either material or related to the creation, attachment or perfection of a security interest in any collateral securing the obligations under the Bonding Agreement in any manner materially adverse to the Borrower or the rights or interests of the Secured Parties under the Loan Documents, (ii) its certificate or articles of incorporation, by-laws or other organizational documents in any manner materially adverse to the rights or interests of the Secured Parties under the Loan Documents, (iii) the Wells Fargo Agreement or any agreement relating thereto that is either material or related to the creation, attachment or perfection of a security interest in any collateral securing the obligations under the Wells Fargo Agreement, in each case in any manner materially adverse to the Borrower or the rights or interests of the Secured Parties under the Loan Documents or (iv) the Note Indenture, other than any amendment or modification which, if effected pursuant to a refinancing of the obligations under the Note Indenture would constitute a “Permitted Note Refinancing.”

(o) Change of Location or Name. None of the Loan Parties shall change (i) the location of its principal place of business, chief executive office, major executive office, jurisdiction or organization, chief place of business or its records concerning its business and financial affairs; or (ii) its name or the name under or by which it conducts its business, in each case without giving the Administrative Agent written notice thereof promptly upon the effectiveness of such name change (and in any event no later than 30 days after the effectiveness of such name change) and taking any and all actions which may be reasonably necessary or desirable, or which the Administrative Agent may reasonably request, to maintain and preserve all Liens in favor of the Administrative Agent granted pursuant to the Collateral Documents; provided that notwithstanding the foregoing, none of the Loan Parties shall change the location of its principal place of business, chief executive office, chief place of business or its records concerning its business and financial affairs from the contiguous continental United States of America to any place outside the contiguous continental United States of America.

(p) Take or Pay Contracts. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it; provided, however, the Borrower may, and may permit its Subsidiaries to, enter into such arrangements which are incidental to its business and not entered into for speculation.

(q) Use of Proceeds. The Borrower shall not and shall not permit any of the its Subsidiaries to, directly or indirectly use or apply any of the proceeds of any Loans in a manner inconsistent with the provisions of Section 2.21.

(r) Certain Collateral Matters. Notwithstanding anything set forth in this Section 6.2, no Loan Party shall Dispose of any Collateral (other than in a Permitted Disposition described in clause (c) of the Definition of Permitted Disposition) or shall consummate any transaction otherwise not prohibited by this Section 6.2, if such Disposition or transaction would result in any modification of the existence, perfection or priority of any Lien on Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties (as set forth in Section 6.1(p)), in any manner adverse to the interests of the Secured Parties. Any transaction that would otherwise be permitted under this Section 6.2 but for the immediately preceding sentence, shall be permitted so long as, prior to the consummation of such Disposition or transaction, the Loan Parties (and any other Person receiving such Collateral) perform any and all steps reasonably requested by the Administrative Agent to perfect, maintain and protect the Administrative Agent’s security interests in and Liens on and against the Collateral granted or purported to be granted by the Collateral Documents, as well as the priority of such security interests and Liens, or to enable the Administrative Agent to exercise its rights and remedies hereunder with respect to any Collateral.

SECTION 6.3. Financial Covenants. The Borrower covenants and agrees that so long as the Lenders shall have any Commitment hereunder, any Letter of Credit shall remain outstanding, or any other Obligation (other than contingent obligations hereunder for which no claim has been, or is reasonably expected to be, made) shall remain outstanding:

(a) Maximum Total Leverage. The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Total Leverage Ratio”) of (i) the aggregate unpaid principal amount of Total Funded Debt as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Adjusted Consolidated EBITDA for the four (4) consecutive Fiscal Quarter period ending as of such date, to exceed the corresponding ratio set forth below opposite such period:

Period	Ratio
Closing Date through and including September 30, 2008	6.00 to 1.00
October 1, 2008 through and including September 30, 2009	5.50 to 1.00
October 1, 2009 and thereafter	5.00 to 1.00

(b) Interest Coverage Ratio. The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Interest Coverage Ratio”) of (i) Adjusted Consolidated EBITDA for any four (4) consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Interest Expense for such period ending as of such date, to be less than the corresponding ratio set forth below opposite such period:

Period	Ratio
Closing Date through and including December 31, 2008	1.75 to 1.00
January 1, 2009 and thereafter	2.00 to 1.00

SECTION 6.4. Financial Reporting. The Borrower covenants and agrees that so long as any of the Lenders shall have any Commitment hereunder, there shall exist any outstanding principal under any Loans, any Letter of Credit shall remain outstanding, or any other Obligation (other than contingent obligations hereunder for which no claim has been, or is reasonably expected to be, made) shall remain outstanding:

(a) System of Accounting. The Borrower shall maintain the percentage-of-completion accounting policies relative to change orders and work-in-progress as in effect on the Closing Date and shall in any event maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (except as may be otherwise required pursuant to Section 1.4), and each of the financial statements described below shall be prepared from such system and records.

(b) Quarterly Reports. The Borrower shall provide the Administrative Agent within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and unaudited consolidated and consolidating statements of earnings and consolidated statements of cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of such Fiscal Quarter, certified on behalf of the Borrower by an Authorized Officer of the Borrower.

(c) Annual Reports. The Borrower shall provide to the Administrative Agent, within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated (and unaudited consolidating) balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated (and unaudited consolidating) statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Administrative Agent, together with such accountants’ opinion, which shall not be subject to any Impermissible Qualification, and a certificate from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 6.3 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default in respect of the financial covenants set forth in Section 6.3 that has occurred and is continuing, or, if they have become aware of such Default or Event of Default in respect of the financial covenants set forth in Section 6.3, describing such Default or Event of Default.

(d) Compliance Certificate. The Borrower shall provide to the Administrative Agent, within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of the last Fiscal Quarter of each Fiscal Year, (i) a certificate substantially in the form of Exhibit F (the “Compliance Certificate”), executed on behalf of the Borrower by the Authorized Officer who is the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, showing (in reasonable detail and appropriate calculations and computations in form reasonably satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 6.3, (ii) notice of the occurrence of any Permitted Disposition or any Permitted Business Acquisition, describing, in detail reasonably satisfactory to the Administrative Agent, the assets sold or disposed of or the assets acquired and the purchase price or sale price thereof, as the case may be, during the preceding Fiscal Quarter, (iii) notice of the receipt of any sales proceeds, insurance or requisition proceeds or condemnation awards received in connection with the sale, damage, destruction, requisition or condemnation of any Collateral during the preceding Fiscal Quarter, including a statement with regard to whether the Borrower or such Subsidiary intends to apply such sales proceeds, insurance or requisition proceeds or awards, as the case may be, to replace, within one year of receipt thereof, such sold, damaged, destroyed, requisitioned or condemned Collateral used for substantially the same purpose as such Collateral sold, damaged, destroyed, requisitioned or condemned and (iv) notice of any (A) voluntary liquidation or dissolution by any Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower, (B) merger by any such Subsidiary with and into the Borrower or another Subsidiary of the Borrower or (C) the purchase by the Borrower or any of its Subsidiaries of any Capital Stock of any other Subsidiary of the Borrower during the preceding Fiscal Quarter.

(e) Budget. The Borrower shall deliver to the Administrative Agent, within 75 days after the end of each Fiscal Year, a budget for the next succeeding Fiscal Year, which budget shall be prepared on a Fiscal Quarter basis and shall contain a projected, consolidated balance sheet, consolidated statement of earnings (broken out in reasonable detail by business segment) and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such succeeding Fiscal Year. It is understood that (i) any projections or budget furnished to the Administrative Agent or any Lender are subject to significant uncertainties and contingencies, which are beyond the control of the Borrower and its Subsidiaries, (ii) no assurance is given by the Borrower and its Subsidiaries that such projections will be realized, and (iii) the actual results may differ from such projections and such differences may be material.

(f) Securities Reports. With reasonable promptness after the sending or filing thereof, the Borrower shall deliver to the Administrative Agent copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange.

(g) Vessels. The Borrower shall deliver to the Administrative Agent, within ninety (90) days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Borrower listing (i) all Designated Vessels and (ii) in the case of any Designated Vessels constituting Collateral, the geographic location of such Designated Vessels as of a recent date.

(h) Other Information. With reasonable promptness, Borrower shall deliver such other data and information (including, without limitation, intercompany loan and advance balances among the Borrower and each of its Subsidiaries) as the Administrative Agent or a Lender through the Administrative Agent shall reasonably request.

(i) Delivery of Financial Information to the Lenders. The Administrative Agent shall promptly deliver to each Lender a copy of all delivered to the Administrative Agent by the Borrower pursuant to this Section 6.4.

(j) New Subsidiaries. As soon as practicable after the end of the Fiscal Year ending on or about December 31, 2007 and each Fiscal Year thereafter, the Borrower shall provide the Administrative Agent with an updated Schedule 5.1(r) containing all of the information which would be required to be included in such schedule pursuant to Section 5.1 if such schedule were to be made true and complete as of the last day of such Fiscal Quarter (including, without limitation, information with respect to any newly acquired or created Subsidiaries); provided, however, that, no such updated schedule need be delivered to the Administrative Agent if the schedule which has been then most recently delivered to the Administrative Agent pursuant to this section (or attached to this Agreement as Schedule 5.1(r)) remains true and complete in all material respects as of the last day of such Fiscal Year.

(k) Backlog Forecast. The Borrower shall provide the Administrative Agent, within 45 days after the end of each calendar month of each calendar year, a backlog schedule and a schedule of all work-in-progress, identified by contract or project, of the Borrower and its Subsidiaries for the performance of dredging, construction or other services as of the end of such calendar month, prepared in a manner consistent with past practice.

(l) Schedule of Pending Major Projects. The Borrower shall provide the Administrative Agent, within 45 days after the end of each Fiscal Quarter of each Fiscal Year, a schedule of pending major projects of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter.

(m) Wells Fargo Agreement. The Borrower shall provide to the Administrative Agent, (i) within 45 days after the end of each month ending on the last day of each of the first three Fiscal Quarters of each Fiscal Year, and 90 days after the end of each Fiscal Year for each month of December, (A) a schedule of all outstanding letters of credit under the Wells Fargo Agreement and (B) a schedule of the accounts receivable pledged to secure the obligations of the Borrower under the Wells Fargo Documents and (ii) from time to time upon the written request of the Administrative Agent, any other information as the Administrative Agent may reasonably request regarding the Wells Fargo Documents and the transactions contemplated thereby.

ARTICLE VII.

EVENTS OF DEFAULT; REMEDIES

SECTION 7.1. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a) Failure to Make Payments When Due. Any Loan Party shall fail to pay on the date when due (i) any principal of any Loan or Reimbursement Obligation or (ii) any interest or fees under the Loan Documents or any other Obligations and such failure described in this clause (ii) shall continue for five (5) Business Days.

(b) Breach of Covenants.

(i) Any Loan Party shall fail duly and punctually to perform or observe any covenant or agreement binding on such Loan Party under Section 6.l(a), (c)(ii), (f) or (m), Section 6.2, Section 6.3 of this Agreement or any “Default” under and as defined in any Ship Mortgage shall occur.

(ii) Any Loan Party shall fail duly and punctually to perform or observe any covenant or agreement binding on such Loan Party under Section 6.1(d), (i), (j), or Section 6.4 of this Agreement, and such failure shall continue unremedied for ten (10) Business Days (or in the case of Section 6.1(j), three (3) Business Days) after an officer of such Loan Party first has knowledge of such failure or such Loan Party receives written notice thereof from the Administrative Agent, whichever is earlier.

(iii) Any Loan Party shall fail duly and punctually to perform or observe any covenant or agreement binding on such Loan Party under this Agreement (other than as provided in subsection (a) above or in clause (i) or (ii) of this subsection (b)) or under any of the other Loan Documents, and such failure shall continue unremedied for thirty (30) days after an Authorized Officer first has knowledge of such failure or such Loan Party receives written notice thereof from the Administrative Agent, whichever is earlier.

(c) Incorrect Representation or Warranty. Any representation or warranty made by any Loan Party or any officer of any Loan Party under this Agreement, any other Loan Document or any amendment, waiver or modification of any of the terms thereof shall prove to have been incorrect or misleading when made in any material respect.

(d) Default as to Other Debt. Default in the payment when due subject to any applicable grace period (whether by scheduled maturity, required prepayment, required redemption, acceleration, demand or otherwise) on any Debt (other than the Obligations), individually or in the aggregate, having an outstanding principal amount in excess of $5,000,000, of or guaranteed by, any Loan Party or Subsidiary of the Borrower; or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof, after giving effect to any applicable grace or cure period, is to accelerate, or permit the holder(s) of such Debt to accelerate the maturity of such Debt, or require a mandatory redemption or repurchase of such Debt prior to its scheduled redemption or repurchase; or any such Debt or any Debt under the Wells Fargo Agreement shall be declared due and payable or required to be prepaid (other than by a regularly scheduled required prepayment (including, without limitation, pursuant to Section 3.1 (or any comparable section) of the Wells Fargo Agreement)), repurchased or redeemed prior to the originally stated maturity thereof; or the holder of any Lien related to a Debt in excess of $5,000,000 or the holder of any Lien in respect of Debt under the Wells Fargo Agreement shall commence foreclosure of such Lien; or an “Event of Default” shall have occurred under and as defined in the Travelers Agreement after giving effect to any applicable cure periods and any waivers thereof; an “Event of Default” shall have occurred under and as defined in Section 6.01 of the Note Indenture; or an “Event of Default” shall have occurred under and as defined in Section 10.1 (or any comparable section) of the Wells Fargo Agreement.

(e) Bankruptcy.

(i) Any Loan Party or Subsidiary of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(ii) any proceeding shall be instituted by or against any Loan Party or Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation (other than in a transaction permitted under Section 6.2(a)(i)), winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or

(iii) any Loan Party or Subsidiary of the Borrower shall take any corporate action pursuant to a resolution or consent of its board of directors or shareholders to authorize any of the actions set forth in this Section 7.1(e).

(f) Judgments and Attachments. Any final judgment (or judgments) or money judgment (or judgments), writ or warrant of attachment, or similar process involving in excess of $5,000,000 (to the extent not covered by insurance which is confirmed in writing by the insurers or agents of the Borrower or any of its Subsidiaries as covering such judgment or process) in the aggregate shall be entered or filed against any Loan Party or Subsidiary of the Borrower or any of their respective assets and either (1) shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days from the date of its entry, or (2) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g) ERISA Termination Event. Any Termination Event occurs which the Majority Lenders reasonably believe could have a Material Adverse Effect.

(h) ERISA Waiver. If the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Majority Lenders reasonably believe that the business hardship upon which the application for such waiver is based could have a Material Adverse Effect.

(i) Termination of Documents; Failure of Security. Any of the Loan Documents shall cease for any reason (other than by reason of any action or inaction by the Administrative Agent or any Lender) to be in full force and effect against any Loan Party (other than in accordance with the terms hereof or thereof), or any Loan Party shall disavow its obligations under, or shall contest the validity or enforceability of, any of the Loan Documents or the Obligations, or any material Lien intended to be created thereby ceases to be or is not valid and perfected in any material respect (other than in accordance with Section 8.10); or any such Lien shall be subordinated or shall not have the priority contemplated by this Agreement, any of the other Loan Documents, for any reason, or any Loan Party or Affiliate thereof shall institute any action seeking a determination of any of the foregoing, or the subordination provisions of the Note Indenture shall fail to be in full force and effect.

(j) Change in Control. Any of the following events occur:

(i)(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than one or more Principals or their Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Borrower (measured by the voting power rather than the number of shares); or

(ii) except as otherwise permitted under Sections 6.2(a)(i) and 6.2(g), the failure of the Borrower (A) to own (directly or indirectly), free and clear of all Liens or other encumbrances (other than any Lien or encumbrance created by the Loan Documents), 100% of the outstanding shares of each class of Capital Stock of any Subsidiary Guarantor (other than NASDI, Yankee or any other Subsidiary Guarantor that becomes a Subsidiary of the Borrower after the Closing Date) on a fully diluted basis, or, (B) to own (directly or indirectly), free and clear of all Liens or other encumbrances (other than any Lien or encumbrance created by the Loan Documents), at least the same percentage (on a fully diluted basis) of the outstanding equity capital or at least the same percentage (on a fully diluted basis) of the outstanding Voting Stock of NASDI, Yankee or any other Subsidiary Guarantor that becomes a Subsidiary of the Borrower after the Closing Date, in any such case, which was owned (directly or indirectly) by the Borrower (on a fully diluted basis) on the date Yankee or such other Subsidiary Guarantor, as the case may be, became a Subsidiary of the Borrower, or, with respect to NASDI, on the date of consummation of the NASDI Restructuring, or (C) to have the power (directly or indirectly) to elect at least a majority of the board of directors, board of managers or similar body with respect to any Subsidiary Guarantor; or

(iii) a majority of the Board of Directors of the Borrower are not Continuing Directors; or

(iv) any “Change of Control” (as defined in the Note Indenture) occurs.

For purposes of this, clause (j), (i)“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person and (ii) “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of any association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated)

of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(k) Bonding Agreement.

(i) Any Person executing bonds, undertakings or instruments of guaranty as surety for the Borrower or any of its Subsidiaries with respect to any marine construction or dredging contracts to be entered into by the Borrower or any such Subsidiary for any reason ceases to issue such bonds, undertakings or instruments of guaranty and (A) the Borrower and its Subsidiaries fail to cause another Person reasonably acceptable to the Administrative Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries) to issue bonds, undertakings or instruments of guaranty within 90 days of the date that such original Person ceased to issue bonds, undertakings or instruments of guaranty, or (B) such denial, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(ii) Travelers provides notice to the Administrative Agent (pursuant to Section 4.4 of the Intercreditor Agreement) of any breach or default under any bonded contract or under the Travelers Agreement and, as a result thereof, Travelers has taken action pursuant to Section 4.1(a) of the Intercreditor Agreement; or

(iii) The Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under the Bonding Agreement or breaches or defaults with respect to any other term of the Bonding Agreement, if the effect of such failure to pay, default or breach is to cause any Person executing bonds, undertakings or instruments of guaranty as surety for the Borrower or any of its Subsidiaries to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and such possession could reasonably be expected to result in a Material Adverse Effect; or

(iv) Any Loan Party breaches or defaults with respect to any term under any of the bonded contracts of such Loan Party, if the effect of such default or breach is to cause any Person executing bonds, undertakings or instruments of guaranty as surety for such Loan Party to take possession of the work under such bonded contract and such possession could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.2. Acceleration. Upon the occurrence of any Event of Default described in clause (ii) or (iii) of Section 7.1(e), the Commitments shall each automatically and immediately terminate and all unpaid Obligations shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including valuation and appraisement diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan and of the Issuing Lenders to issue and of the Lenders to participate in any Letter of Credit hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and at the direction of the Majority Lenders, shall, by written notice to the Borrower, immediately terminate the Commitments and/or declare all of the Obligations of the Borrower to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the obligation of each Lender to make any Loan and of the Issuing Lenders to issue and of the Lenders to participate in any Letter of Credit hereunder shall thereupon terminate. In addition to and not in limitation of any other right available to the Lenders under any of the Loan Documents or otherwise at law or equity, upon the giving of such notice by the Administrative Agent, the Borrower shall be required to deposit immediately with the Administrative Agent for the benefit of the Lenders, in immediately available funds, an amount equal to the Letter of Credit Obligations (the “Deposit”). The Borrower’s obligation to pay the Deposit shall be absolute and unconditional, and the Deposit shall be deposited in a special collateral account with the Administrative Agent to ensure reimbursement of any drawings under such Letters of Credit and payment of all other amounts due and payable under any of the Loan Documents regarding the Letters of Credit.

SECTION 7.3. Injunctive Relief. The Borrower recognizes that in the event the Borrower fails to perform, observe or discharge any of its Obligations, any remedy of law may prove to be inadequate relief to the Administrative Agent or any Lender, therefore the Borrower agrees that the Administrative Agent and each Lender, if the Administrative Agent or such Lender so requests, shall be entitled to temporary and permanent injunctive relief during the continuation of an Event of Default in any such case without the necessity of proving actual damages or inadequacy of damages as an available remedy therefor.

SECTION 7.4. Allocation Among Secured Parties. Following the occurrence of an Event of Default, and notwithstanding anything in this Agreement to the contrary, all payments, and collections with respect to proceeds of Collateral and all other payments and other applications otherwise on account of any of the Obligations, shall be applied to the Obligations which are then due and payable and if such payments and proceeds are insufficient to satisfy all such Obligations which are due and payable, such payments and proceeds shall be applied in the following order in each case ratably among such Obligations: (i) to the payment of all amounts then due with respect to reasonable out-of-pocket fees (including Attorney Costs), charges, expenses and indemnity claims due the Administrative Agent, (ii) to the payment of all other amounts then due with respect to reasonable out-of-pocket fees (including Attorney Costs), charges, expenses and indemnity claims due the other Secured Parties, (iii) to the payment of amounts then due with respect to interest on the Loans, (iv) to the payment of amounts then due with respect to principal of the Loans and Reimbursement Obligations (and to the extent Letter of Credit Obligations are contingent, cash collateral with respect thereto), and amounts then due the Secured Parties with respect to Rate Protection Agreements and (v) to the payment of all other Obligations.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

SECTION 8.1.1. Appointment and Authorization. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, acting as the representative of each Secured Party for the perfection of the Liens granted pursuant to the Collateral Documents. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Notwithstanding the use of the term “Administrative Agent”, the Administrative Agent’s legal relationship with the Lenders shall not be one of agency, it being understood and agreed to by the Lenders that the Administrative Agent is an independent contractor for the Lenders.

(b) For the sole purpose of the Ship Mortgages, the Administrative Agent is hereby appointed as trustee for purposes of holding the Ship Mortgages as mortgagee on behalf of the Lenders, and the Administrative Agent hereby accepts such appointment as trustee and agrees to act as mortgagee under the Ship Mortgages in such capacity.

SECTION 8.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 8.3. Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence, bad faith or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions, of this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or Affiliates.

SECTION 8.4. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. Except for its express obligations set forth in Article II hereof, the Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders or such greater number of Lenders required by Section 9.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has executed this Agreement, or an Assignment and Acceptance, shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect or such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

SECTION 8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article VII; provided that unless and until the Administrative Agent shall have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 8.6. Credit Decision. Each Lender expressly acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Loan Parties shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Administrative Agent-Related Persons.

SECTION 8.7. Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s Revolving Credit Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Administrative Agent) be imposed on, incurred by or asserted against any such Person and which are in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this

Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

SECTION 8.8. Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Loan Parties and their Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans and interests in Letters of Credit issued hereunder, LaSalle shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and the “Lenders” shall include LaSalle in its individual capacity.

SECTION 8.9. Successor Administrative Agent. The Administrative Agent may, and at the request of the Majority Lenders shall, resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor representative for the Lenders. If no successor representative is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor representative from among the Lenders. Upon the acceptance of its appointment as successor representative hereunder, such successor representative shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor representative and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII and Sections 9.4 and 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor representative has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor representative as provided for above. Upon resignation, the Administrative Agent shall execute and deliver such assignments and take such other actions as the Lenders shall reasonably request in order to transfer and assign its rights and interests under the Collateral Documents to the Lenders or any successor representative appointed by the Lenders; provided that any costs and expenses incurred by the Administrative Agent in taking such actions shall be reimbursed in accordance with Section 9.4(a).

SECTION 8.10. Collateral Matters; Release of Collateral.

(a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, and the Administrative Agent hereby agrees upon the request of the Borrower, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations (or cash collateralization of any outstanding Letters of Credit in a manner acceptable to the applicable Issuing Lender) payable under this Agreement and under any other Loan Document (other than contingent obligations for which no claim has been, or is reasonably expected to be, made); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which none of the Loan Parties owned any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended; (v) consisting of an instrument evidencing Debt or other debt instrument, if the Debt evidenced thereby has been paid in full; (vi) if required by the Intercreditor Agreement; (vii) with respect to which (A) the Borrower shall have requested in writing that the Administrative Agent release its Lien thereon, (B) the Borrower shall have provided, or caused one or more of its Subsidiaries to provide, substitute Collateral of reasonably equivalent or greater value to that of such Collateral subject to such requested Lien release, (C) the Administrative Agent shall have reasonably determined that such substitute Collateral is otherwise acceptable, (D) such substitute Collateral (and the Administrative Agent’s substitute Lien thereon) shall be subject to documentation reasonably satisfactory to the Administrative Agent and (E) such release and substitution is otherwise made in compliance with Section 3.1 of the Intercreditor Agreement; (viii) with respect to any Liens on the vessels Buster, Jack, Key West and G.L. 142 arising under the Collateral Documents; provided, that (A) the Borrower shall have requested in writing that the Administrative Agent release its Lien thereon, (B) the vessel Ohio shall constitute Collateral at the time of such release (C) the Administrative Agent shall have received a recent appraisal of the vessel Ohio by Merrill Marine or such other appraiser reasonably acceptable to the Administrative Agent providing that the vessel Ohio has an OLV of at least $25,500,000 and (D) the Ohio (and the Administrative Agent’s Lien thereon) shall be subject to documentation reasonably satisfactory to the Administrative Agent, (ix) in connection with any permanent reduction in the Revolving Commitment Amount in accordance with Section 2.2 hereof, in Collateral selected by the Borrower in consultation with the Administrative Agent having an aggregate OLV according to a recent appraisal by Merrill Marine or such other appraiser reasonably acceptable to the Administrative Agent no greater than 50% of the amount of such permanent reduction in the Revolving Commitment Amount or (x) subject to Section 9.1(g), if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.10(b). The Administrative Agent hereby agrees to execute and deliver to the Borrower such instruments and documents as are requested by the Borrower (and prepared and filed at Borrower’s sole cost and expense) to effect each release permitted hereunder.

(c) Intercreditor Agreement and other Loan Documents. Except to the extent provided in Section 9.1, each Lender from time to time party hereto authorizes and consents, by its execution hereof or by the Assignment and Acceptance by which it became a Lender, to the Administrative Agent’s entering into the Intercreditor Agreement and each of the other Loan

Documents on such Lender’s behalf and taking all actions taken, required or permitted to be taken by the Administrative Agent thereunder.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all of the affected Lenders and the Borrower do any of the following: (a) reduce the rate of interest on any Loan or obligation or reduce any fee payable to the Lenders, (b) reduce or forgive the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal (excluding any mandatory prepayment) of, or interest on, the Loans or any fees or other amounts payable hereunder, (d) reduce the percentage specified in the definition of Majority Lenders, (e) extend the expiration of or change the percentage of any of the Commitments or increase the number of the Lenders which shall be required for the Lenders or any of them to take any action hereunder, (f) require additional consents, to be obtained with respect to the sale or any assignment or participation of any Lenders hereunder, (g) release all or substantially all of the Guarantees or the Liens of the Administrative Agent and the Lenders on all or substantially all of the Collateral (other than to the extent permitted by Section 8.10(b)(i), (vi) or (vii) hereof), (h) amend Section 9.17 or the definition of “Alternative Currency” without the written consent of each Lender in a manner which is more burdensome to the Lenders; or (i) amend this Section 9.1 or otherwise modify the voting provisions of this Agreement or amend the definition of Majority Lenders; provided, further, that no amendment, waiver or consent shall (i) unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, (ii) unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or (iii) effect an increase in any of the Commitments of any Lender without such Lender’s express written approval.

If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Majority Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Assignee, all of the interests, rights and obligations under this Agreement (including, without limitation, the Commitments and the Revolving Credit Percentage of the Obligations) of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until the Administrative Agent shall have received from such assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such assignee shall agree to be bound by the terms hereof. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

SECTION 9.2. Notices, Etc. Unless otherwise specifically permitted herein, all notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, and addressed as follows:

(a) if to the Borrower or any other Loan Party:

Great Lakes Dredge & Dock Corporation

2212 York Road

Oak Brook, IL 60523

Attention: Chief Financial Officer

Facsimile: (630) 574-3007

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Brian S. Hart, Esq.

Facsimile: 312-558-5700

(b) if to any Lender, an original party hereto, at its Domestic Lending Office specified on Schedule IV hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and

(c) if to LaSalle:

(i) as the Administrative Agent:

LaSalle Bank National Association

135 S. LaSalle Street

Chicago, Illinois 60603

Attention: Steve Trepiccione

Facsimile: (312) 904-6021

steve.trepiccione @abnamro.com

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Michael Gold, Esq.

Telecopier: (312) 853-7036

(ii) as an Issuing Lender

Brad Nelson

Vice President

LaSalle Bank National Association

135 S LaSalle St. Suite 1425

Chicago, IL 60603

Facsimile: 312 904 4448

bradley.nelson@abnamro.com

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Michael Gold, Esq.

Telecopier: (312) 853-7036

or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such telecopier, telegraphic, telex or cable notices and communications shall, when telecopied, telegraphed, telexed or cabled, be effective when telecopied delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, and all such mail notices and communications shall be effective five (5) days after deposit in the mails; except that notices and communications by any of the above means to the Administrative Agent pursuant to Articles II, III or VIII shall not be effective until received by the Administrative Agent.

SECTION 9.3. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.4. Costs and Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay, in paying, stamp, excise and other taxes, if any, which may be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, the Arranger, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for (i) consequential damages as a result of any failure to fund any of the Facilities or (ii) any damages arising from the use by unauthorized Persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with the Facilities (unless such damages resulted directly from the gross negligence, bad faith or willful misconduct of the Person claiming the protections of clause (ii)). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee; provided, however, that the Borrower shall retain all such rights of recovery with respect to any liabilities arising under Environmental Laws resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Deborah A. Wensel (Telephone No. (630) 574-2948) (Fax No. (630) 574-3007), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

SECTION 9.5. Setoff. In addition to and not in limitation of any rights of any Lender under Applicable Law, each Lender shall, upon the occurrence and during the continuance of any Event of Default described in Section 7.1(a) or Section 7.1(e), have the right to appropriate and apply to the payment of the Obligations then due and unpaid, and, as security for such Obligations, each of the Loan Parties hereby grants to each Lender a continuing security interest in, any and all deposits or accounts of the Borrower then or thereafter maintained with such Lender or participant; provided that any such appropriation and application shall be subject to the provisions of Section 2.17. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.5 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.6. Effectiveness. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it.

SECTION 9.7. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of the Lender from which such participation was purchased pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each

Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Sections 2.12 and 2.16, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or, with the written consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Commitments, the written consent of the Issuing Lenders (which, in each case, shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained by the Arranger or any of its Affiliates with respect to any assignment by either of them), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit A, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lenders is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate or Related Fund), in the case of an assignment of Revolving Commitments and/or Loans, shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), and after giving effect thereto, the Assignor, in the case of an assignment of Revolving Commitments and/or Loans, shall have Revolving Commitments and/or Loans aggregating at least $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.10, 2.11, 2.12 and 9.4 in respect of the period prior to such effective date), and (z) the assignee shall comply with Section 2.16 (f). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by or to two or more Related Funds shall be aggregated. Notwithstanding anything herein to the contrary, neither the Borrower nor any Affiliate thereof may be an “Assignee” hereunder.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be presumptive evidence of the amounts so entered, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.7(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Revolving Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Commitment upon request, a new Note and/or Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.7 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.7(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Section 9.7(g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

SECTION 9.8. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Obligations hereunder.

SECTION 9.9. Marshalling; Recourse to Security; Payments Set Aside. Neither any Lender nor the Administrative Agent shall be under any obligation to marshall any assets in favor of the Borrower or any other Loan Party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

SECTION 9.10. Submission To Jurisdiction; Waivers.

(a) All judicial proceedings brought against any party to this Agreement with respect to this Agreement or any other Loan Document may be brought in any state or federal court of competent jurisdiction in New York, New York, and by execution and delivery of this Agreement, each party accepts, for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement or any of the other Loan Documents from which no appeal has been taken or is available. Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its notice address specified on the signature pages hereof, such service to become effective ten (10) days after such mailing. EACH LOAN PARTY, EACH ISSUING LENDER, THE ADMINISTRATIVE AGENT, AND EACH LENDER IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender or any Loan Party to bring proceedings against any Loan Party in the courts of any other jurisdiction.

SECTION 9.11. Performance of Obligations. Each Loan Party agrees that the Administrative Agent, the Issuing Lenders and the Lenders, or any one or more of them, may, but shall have no obligation to, make any payment or perform any act required of such Loan Party under any Loan Document or take any other action which such party in its discretion deems necessary or desirable to protect or preserve the Collateral, including any action to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral.

SECTION 9.12. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and the other Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents or any amendments or exhibits thereto.

SECTION 9.13. GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (UNLESS ANY SUCH LOAN DOCUMENT EXPRESSLY PROVIDES OTHERWISE), AND THE LETTERS OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN THE

PROVISIONS OF 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 9.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.15. Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Loan Parties, the Lenders, the Issuing Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letter dated May 7, 2007 among the Borrower and LaSalle, and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders

SECTION 9.16. Non-Confidentiality of Tax Structure. Notwithstanding anything herein to the contrary, each party hereto (and each affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

SECTION 9.17. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurodollar Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Revolving Loan or Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lenders, in its or their sole discretion).

In the case of any such request pertaining to Eurodollar Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Lender thereof. Each Lender (in the case of any such request pertaining to Eurodollar Rate Loans) or the applicable Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or a Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Lender, as the case may be, to permit Eurodollar Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Eurodollar Rate Loans; and if the Administrative Agent and the applicable Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 9.17, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

SECTION 9.18. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and Revolving Loans denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

SECTION 9.19. Cash Collateral. The Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all Cash Collateral delivered by the Borrower in connection with Section 2.8.1.

SECTION 9.20. Syndication Agent and Co-Documentation Agents. No Person named as a “Syndication Agent” or “Co-Documentation Agent” herein shall have any rights or obligations under this Agreement or any other Loan Document in its capacity as “Syndication Agent” or “Co-Documentation Agent.”

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the Closing Date.

GREAT LAKES DREDGE & DOCK CORPORATION, as the Borrower and a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

GREAT LAKES CARIBBEAN DREDGING, INC., as a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

GREAT LAKES DREDGE & DOCK COMPANY, LLC, as a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

DAWSON MARINE SERVICES COMPANY, as a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

JDC SOIL MANAGEMENT & DEVELOPMENT INC., as a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

NASDI HOLDINGS CORPORATION, as a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

NORTH AMERICAN SITE DEVELOPERS, INC., as a Loan Party

By:	/s/ Deborah A. Wensel
Name:	Deborah A. Wensel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

FIFTY-THREE DREDGING CORPORATION, as a Loan Party

By:	/s/ Paul E. Dinquel
Name:	Paul E. Dinquel
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

LASALLE BANK NATIONAL ASSOCIATION, as the Administrative Agent, a Lender, an Issuing Lender, the Swing Line Lender and the Arranger

By:	/s/ Steve Trepiccione
Name:	Steve Trepiccione
Title:	Senior Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as Syndication Agent

By:	/s/ Reuel Andrews
Name:	Reuel Andrews
Title:	Duly Authorized Signatory

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

FIFTH THIRD BANK, as a Lender and as Co-Documentation Agent

By:	/s/ Neil G. Mesch
Name:	Neil G. Mesch
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

NATIONAL CITY BANK, as a Lender and as Co-Documentation Agent

By:	/s/ Renee M. Bonnell
Name:	Renee M. Bonnell
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

CHARTER ONE BANK, as a Lender and as Co-Documentation Agent

By:	/s/ R. Michael Newton
Name:	R. Michael Newton
Title:	Senior Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Reginald M. Goldsmith, III
Name:	Reginald M. Goldsmith, III, CFA
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

BANK OF AMERICA, N.A., as a Lender and as an Issuing Lender

By:	/s/ Jonathan M. Phillips
Name:	Jonathan M. Phillips
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

MB FINANCIAL BANK, as a Lender

By:	/s/ Henry Wessell
Name:	Henry Wessell
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

LEHMAN COMMERCIAL PAPER INC., as a Lender

By:	/s/ Maria Maslennikova Lund
Name:	Maria Maslennikova Lund
Title:	Vice President

Great Lakes Dredge & Dock Corporation

Credit Agreement

June 2007

SCHEDULE I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Adjusted Consolidated EBITDA” means EBITDA adjusted as required or permitted by Regulation S-X of the 1933 Act, but in any event in a manner consistent with the Borrower’s applicable filings submitted with the Securities and Exchange Commission.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent-Related Persons” means LaSalle and any successor Administrative Agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Affiliate” means, with respect to any Person, any other Person:

(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering any Plan);

(ii) which beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock of such Person (or, in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interests); or

(iii) ten percent (10%) or more of the Voting Stock (or, in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interests) of which, is beneficially owned or held, directly or indirectly, by such Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” has the meaning specified in the preamble.

“Alternative Currency” means (i) in respect of any Revolving Loans, Euro and each other lawful currency (other than Dollars) that is approved in accordance with Section 9.17 hereof and (ii) in respect of any Letters of Credit, (A) Euro, British Pounds Sterling and Canadian Dollars and each other lawful currency (other than Dollars which is freely transferable and convertible into Dollars) that is approved in accordance with Section 9.17 hereof and (B) the lawful currencies of Bahrain, Qatar, Oman and the United Arab Emirates, in each case, to the extent such currencies are freely transferable and convertible into Dollars.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Commitment Amount and $15,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitment Amount.

“Applicable Base Rate Margin,” “Applicable Non-Use Fee Percentage,” “Applicable Eurodollar Rate Margin,” “Applicable Financial Letter of Credit Fee Percentage,” and “Applicable Performance Letter of Credit Fee Percentage” respectively mean, during any Pricing Period, the amount set forth below for such Applicable Base Rate Margin, Applicable Non-Use Fee Percentage, Applicable Eurodollar Rate Margin, Applicable Financial Letter of Credit Fee Percentage and Applicable Performance Letter of Credit Fee Percentage, as the case may be, depending upon the Total Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the first day of such Pricing Period:

Total Leverage Ratio	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin	Applicable Non-Use Fee Percentage	Applicable Financial Letter of Credit Fee Percentage	Applicable Performance Letter of Credit Fee Percentage
≥ 5.50 to 1.00	3.00%	1.25%	0.50%	3.00%	1.50%
≥ 5.00 to 1.00 but < 5.50 to 1.00	2.75%	1.00%	0.50%	2.75%	1.375%
≥ 4.50 to 1.00 but < 5.00 to 1.00	2.50%	0.75%	0.50%	2.50%	1.25%
≥ 4.00 to 1.00 but < 4.50 to 1.00	2.25%	0.50%	0.375%	2.25%	1.125%
≥ 3.25 to 1.00 but < 4.00 to 1.00	2.00%	0.25%	0.375%	2.00%	1.00%
< 3.25 to 1.00	1.75%	0.00%	0.25%	1.75%	0.875%

provided, however, that (i) if and for so long as the Borrower shall have failed to timely deliver a Compliance Certificate under Section 6.4(d) with respect to such Fiscal Quarter most recently ended, the Applicable Base Rate Margin, Applicable Non-Use Fee Percentage, Applicable Eurodollar Rate Margin, Applicable Financial Letter of Credit Fee Percentage and Applicable Performance Letter of Credit Fee Percentage for such Pricing Period shall be determined as if the Total Leverage Ratio is greater than or equal to 5.50 to 1.00 and (ii) notwithstanding the foregoing, for the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date, the Applicable Base Rate Margin, Applicable Non-Use Fee Percentage, Applicable Eurodollar Rate Margin, Applicable Financial Letter of Credit Fee Percentage and Applicable Performance Letter of Credit Fee Percentage, respectively mean, in respect of any Pricing Period (or portion thereof) during such 180 day period, the amount set forth below for such Applicable Base Rate Margin, Applicable Non-Use Fee Percentage, Applicable Eurodollar

2

Rate Margin, Applicable Financial Letter of Credit Fee Percentage and Applicable Performance Letter of Credit Fee Percentage, as the case may be, depending upon the Total Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the first day of such Pricing Period:

Total Leverage Ratio	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin	Applicable Non-Use Fee Percentage	Applicable Financial Letter of Credit Fee Percentage	Applicable Performance Letter of Credit Fee Percentage
≥ 5.50 to 1.00	3.00%	1.25%	0.50%	3.00%	1.50%
≥ 5.00 to 1.00 but < 5.50 to 1.00	2.75%	1.00%	0.50%	2.75%	1.375%
< 5.00 to 1.00	2.50%	0.75%	0.50%	2.50%	1.25%

If, as a result of any restatement or other adjustment to the financial statements of the Borrower and its Subsidiaries for any reason, the Borrower, the Administrative Agent or the Majority Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate (other than as a result of a subsequent change in GAAP) and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and applicable Issuing Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender otherwise set forth in this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder.

“Applicable Law” means, with respect to any Person or matter, any law, rule, regulation, order, decree or other requirement having the force of law relating to such Person or matter and, where applicable, any interpretation thereof by any Person having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Office in the case of a Eurodollar Rate Loan.

“Arranger” has the meaning specified in the preamble.

“Assignee” has the meaning specified in Section 9.7.

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“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A.

“Assignor” has the meaning specified in Section 9.7.

“Attorney Costs” means and includes all reasonable out-of-pocket fees and disbursements of any law firm or other external counsel.

“Authorized Officer” means, relative to any Loan Party, the officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent pursuant to Section 4.1.

“Available Revolving Commitments” means with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended.

“Base Rate” means the higher of:

(i)	the Prime Rate; and

(ii)	0.50% per annum above the Federal Funds Rate.

“Base Rate Loan” means a Loan which bears interest at or determined by reference to the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the 1934 Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the 1934 Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Berardi” means Christopher A. Berardi or an entity controlled by Christopher A. Berardi, and includes any heirs, executors and permitted assigns or transferees.

“Board of Directors” means (i) in respect of a corporation, the board of directors of such corporation, and (ii) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Bonding Agreement” means, collectively, the Travelers Agreement and any supplement thereto or replacement thereof, and any similar contractual arrangement with providers of bid, performance or payment bonds, each of which supplement, replacement or similar arrangement being subject to the Intercreditor Agreement.

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“Borrower” has the meaning specified in the preamble.

“Borrowing” means a borrowing of Revolving Loans or Swing Line Loans made pursuant to this Agreement.

“Business Day” means a day of the year on which banks are not required or authorized to close in any of New York City or Chicago and, if the applicable Business Day relates to any Eurodollar Rate Loan, a day of the year on which dealings are carried on in the interbank Eurodollar market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made or incurred during such period (whether or not paid in cash and including that portion of Capitalized Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries) which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, membership interests and partnership interests or units, and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” means, with respect to any Person, any lease of any property by that Person as lessee, the obligation for Rentals with respect to which is required to be accounted for as a capital lease on the balance sheet of such person in accordance with GAAP.

“Capitalized Rentals” means, as of the date of any determination, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Borrower or any of its Subsidiaries is a lessee would be reflected as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to customary documentation in form and substance reasonably satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders and the Issuing Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in blocked deposit accounts at the Administrative Agent.

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Claims” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express

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warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means June 12, 2007.

“Code” means the Uniform Commercial Code of the State of New York.

“Collateral” means all Property and interests in Property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in or upon which a Lien is granted under the Collateral Documents.

“Collateral Documents” means the First Preferred Fleet Mortgages, the Second Preferred Fleet Mortgages, the Note Pledge Agreement, the Equipment Security Agreements, the Receivables Security Agreements, the Proceeds Agent Agreement, financing statements and all other similar agreements, assignments, instruments and documents delivered to the Administrative Agent from time to time to create, evidence or perfect Liens securing the Obligations, and all amendments, supplements, modifications, renewals, replacements, restatements, consolidations, substitutions, and extensions of any of the foregoing.

“Commitment Schedule” means Schedule V hereto, as such schedule may be modified from time to time in connection with (i) the execution and delivery of any Assignment and Acceptance pursuant to the terms hereof, (ii) the reduction of the Revolving Commitment Amount pursuant to Section 2.2 hereof and (iii) any increase in the Revolving Commitment Amount pursuant to Section 2.23 hereof.

“Compliance Certificate” shall have the meaning specified in Section 6.4(d).

“Contaminant” means any waste, pollutant, hazardous substance, radioactive substance or material, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in any Environmental Law.

“Continuation/Conversion Notice” shall have the meaning specified in Section 2.6.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors as of the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or was otherwise designated by a Principal or a Related Party of a Principal.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person

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means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Customary Permitted Investment” means, at any time, Investments of the Borrower or any of its Subsidiaries in (a) any obligation, maturing not more than one year after such time, issued or guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America; (b) marketable general obligations, maturing not more than six months after such time, issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated A-2 by Standard & Poor’s Rating Group, a division of McGraw Hill Inc. or P-2 or higher by Moody’s Investors Service, Inc.; (c) commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States or of the District of Columbia and rated A-2 or higher by Standard & Poor’s Rating Group, a division of McGraw Hill Inc. or P-2 by Moody’s Investors Service, Inc., or (ii) any Lender (or its holding company); (d) any certificate of deposit, time or demand deposit (including Eurodollar time deposits) or bankers acceptance, maturing not more than one year after such time, which is issued by either (i) a commercial banking institution organized under the laws of the United States of America or any State thereof or the District of Columbia that has a combined capital, surplus and undivided profits of not less than $500,000,000, (ii) any Lender, or (iii) (A) any branch of any Lender, (B) any commercial banking institution organized under the laws of the United States of America or any State thereof or any Organization for Economic Co-operation and Development country which has a combined capital, surplus and undivided profits of not less than $500,000,000 or (C) any financial institution organized under the laws of a country where the Borrower or any of its Subsidiaries is engaged in a dredging or construction project to the extent such certificates of deposit, time or demand deposits (including Eurodollar time deposits) or bankers acceptances are reasonably necessary in connection with such dredging or construction project; (e) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a) and (b) above, entered into with any institution meeting the qualifications specified in clause (d) above; (f) participation in loans made to a borrower (other than an Affiliate of any Loan Party) with a debt rating of A-2 or higher from Standard & Poor’s Rating Group, a division of McGraw Hill Inc. or P-2 or higher from Moody’s Investors Service, Inc.; provided, however, that such loans must mature within six months from the date such participation is purchased; (g) short-term asset management accounts offered by any Lender for the purpose of investing in notes issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States or of the District of Columbia and rated A-2 or higher by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc. or P-2 or higher by Moody’s Investors Service, Inc.; or (h) bonds issued by a municipality or governmental agency and rated not lower than BBB by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc. or Baa2 by Moody’s Investors Service, Inc. and purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business in connection with retainage under contracts with its customers; or (i) United States Dollars or money in other currencies received in the ordinary course of business; or (j) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e), and (i) of this definition; or (k) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada,

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or by any political subdivision or taxing authority thereof, and having one of the two highest ratings obtainable from Standard & Poor’s Rating Group, a division of McGraw Hill Inc., or Moody’s Investors Service, Inc.; or (l) in the case of any Subsidiary of the Borrower that is not domiciled in the United States, investments comparable to the foregoing that have been approved by the Administrative Agent.

“Customary Permitted Liens” means:

(a) Liens (other than those arising with respect to any noncompliance with ERISA or Environmental Laws) for taxes, assessments or governmental charges, but only to the extent that such taxes, assessments or charges are either not delinquent or are being contested in good faith by appropriate proceedings, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, suppliers and other Liens imposed by law (including maritime law) created in the ordinary course of business of the Borrower and its Subsidiaries, but only to the extent that the amounts secured or to be secured by such Liens are either not overdue or are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) Liens (other than any Lien imposed by ERISA or Environmental Laws) incurred or deposits (including, without limitation, security deposits) made in the ordinary course of the Borrower’s business or any of its Subsidiaries’ businesses (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment of borrowed money or to stay a judgment pending an appeal thereof), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, but only to the extent that the amounts secured or to be secured by such Liens are either not delinquent or are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(d) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real property, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries; and

(e) Liens of or resulting from any judgment or award, other than any judgment or award that gives rise to an Event of Default, the time for appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or any of its Subsidiaries shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured.

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“Debt” means and includes, with respect to any Person, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds (including, without limitation, license, bid, performance, lien or payment bonds), debentures, notes or other similar instruments, (iii) obligations which have been incurred in connection with the acquisition of property or services (including, without limitation, obligations to pay the deferred purchase price of property or services), excluding trade payables and accrued expenses incurred in the ordinary course of business, (iv) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (v) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (vi) the principal amount of Capitalized Rentals under any Capitalized Lease, (vii) reimbursement obligations with respect to letters of credit, (viii) obligations under Rate Protection Agreements and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above. For the avoidance of doubt and notwithstanding the requirements of GAAP, Capital Stock issued by Borrower hereafter shall not constitute Debt (including for the purpose of calculation of the covenants in Section 6.3) so long as such Capital Stock does not require any cash payments or dividends thereon or require any mandatory redemption or repurchase prior to the date one year after the maturity of the Obligations.

“Default” means an event which, with the lapse of time or the giving of notice, or both, would be an Event of Default.

“Defaulting Lender” has the meaning specified in Section 2.4(c).

“Default Rate” has the meaning specified in Section 2.9.2.

“Deposit” has the meaning specified in Section 7.2.

“Designated Vessel” means (i) all vessels owned by the Borrower or any of its Subsidiaries and documented under the federal laws of the United States of America, (ii) any vessels, whether or not documented in compliance with clause (i), with a book value of at least $750,000, and (iii) any vessels constituting Collateral.

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“DOL” means the United States Department of Labor.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, as the case may be, at such time on the basis of the Spot Rate (determined

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in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on Schedule IV hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, with respect to any period, as determined in accordance with GAAP, the sum of the amounts for such period of Net Income, (a) plus, without duplication and to the extent reflected as a charge in the consolidated statement of such Net Income for such period: (i) depreciation, depletion and amortization expense, (ii) federal, state, local and foreign income taxes, (iii) Interest Expense, (iv) transaction fees and expenses incurred in connection with the Transactions to the extent not capitalized and to the extent not exceeding in the aggregate $3,000,000, (v) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (x) there were cash charges with respect to such charges and losses in past accounting periods or (y) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), (vi) any amounts included in the calculation of Net Income for amortization or non-cash charges for the write-off or impairment of goodwill, intangibles or other purchase accounting adjustments related to the accounting for the Transactions or other acquisitions under GAAP (including Financial Accounting Standards No. 141 and 142), (vii) fees and expenses incurred in connection with the Bonding Agreement and the Equipment Financing Debt, (viii) Net Income attributable to the minority equity interest that is not owned, directly or indirectly, by the Borrower in NASDI, Yankee or any other non-wholly owned Subsidiary to the extent the Net Income in respect of such minority equity interest is received by the Borrower and (ix) transaction fees and expenses incurred in connection with the acquisition of the vessels Ohio and Terrapin Island to the extent not capitalized, and (b) minus, without duplication and to the extent reflected as a gain or otherwise included in the calculation of such Net Income for such period, (i) non-cash gains (excluding any such noncash gains to the extent (x) there were cash gains with respect to such gains in past accounting periods or (y) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) and (ii) Net Income attributable to the minority equity interest that is not owned, directly or indirectly, by the Borrower in NASDI, Yankee or any other non-wholly owned Subsidiary to the extent the Net Income in respect of such minority equity interest is distributed to the holder or holders of such minority equity interest and (c) plus, without duplication, cash dividends received by the Borrower or any Subsidiary from Amboy Aggregates, a New Jersey joint venture, and any other equity joint ventures.

“Environmental Claim” means all claims, however asserted, by any Governmental Authority or other Person alleging potential or actual liability under Environmental Laws or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs,

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restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, or Release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental or Releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all international, foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use and natural resource matters now or hereafter in effect; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Oil Pollution Act of 1990, as amended, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, as amended, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act, and the Occupational Safety and Health Act, and any analogous state or local laws.

“Equipment Financing Debt” means Debt incurred pursuant to the Credit Agreement dated December 17, 2003 between General Electric Capital Corporation and Great Lakes to finance certain equipment of the Borrower and the Subsidiary Guarantors existing on the Closing Date.

“Equipment Security Agreement” means the “Lender Equipment Security Agreement” referred to and as defined in the Intercreditor Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Borrower, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Borrower, and (c) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Borrower, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

“Euro” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Office” on Schedule IV hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

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“Eurodollar Rate Loan” means a Loan bearing interest, at all times during the Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBOR Rate. All Loans denominated in an Alternative Currency must be Eurodollar Rate Loans.

“Events of Default” has the meaning specified in Section 7.1.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 22, 2003 among the Borrower, certain of the Loan Parties, the lenders from time to time party thereto and Bank of America, N.A., as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing L/C’s” has the meaning specified in Section 3.11.

“Existing Lenders” means the “Lenders” party to the Existing Credit Agreement.

“Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Financial Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, other than a Performance Letter of Credit. The Administrative Agent shall determine whether any Letter of Credit constitutes a “Financial Letter of Credit” in its reasonable discretion in consultation with the Borrower.

“Financial Letter of Credit Availability” means, at any time of determination, an amount equal to the lesser of (a) the Letter of Credit Availability at such time and (b) the Financial Letter of Credit Sublimit.

“Financial Letter of Credit Sublimit” means $15,000,000.

“First Preferred Fleet Mortgages” means (i) the First Preferred Fleet Mortgage of even date herewith, as amended, restated, supplemented or modified from time to time, executed and delivered by Great Lakes and any other applicable Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting a first priority lien on and security interest in certain United States flag vessels, (ii) the First Preferred Ship Mortgage of even date herewith, as amended, restated, supplemented or modified from time to time, executed and delivered by

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Great Lakes and any other applicable Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting a first priority lien on and security interest in a certain Republic of the Marshall Islands flag vessel and (iii) any other first preferred fleet or ship mortgages hereafter executed and delivered by any Loan Party in favor of the Administrative Agent, for the benefit of the Lender Secured Parties.

“Fiscal Quarter” means any quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties consisting of a period of twelve consecutive months ending on December 31.

“Foreign Currency Contract” has the meaning specified in Section 6.1(o).

“FX Trading Office” means the Chicago office of the Administrative Agent, or such other office of the Administrative Agent or its parent, ABN AMRO Bank, N.V., as the Administrative Agent may designate from time to time.

“GAAP” means generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), except as provided in the definitions of “Debt” and “Interest Expense” in respect of the treatment of Capital Stock of the Borrower pursuant to Statement of Financial Accounting Standards No. 150 (“FAS 150”), which, subject to Section 1.4, are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 9.7.

“Great Lakes” means Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation, of any other Person (the “Primary Obligor”) in any manner, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the Primary Obligor to make payment of the Debt or obligation, or (iv) otherwise to assure the owner of the Debt or obligation of the Primary Obligor against loss in respect thereof. For the purposes of all computations made under this

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Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed (or the aggregate amount of such Debt which is guaranteed under such Guaranty, whichever is less), and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend so guaranteed. Guaranties shall not include reimbursement obligations with respect to letters of credit but shall include guaranties of reimbursement obligations with respect to such letters of credit.

“Hazardous Materials” means all those substances, materials or wastes, which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances, materials or wastes identified under any Environmental Law as a hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, pollutant, contaminant or words of similar meaning, asbestos, or petroleum, including crude oil or any fraction thereof, and all substances identified under CERCLA as hazardous.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that at any time has Total Assets of less than $500,000.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statements of the Borrower and its Subsidiaries, any qualification or exception to such opinion or certification: (a) which is of a “going concern” or similar nature, (b) which relates to the limited scope of examination of matters relevant to such financial statement, or (c) which relates to the treatment or classification of any item in such financial statements and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause any violation of Section 6.3.

“Increase Effective Date” has the meaning specified in Section 2.23(d).

“Indemnified Liabilities” has the meaning specified in Section 9.4.

“Indemnitee” has the meaning specified in Section 9.4.

“Intercreditor Agreement” means the Intercreditor Agreement of even date herewith by and among the Administrative Agent, Travelers, the other “Sureties” and “Great Lakes Entities” party thereto and referred to and defined therein, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” has the meaning specified in Section 6.3(b).

“Interest Expense” means, for any Fiscal Quarter, the aggregate consolidated interest expense (net of interest income) of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter, as determined in accordance with GAAP, including (i) Non-Use Fees paid or payable during such Fiscal Quarter, (ii) all other fees paid or payable with respect to the issuance or maintenance of any Guaranty or contingent Debt (including Letters of Credit but excluding fees paid under the Bonding Agreement), which, in accordance with GAAP, would be included as interest expense, (iii) net costs or benefits under any Rate Protection Agreement (excluding (A) any gain or loss recognized under GAAP resulting from the mark to market

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valuation of any Rate Protection Agreement and (B) the costs of any commodity hedging transaction or foreign currency hedging transaction) and (iv) the portion of any payments made in respect of Capitalized Rentals of the Borrower and its consolidated Subsidiaries allocable to interest expense, but excluding any amortization of costs and expenses incurred in connection with, and relating to, this Agreement or other financings permitted by this Agreement. Notwithstanding the foregoing, “Interest Expense” shall not include (a) any non-cash dividends or other non-cash payments in respect of any Capital Stock of the Borrower that is not included in the definition of “Debt” pursuant to the last sentence of such definition or (b) the positive or negative mark to market value of any interest rate hedging transaction.

“Interest Period” means, relative to any Eurodollar Rate Loan, the period from the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.4 or 2.6 as the case may be, and, unless the maturity of such Eurodollar Rate Loan is accelerated, the day which numerically corresponds to such date one, two, three or six months thereafter (or such other periods as available and agreed to by all the Lenders and the Administrative Agent), as the Borrower may select in its relevant notice pursuant to Section 2.4 or 2.6, as the case may be; provided that:

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than 8 different dates;

(b) if there exists no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month;

(c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is a Business Day falling in a new calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(d) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Revolving Commitment Termination Date.

“Investment” means, as applied to any Person, any purchase or other acquisition by that Person of Securities or Debt, or of a beneficial interest in Securities or Debt, of any other Person, any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees, officers and directors and similar items made or incurred in the ordinary course of business), capital contribution by that Person to any other Person, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be determined in conformity with GAAP. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

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“Issuing Lender” means any Lender designated by the Borrower and consenting to such designation as an Issuing Lender, including, as of the Closing Date, LaSalle and Bank of America, N.A.; provided, that as of any date of determination, only three Lenders may be “Issuing Lenders” hereunder without the prior written consent of the Administrative Agent.

“Lenders” means the institutions listed on the signature pages hereof and each institution that shall become a party hereto pursuant to Section 9.7.

“Letters of Credit” has the meaning specified in Section 3.1

“Letter of Credit Availability” means, at any time of determination, an amount equal to the lesser of (a) the Revolving Commitment Amount then in effect minus the then outstanding Dollar Equivalent principal balance of the Loans and (b) the Letter of Credit Sublimit.

“Letter of Credit Fee” has the meaning specified in Section 3.3.

“Letter of Credit Obligations” means at any time, but without duplication, an amount equal to the sum of (a) the Dollar Equivalent amount available to be drawn under outstanding Letters of Credit, plus (b) all Dollar Equivalent amounts drawn, but not yet reimbursed, under Letters of Credit.

“Letter of Credit Request” has the meaning specified in Section 3.2.

“Letter of Credit Sublimit” means $85,000,000, as the same may be increased in accordance with Section 2.23 hereof.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, reasonable out-of-pocket costs and expenses (including, without limitation, Attorney Costs, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“LIBOR Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Eurodollar Rate Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation

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D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance for the payment of money, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financial lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a “true” lessor pursuant to Section 9-408 of the Code or other comparable law of any jurisdiction) naming the owner of the asset to which such Lien relates as debtor under the Code or other comparable law of any jurisdiction but excluding unauthorized financing statements filed under the UCC (or any similar law) with respect to which no security interest exists in the assets described in such financing statements.

“Loan” means, as the context may require, Revolving Loans and/or Swing Line Loans.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Loan Party Guaranties, the Intercreditor Agreement, the Collateral Documents, all material agreements, instruments and documents which create or perfect any of the Liens securing the Obligations or create any obligation between any Loan Party and the Administrative Agent or any Lender, each Notice of Borrowing, Continuation/Conversion Notice, Letter of Credit Request, Compliance Certificate, the Supporting L/C Documents, and all documents and instruments that are agreed by the Borrower and the Administrative Agent to constitute a “Loan Document” hereunder heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to or for the benefit of the Administrative Agent or any Secured Party in connection with this Agreement, and all amendments, supplements, modifications, renewals, replacements, restatements, consolidations, substitutions, and extensions of any of the foregoing.

“Loan Party” means the Borrower, each Subsidiary Guarantor and each other Affiliate of the Borrower executing a Loan Document.

“Loan Party Guaranties” means the Guaranties of even date herewith executed and delivered pursuant to Section 4.1, pursuant to which the Subsidiary Guarantors fully, unconditionally and irrevocably guaranty the prompt and complete payment and performance of the Obligations of the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Madison Dearborn Partners” means Madison Dearborn Partners, LLC.

“Majority Lenders” means, at any time, the Lenders having, in the aggregate, a Revolving Credit Percentage of more than 50% of the total Revolving Credit Percentages of all of the Lenders at such time.

“Management Investors” means those executive officers of the Borrower or its Subsidiaries owning Capital Stock of the Borrower.

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“Material Adverse Effect” means (a) a material adverse effect upon (i) the condition (financial or otherwise), operating results, assets, liabilities, business or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents, the Liens granted to the Administrative Agent and the Secured Parties, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Borrower or any ERISA Affiliate.

“NASDI” means North American Site Developers, Inc., a Massachusetts corporation, and, upon the consummation of the NASDI Restructuring, means North American Site Developers, LLC, a Delaware limited liability company.

“NASDI Holdings” means NASDI Holdings Corporation, a Delaware corporation.

“NASDI Restructuring” means, collectively, (i) the redemption, repurchase or other acquisition of all of the capital stock of North American Site Developers, Inc. owned by Berardi for an amount not greater than $50,000, (ii) the conversion of up to $28,000,000 of intercompany indebtedness owing by North American Site Developers, Inc. to the Borrower into capital stock of North American Site Developers, Inc., (iii) the Borrower’s contribution of all of the issued and outstanding shares of capital stock of North American Site Developers, Inc., a Massachusetts corporation, to NASDI Holdings or another wholly-owned Subsidiary, (iv) the conversion of North American Site Developers, Inc., a Massachusetts corporation, into North American Site Developers, LLC, a Delaware limited liability company and (v) the admission of Berardi as a member of NASDI and the issuance to Berardi of a 35% non-voting profits interest in NASDI.

“Net Cash Proceeds” means the gross cash proceeds received by the Borrower and its Subsidiaries in connection with the consummation of any of the transactions of the type resulting in a mandatory prepayment under clause (b) of Section 2.8.1, in any such case, net of all fees, expenses, charges, taxes, commissions and costs incurred by the Borrower or any of its Subsidiaries in connection with the consummation of such transactions; provided, however, that Net Cash Proceeds shall exclude any cash proceeds received by the Borrower or any of its Subsidiaries from the sale of any assets or equity interests (including, without limitation, by way of merger, consolidation, reorganization or similar transaction) of NASDI, NASDI Holdings or any other non-wholly owned Subsidiary to the extent that (a) the Borrower or such Subsidiary is required to (i) distribute such proceeds as an equity distribution to the holders of NASDI’s or such other Subsidiary’s equity interests other than the Borrower or any of its Subsidiaries (including, without limitation, distributions of available cash flow and liquidating distributions) pursuant to NASDI’s or such other Subsidiary’s organizational documents or (ii) pay such proceeds to Christopher Berardi (or his heirs, executor or assigns) as a bonus pursuant to his employment agreement as then in effect and (b) the aggregate amount so excluded does not exceed 35% of the gross amount of such cash proceeds (including the amount of cash subsequently received in respect of any non-cash proceeds) received by the Borrower and its Subsidiaries from such sale or similar transaction.

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“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary or non-recurring gain or loss) which, in accordance with GAAP, would be included as net income on a consolidated statement of income of the Borrower and its Subsidiaries for such period.

“Non-Consenting Lender” has the meaning specified in Section 9.1.

“Non-Use Fee” shall have the meaning specified in Section 2.14(a).

“Note Indenture” means that certain Indenture dated as of December 22, 2003 between The Bank of New York, as trustee, and the Borrower and the Subsidiary Guarantors.

“Note Indenture Obligations” means all of (a) the Borrower’s obligations under and with respect to the Note Indenture, including, without limitation, all obligations to pay principal in an aggregate principal amount not to exceed $175,000,000 under its 7-3/4% Senior Subordinated Notes due 2013, and all interest, premium, fees, charges, expenses and indemnities with respect thereto, and to effect redemptions, repurchases and prepayments with respect thereto, in any case, whether fixed, contingent, matured or unmatured, or (b) the Borrower’s obligations under and with respect to such other unsecured Debt the net proceeds of which are designated to be used, and are used reasonably promptly after the incurrence thereof, to refinance in whole or in part the Note Indenture Obligations described in clause (a) above; provided, that such refinancing Debt (i) is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being refinanced plus the amount of any premium required to be paid thereon and any interest, fees and costs incurred in such refinancing, (ii) has a final maturity more than 180 days after the Revolving Commitment Termination Date and requires no scheduled payment of principal in cash prior to such date, and (iii) includes (A) subordination provisions reasonably acceptable to the Administrative Agent and (B) covenants, events of default and other terms and provisions (including quantities thereof) that are no more restrictive, when taken as a whole, to the Borrower and its Subsidiaries than are (x) in the case of any public issuance of Debt to the Borrower, customary at the time of such refinancing of such type for issuers with a debt rating similar to that of the Borrower and (y) in the case of any private issuance of Debt to the Borrower, as set forth in the Note Indenture (any such refinancing as described in this clause (b), a “Permitted Note Refinancing”).

“Note Pledge Agreement” means the “Lender Pledge Agreement” referred to and as defined in the Intercreditor Agreement.

“Notes” means the promissory notes made by the Borrower and delivered to each Lender evidencing such Lender’s Loans and participations in Letters of Credit.

“Notice of Borrowing” has the meaning specified in Section 2.4.

“NVDC” means the United States Coast Guard’s National Vessel Documentation Center in Falling Waters, West Virginia.

“Obligations” means all loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, owing by any Loan Party to any Lender, the Administrative Agent, or any Affiliate of any Lender or the Administrative Agent, or Person

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entitled to indemnification pursuant to this Agreement, whether evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document or any Rate Protection Agreement between any Loan Party and a Lender or any Person that was an Affiliate of a Lender at the time of the entry into of such Rate Protection Agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate hedging transaction, commodity hedging transaction, foreign currency hedging transaction or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges, expenses, fees, Attorney Costs and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document. Unless otherwise specified in this Agreement, any determination of the amount of outstanding Obligations shall be made on a Dollar Equivalent basis.

“OLV” has the meaning specified in Section 6.1(p).

“Other Taxes” has the meaning specified in Section 2.16(b).

“Participant” has the meaning specified in Section 9.7.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance Letter of Credit” means any standby letter of credit issued pursuant to this Agreement to assure completion of performance of a nonfinancial or commercial obligation of Borrower or any of its Subsidiaries, until such time, if any, as such letter of credit is recharacterized as relating to a financial obligation of the Borrower or such Subsidiaries. The Administrative Agent shall determine whether any Letter of Credit constitutes a “Performance Letter of Credit” in its reasonable discretion after consultation with the Borrower.

“Permit” means any permit, approval, authorization, license, variance, or permission required from any Governmental Authority under any Applicable Law.

“Permitted Business Acquisition” means any acquisition by the Borrower or any of its Subsidiaries of all or any part of the assets, shares or other equity interests in a corporation or other Person engaged in the same business or a business reasonably related, complimentary or incidental to the business of the Borrower or any of its Subsidiaries but only if no Default or Event of Default shall have occurred or be continuing immediately prior to such acquisition or after giving effect thereto.

“Permitted Disposition” means any Disposition of any assets of the Borrower or any of its Subsidiaries, whether in a single transaction or a series of related transactions, to any Person, but only if

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(a) such Disposition of property which is not Collateral and which (i) is made in the ordinary course of business of the Borrower or such Subsidiary, (ii) is a Disposition from (A) the Borrower to any of its Subsidiary Guarantors or from a Subsidiary Guarantor to the Borrower or to another Subsidiary Guarantor, or (B) (x) the Borrower or any Subsidiary Guarantor to a Subsidiary of the Borrower which is not a Subsidiary Guarantor, or (y) a Subsidiary of the Borrower which is not a Subsidiary Guarantor to any other such Subsidiary, provided that, in the case of clause (B)(x), the aggregate amount of all such Permitted Dispositions (other than renewals and extensions of the leases and subleases set forth on Schedule VI) made after the Closing Date does not exceed $15,000,000 (net of the fair market value of any property received in exchange for such Dispositions), (iii) is a sale, lease or transfer to another Person of assets determined by the Borrower or such Subsidiary, in its reasonable judgment, to be no longer useful or necessary in the operations or businesses of the Borrower or such Subsidiaries (it being understood that committing a vessel and related equipment of the Borrower or any of its Subsidiaries to the performance of a contract to which it is a party shall not constitute a lease of such vessel and related equipment), or (iv) is a Disposition of any property or assets that secure any Indebtedness permitted by Section 6.2(i), including any Recovery Event with respect to such property or assets;

(b) such Disposition is made in connection with a sale and leaseback transaction involving the Disposition of capital assets (other than Collateral, unless the disposition of such Collateral also complies with clause (iii) of subparagraph (c) of this definition) of the Borrower or any of its Subsidiaries to a Person other than the Borrower or any of its Subsidiaries and (i) such Disposition of such capital assets is for an amount not less than the fair market value thereof (as determined by the Borrower or such Subsidiary in its reasonable judgment), (ii) no Default or Event of Default shall have occurred or be continuing either immediately prior to such disposition or after giving effect thereto, (iii) the rental payments of the lease relative to such transaction shall not be greater than the fair market rental value (as determined by the Borrower or such Subsidiary in its reasonable judgment) for the assets subject to such lease, and (iv) 100% of the consideration for such Disposition shall be cash; and

(c) such Disposition is made in connection with the Disposition of any assets of the Borrower or its Subsidiaries other than those of the type described in clauses (a) and (b) above and (i) such sale or disposition of such assets is for an amount not less than the fair market value thereof; as determined by the Borrower or such Subsidiary in its reasonable judgment, (ii) no Event of Default shall have occurred and be continuing either immediately prior to such disposition or after giving effect thereto and (iii) (A) prior to or simultaneously with such disposition, the Borrower shall have provided, or caused one or more of its Subsidiaries to provide, Collateral (or substitute Collateral), in the case of any Disposition of Collateral, of equal or greater OLV (in each case, for purposes of such substitute Collateral, as determined by the Borrower and reasonably accepted by the Administrative Agent) to the OLV as of the Closing Date (or such later date that the property subject to such disposition was added as Collateral hereunder) of the property subject to such disposition (but, if the OLV of such substitute Collateral is greater the OLV of the property subject to such disposition, then such excess shall carry-over to any future substitution and be credited against such future substitution) that is

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otherwise reasonably acceptable to the Administrative Agent, and such Collateral (or substitute Collateral) and the Administrative Agent’s substitute Lien thereon are subject to documentation reasonably satisfactory to the Administrative Agent (provided that such documentation shall be satisfactory if substantially similar to the applicable Collateral Documents executed on the Closing Date), including, without limitation, any consents required under the Bonding Agreement or Intercreditor Agreement, or (B) (1) at least seventy-five percent (75%) of the consideration therefor shall be in cash and the Net Cash Proceeds therefrom shall be payable to the Borrower or its Subsidiaries at the time of the consummation of such Disposition, (2) in the case of any Disposition of Collateral, the Borrower shall have concurrently with the consummation of such Disposition prepaid the Loans and permanently reduced the Revolving Commitments in an amount equal to such cash (except that the Borrower shall not be required to make any such prepayment and permanent reduction to the extent that such Net Cash Proceeds do not exceed $100,000 in any Fiscal Year), and (3) the aggregate of all non-cash proceeds received by the Borrower and its Subsidiaries after the Closing Date in consideration for all dispositions pursuant to this clause (c) does not exceed an amount equal to the sum of (A) $7,500,000 plus (B) the amount of cash subsequently received in respect of such non-cash proceeds that are applied to permanently reduce the Revolving Commitments.

“Permitted Note Refinancing” has the meaning specified in the definition of “Note Indenture Obligations.”

“Permitted Wells Fargo Facility Collateral” means accounts receivable originated by the Borrower or one of its Subsidiaries and arising out of the rendering of services by the Borrower or such Subsidiary outside the United States of America, inventory related to such accounts receivable, general intangibles related to such accounts receivable and inventory, joint venture interests owned by the Borrower or any Subsidiary with respect to joint ventures formed to render services by the Borrower or such Subsidiary outside the United States of America, cash collateral delivered pursuant to the terms of the Wells Fargo Agreement to satisfy borrowing base shortfalls or pursuant to the remedies provisions of such agreement, other property related to the foregoing or approved in writing by the Administrative Agent and, if such other property constitutes Collateral, the Majority Lenders, deposit accounts into which only proceeds of the foregoing property are deposited, proceeds of the foregoing, and books and records with respect to the foregoing.

“Person” means and includes any person, employee, individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party, Governmental Authority or a government or any political subdivision or agency thereof.

“Plan” means (i) an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or (ii) a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

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“Pricing Period” means the period commencing on the forty-fifth (45th) day after the end of a Fiscal Quarter (or in the case of the last Fiscal Quarter of the Fiscal Year, commencing on the ninetieth (90th) day after the end of such Fiscal Quarter) and ending on the forty-fourth (44th) day after the end of the succeeding Fiscal Quarter (unless such succeeding Fiscal Quarter is the last Fiscal Quarter of the Fiscal Year, in which case such period shall end on the eighty-ninth (89th) date after the end of such Fiscal Quarter).

“Primary Obligor” has the meaning specified in the definition of “Guaranties.”

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

“Principals” means (i) Madison Dearborn Partners, (ii) the Management Investors and (iii) any Related Party of a Person referred to in clauses (i) and (ii).

“Pro Forma Balance Sheet” has the meaning specified in Section 4.1(b).

“Proceeds Agent Agreement” has the meaning specified in the Intercreditor Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, plant, building, facility, structure, vessel, underground storage tank, equipment or unit, whether tangible or intangible, or other asset owned, leased or operated by the Borrower or any of its Subsidiaries.

“Proposed Change” has the meaning specified in Section 9.1.

“Rate Protection Agreement” means any interest rate hedging transaction, commodity hedging transaction, foreign currency hedging transaction or similar arrangement entered into pursuant to an agreement in form and substance (including amounts subject to such agreement) reasonably satisfactory to the Administrative Agent.

“Receivables Security Agreements” means the “Lender Receivables Security Agreement” referred to in and as defined in the Intercreditor Agreement.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim, any condemnation proceeding or requisition of assets relating to any asset of the Borrower or any of its Subsidiaries, but excluding any settlement of or payment in respect of any property or casualty insurance claim, any condemnation proceeding or requisition of assets relating to any property that is the subject of Liens permitted under Section 6.2(h) (other than the Liens securing the Obligations and the Liens of Travelers securing the obligations under the Bonding Agreement) securing Indebtedness permitted under Section 6.2(i).

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“Refinancing” means the repayment in full of the Borrower’s obligations under and with respect to the Existing Credit Agreement, the Equipment Financing Debt and the termination of all credit facilities or commitments, if any, with respect thereto and, if applicable, related liens and other security granted in connection therewith (except for the continuation of UCC financing statements for the benefit of the Administrative Agent and the Lenders and except as otherwise provided in Section 3.11).

“Refunded Swing Line Loan” has the meaning specified in Section 2.1.2(c).

“Register” has the meaning specified in Section 9.7.

“Reimbursement Obligation” has the meaning specified in Section 3.5.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to reduce the Revolving Commitments pursuant to Section 2.8.1(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Disposition or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means, a written notice executed by the chief financial officer or treasurer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Disposition or Recovery Event to acquire, improve, construct or repair assets used or useful in the business of the Borrower and its Subsidiaries.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets used or useful in the business of the Borrower or any of its Subsidiaries.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund” means, with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Party” means, (a) with respect to Madison Dearborn Partners, (i) any investment fund controlled by or under common control with, Madison Dearborn Partners, and any officer, director or employee of Madison Dearborn Partners or any entity controlled by, or under common control with, Madison Dearborn Partners, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in

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clause (a)(i) above, (iii) any trust, corporation, partnership or other entity, of which 80% in interest is held by beneficiaries, stockholders, partners or owners who are one or more of the Persons described in clause (a)(i) or (ii) above; and (b) with respect to any officer or employee of the Borrower or a Subsidiary of the Borrower (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer or employee and (ii) any trust, corporation, partnership or other entity, of which 80% in interest is held by beneficiaries, stockholders, partners or owners who are the officer or employee of any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

“Rentals” means and includes as of the date of any determination thereof all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property and including all payments on Capitalized Leases) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed not only on the basis of the minimum rents, if any, required to be paid by the lessee but also on the basis of any additional rents whether based on sales volume or gross revenues or otherwise. With respect to leases providing for period of free rent or discounted rent, Rentals means the amount of the actual cash payments required under the lease, even though accounting convention may require that the rents be accrued on an amortized basis over the term of the lease.

“Reportable Event” means any of the events described in Section 4043 of ERISA other than an event with respect to which the notice requirements have been waived by regulation.

“Restricted Payments” means (i) any dividend or other distribution on account of any shares of any class of Capital Stock of the Borrower or any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower (including, without limitation, any class of preferred stock) now or hereafter outstanding (except a dividend payable solely in shares or any warrants, options or other rights with respect thereto or rights to acquire shares, of common stock of the Borrower or any Subsidiary of the Borrower), (ii) any redemption, retirement, repurchase, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of Capital Stock of the Borrower or any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower now or hereafter outstanding or any warrants, options or other rights with respect thereto, (iii) any voluntary or mandatory redemption, repurchase, retirement, sinking fund payment or other payment of principal with respect to the Note Indenture Obligations, or any voluntary payment or other prepayment of interest with respect to the Note Indenture Obligations, except in each case in connection with a Permitted Note Refinancing or (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries.

25

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Rate Loan denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent shall determine or the Majority Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date and (v) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Majority Lenders shall require.

“Revolving Commitment” has the meaning specified in Section 2.1.1.

“Revolving Commitment Amount” means $155,000,000, as the same may be reduced after the Closing Date pursuant to Section 2.2 or increased after the Closing Date pursuant to Section 2.23.

“Revolving Commitment Termination Date” means the fifth anniversary of the Closing Date or the earlier date of termination in whole of all of the Revolving Commitments pursuant to Section 2.2 or 7.2.

“Revolving Credit Percentage” means, relative to any Lender, its percentage of the Revolving Commitment Amount as set forth on the Commitment Schedule, or if such Lender has entered into an Assignment and Acceptance, the percentage set forth for such Lender in the Register maintained pursuant to Section 9.7(d) (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Extensions of Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent amount of all Revolving Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the Swing Line Loans then outstanding and (c) such Lender’s Revolving Credit Percentage of the Letter of Credit Obligations then outstanding.

“Revolving Loan” has the meaning specified in Section 2.1.1.

“Revolving Loan Availability” means, at any time, an amount equal to the Revolving Commitment Amount then in effect minus the Letter of Credit Obligations minus the outstanding Swing Line Loans.

“Second Preferred Fleet Mortgages” means (i) the Second Preferred Fleet Mortgage of even date herewith, as amended, restated, supplemented or modified from time to time, executed and delivered by Great Lakes or any other applicable Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting a second priority lien on and security interest in certain United States flag vessels, (ii) the Second Preferred Mortgage of even date herewith, as amended, restated, supplemented or modified from time to time, executed

26

and delivered by Great Lakes or any other applicable Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting a second priority lien on and security interest in a certain Republic of the Marshall Islands flag vessel and (iii) any other second preferred fleet or ship mortgages hereafter executed and delivered by any Loan Party in favor of the Administrative Agent, for the benefit of the Lender Secured Parties.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Lenders, the Lenders and each other Person to whom any Obligations are owing, including, without limitation, each Person entitled to indemnification pursuant to Section 9.4.

“Security” has the meaning specified in Section 2(1) of the 1933 Act.

“Ship Mortgages” means both of, and “Ship Mortgage” means each of, the First Preferred Fleet Mortgages and the Second Preferred Fleet Mortgages.

“Solvent” means when used with respect to any Person that (a) the fair value of all its assets is in excess of the total amount of its debts (including contingent liabilities) determined on a going concern basis; (b) it is able to pay its matured debts and its other debts as they mature in the ordinary course of business; (c) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (d) it is not “insolvent” as such term is defined in Section 101(32) of the Bankruptcy Code.

“SPC” has the meaning specified in Section 9.7.

“Spot Rate” shall mean, for any currency, the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency at the prevailing interbank rate with another currency through its FX Trading Office at approximately 9:00 A.M. (Eastern time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other association or entity of which more than fifty percent (50%) of the Voting Stock of such entity is at any time, directly or indirectly, owned by such Person.

“Subsidiary Guarantors” means each domestic Subsidiary of the Borrower which executes and delivers a Loan Party Guaranty in connection with this Agreement.

“Supporting L/C Document has the meaning set forth in Section 3.12.

“Swing Line Availability” means, as of any date of determination, the lesser of (i) the Swing Line Commitment Amount and (ii) the Revolving Loan Availability.

“Swing Line Commitment Amount” means $5,000,000, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

“Swing Line Lender” means LaSalle.

27

“Swing Line Loan” has the meaning set forth in Section 2.1.2.

“Tax Sharing Agreement” means any tax sharing agreement entered into by the Loan Parties after the Closing Date and reasonably approved by the Administrative Agent.

“Taxes” has the meaning specified in Section 2.16(a).

“Termination Event” means (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 400l(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Subsidiaries as would be shown on the most recently prepared consolidated balance sheet of such Person in accordance with GAAP.

“Total Funded Debt” of any Person means as of any date of determination, all Debt of the Borrower and its consolidated Subsidiaries which, in accordance with GAAP, should be included as liabilities in the consolidated balance sheet of the Borrower and its Subsidiaries at such time (excluding, however, the undrawn face amount of all Letters of Credit and all Capitalized Rentals due within one year from the date of determination hereunder). “Total Funded Debt,” when used with respect to the Borrower, shall mean the aggregate amount of all such Total Funded Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (eliminating intercompany items). “Total Funded Debt” shall be calculated net of cash and cash equivalents held by the Borrower and its Subsidiaries in the United States.

“Total Leverage Ratio” has the meaning specified in Section 6.3(a).

“Total Revolving Extensions of Credit” means at any time the aggregate amount of Revolving Extensions of Credit of the Lenders at such time.

“Transactions” means, collectively, the Refinancing, the execution and delivery of the Loan Documents, the making of the initial Loans, the issuance of the initial Letters of Credit if any on the Closing Date, the granting of Liens to the Administrative Agent pursuant to the terms of the Loan Documents, and the application of all proceeds of any of the foregoing.

“Travelers” means, collectively, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, together with their successors and assigns.

28

“Travelers Agreement” means, collectively, the “Bonding Agreement” and “Underwriting Documents” referred to and as respectively defined in the Intercreditor Agreement.

“type” has the meaning specified in Section 2.3.

“Voting Stock” means Securities or other equity interests of any class or classes of a corporation, partnership, limited liability company or other association or entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors, managers, general partners, managing members or Persons performing similar functions.

“Wells Fargo Agreement” means that certain International Letter of Credit Agreement dated as of September 29, 2006 among the Borrower, Great Lakes and Wells Fargo HSBC Trade Bank, N.A., as refinanced or replaced in whole or in part from time to time, as permitted hereunder.

“Wells Fargo Documents” means the Wells Fargo Agreement and each of the “International Loan Documents”, the “Borrower Agreement”, the “Fast Track Agreement”, the “Fast Track Borrower Agreement Supplement” and the “Ex-Im Bank Guaranty” (as such terms are defined in the Wells Fargo Agreement), in each case, as refinanced or replaced in whole or in part from time to time, as permitted hereunder.

“Withholding Forms” has the meaning specified in Section 2.16.

“Yankee” means Yankee Environmental Services, LLC, a Delaware limited liability company.

* * * * *

29

SCHEDULE II

EXISTING LETTERS OF CREDIT

L/C Number	Issuing Lender	Face Amount (Dollar Equivalent Amount)	Performance / Financial	Issuance Currency	Expiry Date	Face Beneficiary
7415491	Bank of America, N.A.	$9,271,648.92	Performance	Bahrain dinar	9/30/08	Ahli United Bank
7189650	Bank of America, N.A.	$441,254.00	Financial	USD	9/30/07	Signal Mutual Indemnity
7232060	Bank of America, N.A.	$600,000.00	Financial	USD	9/30/07	Reliance Insurance Company
7405430	Bank of America, N.A.	$100,000.00	Financial	USD	6/06/07	National Union Fire Insurance
7408627	Bank of America, N.A.	$2,389,754.00	Financial	USD	1/10/08	National Union Fire Insurance
68005862	Bank of America, N.A.	$2,927,841.03	Performance	Bahrain dinar	8/31/07	Ahli United Bank (Bahrain)
68015916	Bank of America, N.A.	$2,773,484.80	Performance	Bahrain dinar	11/15/08	HSBC Bank Middle East
68016220	Bank of America, N.A.	$1,500,000.00	Financial	USD	12/22/08	General Electric Capital
68016337	Bank of America, N.A.	$816,981.43	Performance	Bahrain dinar	12/31/08	Ahli United Bank (Bahrain)
68017821	Bank of America, N.A.	$7,034,668.42	Performance	Bahrain dinar	12/22/08	Ahli United Bank (Bahrain)

SCHEDULE III

LIST OF CLOSING DOCUMENTS

[ATTACHED]

Attachment to Schedule III

GREAT LAKES DREDGE & DOCK CORPORATION

SENIOR SECURED CREDIT FACILITY

CLOSING CHECKLIST1

#	Document
A. LOAN DOCUMENTS
1.	Credit Agreement

Schedules	Schedule I – Definitions
Schedule II – Existing Letters of Credit
Schedule III – Closing Documents
Schedule IV – Lending Offices
Schedule V – Revolving Loan Commitments; Revolving Credit Percentages
Schedule 5.1(g) – Existing Liens
Schedule 5.1(i) – Litigation
Schedule 5.1(k) – ERISA Plans
Schedule 5.1(l) – Environmental Matters
Schedule 5.1(r)(i) – Subsidiaries
Schedule 5.1(r)(ii) – Ownership of Borrower’s Equity
Schedule 5.1(t) – Insurance Policies
Schedule 6.2(b)(i) – Existing Investments
Schedule 6.2(d) – Transactions with Affiliates
Schedule 6.2(e) – Existing Restrictive Agreements
Schedule 6.2(f) – Existing Guaranties
Schedule 6.2(i) – Existing Debt

Exhibits	Exhibit A – Form of Assignment and Acceptance
Exhibit B – Form of Notice of Borrowing
Exhibit C – Form of Notice of Conversion/Continuation

[1]	Capitalized terms used but not defined in this Closing Checklist have the meanings assigned to such terms in the Credit Agreement referenced in item #1 herein.

Exhibit D – Form of Letter of Credit Request
Exhibit E – Form of Opinion of Winston
Exhibit F – Form of Compliance Certificate

2.	The Notes

B. COLLATERAL DOCUMENTS

3.	Equipment Security Agreement – Great Lakes Dredge & Dock Company, LLC

Schedules	Schedule I – Vessels
Schedule II – Equipment Locations
Schedule III – Trade Names, Fictitious Names

4.	Receivables Security Agreement

Schedules	Schedule I – Trade Names, Fictitious Names

Exhibits	Exhibit A – Assumption Agreement

5.	Guaranty Agreement

Exhibits	Exhibit A – Assumption Agreement

6.	Intercreditor Agreement

Schedule	Schedule 5.3 – Addresses for Notices

Annex	Annex 1 – Joinder Agreement

Exhibits	Exhibit 1 – Bonded Contract Costs
Exhibit 2 – Proceeds Agent Agreement
Exhibit 3 – Trust Agreement

7.	Proceeds Agent Agreement

8.	Fourth Amended and Restated Intercompany Demand Note

9.	Endorsement to Fourth Amended and Restated Intercompany Demand Note

10.	Note Pledge Agreement

Schedule	Schedule I – Trade, Fictitious Names

Exhibit	Exhibit A – Joinder Agreement

11.	Ship Mortgages (with respect to those vessels set forth on Schedule I attached hereto)

12.	UCC-1 Financing Statements (in those jurisdictions set forth on Schedule II attached hereto)

13.	Ship Mortgage Terminations

14.	UCC-3 Terminations (in those jurisdictions set forth on Schedule III attached hereto)

15.	Lien Search Reports (in those jurisdictions set forth on Schedule IV attached hereto)

C. CORPORATE DOCUMENTS AND CERTIFICATES

16.	Secretary Certificates:

Great Lakes Dredge & Dock Corporation
Great Lakes Caribbean Dredging, Inc.
North American Site Developers, Inc.
Dawson Marine Services Company
Fifty-Three Dredging Company
Great Lakes Dredge & Dock Company, LLC
JDC Soil Management & Development Inc.
NASDI Holdings Corporation

17.	Closing Certificate, from Great Lakes Dredge & Dock Corporation

18.	Good Standing Certificates:
Great Lakes Dredge & Dock Corporation
Great Lakes Caribbean Dredging, Inc.

North American Site Developers, Inc.
Dawson Marine Services Company
Fifty-Three Dredging Company
Great Lakes Dredge & Dock Company, LLC (with respect to Delaware)
Great Lakes Dredge & Dock Company, LLC (with respect to the Republic of Marshall Islands)
JDC Soil Management & Development Inc.
NASDI Holdings Corporation

19.	Foreign Qualifications for Great Lakes Dredge & Dock Company, LLC:[2]

Florida
Louisiana
New York
North Carolina
Oregon
Rhode Island
South Carolina
Texas

D. OPINION LETTERS

20.	Opinion of Winston & Strawn LLP

E. OTHER DOCUMENTS

21.	Solvency and Financial Matters Certificate

22.	Payoff Letter with respect to the General Electric Capital Corporation equipment debt facility

23.	Payoff Letter with respect to the Existing Credit Agreement

24.	Bank of America, N.A. Letter to Travelers

[2]	To be delivered within 30 days of the Closing Date or such later date as the Administrative Agent shall specify in writing to the Borrower in its sole discretion.

25.	Officer’s Certificate attaching the following: 1) Certified Copy of the Third Amended and Restated Underwriting and Continuing Indemnity Agreement, 2) Certified Copy of the Note Indenture, and 3) Certified Copy of the Wells Fargo Agreement

26.	Insurance Certificates[3]

27.	Notice of Borrowing

28.	Incumbency Certificate from Bank of America, N.A.

29.	Special Power of Attorney for Vessel Transaction

30.	Transaction Letter to USCG National Vessel Documentation Center

31.	Protocol of US NVDC Transaction

32.	Transaction Letter to RMI Maritime Administrator

33.	Purchase Agreement for TEXAS, BUSTER, PONTCHARTRAIN

34.	Fleet Bill of Sale on TEXAS, BUSTER, PONCHARTRAIN

35.	Application for Exchange of Certificate of Documentation

36.	Release of Existing Travelers 1st Preferred Fleet Mortgage

37.	Release of Existing Travelers 2d Preferred Fleet Mortgage

38.	Release of Existing BofA 1st Preferred Fleet Mortgage

39.	Release of Existing BofA 2d Preferred Fleet Mortgage

[3]

Notwithstanding anything in the Credit Agreement to the contrary, endorsements with respect to insurance policies of the Borrower and the Loan Parties shall not be required to be delivered until two (2) Business Days after the Closing Date or such later date as the Administrative Agent shall specify in writing to the Borrower in its sole discretion.

40.	Release of Existing GECC Fleet Mortgage

41.	Travelers First Preferred Fleet Mortgage

42.	LaSalle First Preferred Fleet Mortgage

43.	Travelers Second Preferred Fleet Mortgage

44.	LaSalle Second Preferred Fleet Mortgage

45.	Release of Existing BofA 1st Preferred Fleet Mortgage (RMI)

46.	Release of Existing BofA 2d Preferred Fleet Mortgage (RMI)

47.	Travelers First Preferred Ship Mortgage (RMI)

48.	Memorandum of Travelers First Preferred Ship Mortgage (RMI)

49.	LaSalle First Preferred Ship Mortgage (RMI)

50.	Memorandum of LaSalle First Preferred Ship Mortgage (RMI)

51.	Travelers Second Preferred Ship Mortgage (RMI)

52.	Memorandum of Travelers Second Preferred Ship Mortgage (RMI)

53.	LaSalle Second Preferred Ship Mortgage (RMI)

54.	Memorandum of LaSalle Second Preferred Ship Mortgage (RMI)

55.	Abstracts of Title (US) (Post closing item)

56.	Fleet Certificates of Ownership (US) (Post closing item)

57.	Certified Copies of Mortgages (Post Closing Item)

58.	Abstracts of Title (RMI) (Post closing item)

59.	Certified Copies of Mortgages (RMI) (Post Closing Item)

Schedule I

Vessels

Name	Official No.
CALIFORNIA	292779
FLORIDA	506446
CAROLINA	552707
G.L. 54	560225
ILLINOIS	580274
PADRE ISLAND	639291
G.L. 55	1101368
MANHATTAN ISLAND	2694 (RMI Flag)
ALASKA	283416
G.L. 51	288765
PONTCHARTRAIN	290028
BUSTER	504442
G.L. 141	538934
NO. 53	566581
JACK	605280
DODGE ISLAND	625348
TEXAS	627368
OHIO	644880
UNLOADER NO. 2	667652
APACHE	668642
KEY WEST	684596
G.L. 142	1139322
G.L. 66	1151814
SUGAR ISLAND	2695 (RMI Flag)

Schedule II

UCC-1 Financing Statements

Debtor	Jurisdiction
Great Lakes Dredge & Dock Corporation	Secretary of State, State of Delaware
Great Lakes Caribbean Dredging, Inc.	Secretary of State, State of Delaware
North American Site Developers, Inc.	Secretary of State, State of Massachusetts
Dawson Marine Service Company	Secretary of State, State of Delaware
Fifty-Three Dredging Corporation	Secretary of State, State of New Jersey
Great Lakes Dredge & Dock Company, LLC	Secretary of State, State of Delaware
JDC Soil Management & Development Inc.	Secretary of State, State of Massachusetts
NASDI Holdings Corporation	Secretary of State, State of Delaware

Schedule III

UCC-3 Terminations

Debtor	Jurisdiction
Great Lakes Dredge & Dock Corporation	Secretary of State, State of Delaware
Great Lakes Caribbean Dredging, Inc.	Secretary of State, State of Delaware
North American Site Developers, Inc.	Secretary of State, State of Massachusetts
Dawson Marine Service Company	Secretary of State, State of Delaware
Fifty-Three Dredging Corporation	Secretary of State, State of New Jersey
Great Lakes Dredge & Dock Company, LLC	Secretary of State, State of Delaware
JDC Soil Management & Development Inc.	Secretary of State, State of Massachusetts
NASDI Holdings Corporation	Secretary of State, State of Delaware

Schedule IV

Lien Search Reports

Debtor	Search	Jurisdiction
Great Lakes Dredge & Dock Corporation	UCC-1	Secretary of State, State of Delaware
	UCC-1 Name Variation	Secretary of State, State of Delaware
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois

Great Lakes Caribbean Dredging, Inc.	UCC-1	Secretary of State, State of Delaware
	UCC-1 Name Variation	Secretary of State, State of Delaware
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois
North American Site Developers, Inc.	UCC-1	Secretary of State, State of Massachusetts
	UCC-1 Name Variation	Secretary of State, State of Massachusetts
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois
Dawson Marine Service Company	UCC-1	Secretary of State, State of Delaware
	UCC-1 Name Variation	Secretary of State, State of Delaware
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois

Debtor	Search	Jurisdiction
Fifty-Three Dredging Corporation	UCC-1	Secretary of State, State of New Jersey
	UCC-1 Name Variation	Secretary of State, State of New Jersey
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois
Great Lakes Dredge & Dock Company, LLC	UCC-1	Secretary of State, State of Delaware
	UCC-1 Name Variation	Secretary of State, State of Delaware
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois
JDC Soil Management & Development Inc.	UCC-1	Secretary of State, State of Massachusetts
	UCC-1 Name Variation	Secretary of State, State of Massachusetts
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois
NASDI Holdings Corporation	UCC-1	Secretary of State, State of Delaware
	UCC-1 Name Variation	Secretary of State, State of Delaware
	State and Federal Tax Lien, Judgments and Pending Suits	DuPage County, Illinois

SCHEDULE IV

LENDING OFFICES

Lender	Domestic Lending Office	Eurodollar Lending Office
LaSalle Bank National Association	125 S. LaSalle Street, Suite 1425 Chicago, IL 1425	125 S. LaSalle Street, Suite 1425 Chicago, IL 1425

General Electric Capital Corporation	201 Merrit Seven Norwalk, CT 06851	201 Merrit Seven Norwalk, CT 06851

Fifth Third Bank	222 South Riverside Plaza, 32nd Floor Chicago, IL 60606	222 South Riverside Plaza, 32nd Floor Chicago, IL 60606

National City Bank	1900 East 9th St. Cleveland, OH 44114	1900 East 9th St. Cleveland, OH 44114

Charter One Bank	Citizens Bank 20 Cabot Road Medford, MA 02155	Citizens Bank 20 Cabot Road Medford, MA 02155

Wells Fargo Bank, National Association	201 Third Street San Francisco, CA 94013	201 Third Street San Francisco, CA 94013

Bank of America, N.A.	Bank of America 70 Batterson Park Rd Farmington, CT 06032	Bank of America 70 Batterson Park Rd Farmington, CT 06032

MB Financial Bank	MB Financial Bank, N.A. 6111 N. River Rd. Rosemont, IL 60018	MB Financial Bank, N.A. 6111 N. River Rd. Rosemont, IL 60018

Lehman Commercial Paper Inc.	745 7th Avenue, 5th Floor New York, NY 10019	745 7th Avenue, 5th Floor New York, NY 10019

SCHEDULE V

COMMITMENT SCHEDULE

LENDER	REVOLVING LOAN COMMITMENT	REVOLVING CREDIT PERCENTAGE
LaSalle Bank National Association	$27,500,000.00	17.741935484%
General Electric Capital Corporation	$22,500,000.00	14.516129032%
Fifth Third Bank	$20,000,000.00	12.903225806%
National City Bank	$20,000,000.00	12.903225806%
Charter One Bank	$20,000,000.00	12.903225806%
Wells Fargo Bank, National Association	$15,000,000.00	9.677419355%
Bank of America, N.A.	$10,000,000.00	6.45161290323%
MB Financial Bank	$10,000,000.00	6.45161290323%
Lehman Commercial Paper Inc.	$10,000,000.00	6.45161290323%

Total	$155,000,000.00	100.00%

SCHEDULE VI

LEASES/SUBLEASES

NONE

Schedule 5.1(g)

Existing Liens

1.	Bareboat Charter Agreement, dated as of October 9, 1998, as amended, between Great Lakes Business Trust No. 1998-1 and Great Lakes (Charter Financing of the New York).

2.	Bareboat Charter Agreement, dated as of November 18, 1999, as amended, between CEF 2002, LLC and Great Lakes (Bareboat Charter of Hopper Dredge Liberty Island).

3.	Bareboat Charter Agreement, dated as of June 2, 1997, between OFS Marine One, Inc. and Great Lakes (Bareboat Charter of Bottom-Dump Barges G.L. 61 and G.L. 62).

4.	Bareboat Charter Agreement, dated as of August 27, 2002, as amended, between CEF 2002, LLC and Great Lakes (Bareboat Charter of Dump Barge GL-65).

5.	Bareboat Charter Agreement, dated as of December 23, 1999, between Ameritech Credit Corporation and Great Lakes (Bareboat Charter of the Lake Tahoe).

6.	Bareboat Charter Agreement, dated as of December 22, 2004, as amended, between General Electric Capital Corporation and Great Lakes (Bareboat Charter of G.L. 501).

7.	Bareboat Charter Agreement, dated as of June 7, 2005, as amended, between General Electric Capital Corporation and Great Lakes (Bareboat Charter of G.L. 502).

8.	Bareboat Charter Agreement, dated as of December 15, 2006, as amended, between General Electric Capital Corporation and Great Lakes (Bareboat Charter of Long Island).

9.	Dozer rental agreement, dated as of April 16, 2006 between Caterpillar Financial Services Corporation and Great Lakes.

10.	Dozer rental agreement, dated May 13, 2005 between Caterpillar Financial Services and Great Lakes.

11.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

12.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

13.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

14.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

15.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

16.	Dozer rental agreement, dated November 18, 2005 between CNH Capital and Great Lakes.

17.	Dozer rental agreement, dated November 18, 2005 between CNH Capital and Great Lakes.

18.	Dozer rental agreement, dated November 18, 2005 between CNH Capital and Great Lakes.

19.	Please see the attached Annex A.

ANNEX A

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Dawson Marine Services Company 2122 York Road Oak Brook, IL 60521	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/10/07	33374223	12/22/03	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) All Accounts arising form the Contracts; (b) All General intangibles in any way related to any Contract; (c) that certain Third Amended and Restated Intercompany Demand Note dated December 22, 2003; (d) All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (e) all proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (See UCC for full collateral description and definitions)

Fifty-Three Dredging Corporation 2122 York Road Oak Brook, IL 60523	Travelers Casualty and Surety Company One Tower Square 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square 5PB Hartford, CT 06183	New Jersey – Department of Treasury/ Commercial Recording	05/02/07	21950025	12/23/03	All of the Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) all Accounts; (b) all General Intangibles; (c) that certain Third Amended and Restated Intercompany Demand Note dated as of December 22, 2003; (d) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by Debtor or in which it has in interest) that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;(e) all proceeds of any of the foregoing Collateral. (See UCC for full description of Collateral)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Caribbean Dredging, Inc. 2122 York Road Oak Brook, IL 60512	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Delaware – Secretary of State	05/04/07	32771494	10/22/03

This Financing Statement is filed in lieu of continuation for the following previously filed financing statement(s), each of which remains effective: Filing Office: Illinois Secretary of State Original Date: 06/19/00 Original Number: 4228404

Filing Office: Puerto Rico Original Date: 06/21/00 Original Number: 2000050242.

The Secured Party is granted a security interest in the collateral described as follows (the “Collateral”): (i) all accounts arising from the Contracts; (ii) all general intangibles in any way related to any Contract; (iii) That Certain Master Intercompany Demand Note dated as of August 19, 1998; (iv) all books, records, ledger cards, files, correspondence, computer programs tapes, disks and related data processing software; (v) All proceeds of any of the foregoing Collateral. (See UCC for full listing and definitions of Collateral)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Caribbean Dredging, Inc. 2122 York Road Oak Brook, IL 60512	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Delaware – Secretary of State	05/04/07	33128835	11/26/03	Assignment of collateral to Travelers Casualty and Surety Company 215 Shuman Blvd . Naperville, IL 60563. Complete assignment: All of the Assignors’ interest under the identified Financing Statement 32771494

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60521	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Delaware – Secretary of State	05/04/07	32266545	09/02/03	This Financing Statement is filed in lieu of continuation for the following previously filed financing statement(s), each of which remains effective: Filing Office: Illinois Secretary of State; Original Date: 09/03/98; Original Number: 3903803. The Secured Party is granted a security interest in the collateral described as follows (the “Collateral”): (i) All Accounts arising from the Contracts; (ii) All General Intangibles in any way related to any Contract; (iii) that certain Master Intercompany Demand Note dated as of August 19, 1998 among the Debtor and certain of its affiliates; (iv) All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (v) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (See UCC for full Collateral description and definition of terms).

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60521	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Delaware – Secretary of State	05/04/07	32769308	10/22/03	Assignment of original financing statement # 32266545 to Travelers Casualty and Surety Company 215 Shuman Blvd. Naperville, IL 60563. Complete Assignment: All of assignors’ interests under the identified Financing Statement.

Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60521	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	33374132	12/22/03	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) Each of the following vessels (the “Vessels”) Dodge Island (Official Number 625348) and Sugar Island (Official Number 606519); (b) all equipment; (c) All proceeds of any and all of the foregoing Collateral and, to the extent not other wise included, all payments under insurance (See attached UCC for full Collateral Description)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	41949504	07/12/04	All of Debtor’s rights, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) All Accounts arising from the Contracts; (b) All General Intangibles in any way related to any Contract; (c) that certain Third Amended and Restated Intercomany Demand Note dated as of December 22, 2003, among Debtor and certain of its affiliates; (d) All books, records, ledger cards, files , correspondence, computer programs, tapes, disks and related data processing software; (e) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (See UCC for full Collateral description and definitions)

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	52345610	07/29/05	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) Each vessel (the “Vessels”) subject to and as defined by the First Preferred Fleet Mortgage by the Debtor in favor of the Secured Party (as amended, restated, supplemented or otherwise modified from time to time) or the Second Preferred Fleet Mortgage by the Debtor in favor of the Secured Party (as amended, restated, supplements or otherwise modified from time to time) including, without limitation, the following vessels (See UCC for listing); (b) All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (c) All equipment; (d) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payment sunder insurance. (See UCC for full Collateral description and definitions).

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60521	General Electric Capital Corporation 44 Old Ridgebury Road Danbury, CT 06810	Delaware – Secretary of State	05/04/07	53046522	10/03/05	The Vessel GL 501, Official Number 1165903 together with all machinery, anchors, cable, chains, tackle, apparel, spare parts, and gear attached to the said vessel, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and any and all additions, improvements and replacements made in , on or to said vessel and all charters and contracts for hire of the above described vessel and freights and all proceeds of the foregoing, including insurance proceeds (collectively, the “Property”). This financial statement is being filed solely as a precaution if, contrary to the intention of the parties described above as Debtor (Lessee) and Secured Party (Lessor), the Bareboat Charter Agreement (Lease) relating to the Property is deemed to be a sale of the Property to Debtor.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	CNH Capital America LLC 233 Lake Ave Racine, WI 53403 And Cadence Leasing, LLC 3535 W. Lomita Blvd, Bldg B Torrence, CA 90505	Delaware – Secretary of State	05/04/07	53103448	10/06/05	The equipment more fully described below and subject to Master Lease Agreement dated September 23, 2005 and Schedule No. 1 between Secured Party’s Assignor as Lessor and Debtor as Lessee. Equipment Description: One (1) New D6R LGP DS II Caterpillar Tractor Serial Number: ADE00937 PIN: *CAT00D6RCADE00937* TRUE LEASING TRANSACTION – PRECAUTIONARY FILING ONLY – NO SECURITY INTEREST

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	CNH Capital America LLC 233 Lake Ave Racine, WI 53403 And Cadence Leasing, LLC 3535 W. Lomita Blvd, Bldg B Torrence, CA 90505	Delaware – Secretary of State	05/04/07	53319036	10/25/05	The equipment more fully described below and subject to Master Lease Agreement dated September 23, 2005 and Schedule No. 1 between Secured Party’s Assignor as Lessor and Debtor as Lessee. Equipment Description: One (1) New D6R LGP DS II Caterpillar Tractor Serial Number: ADE00937 PIN:*CAT00D6RCADE00937* TRUE LEASING TRANSACTION – PRECAUTIONARY FILING ONLY – NO SECURITY INTEREST

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	CNH Capital America LLC 233 Lake Ave Racine, WI 53403 And Cadence Leasing, LLC 3535 W. Lomita Blvd, Bldg B Torrence, CA 90505	Delaware – Secretary of State	05/04/07	53859015	12/13/05	The equipment more fully described below and subject to Master Lease Agreement dated September 23, 2005 and Schedule No. 2 between Secured Party’s Assignor as Lessor and Debtor as Lessee. Equipment Description: Three (3) Caterpillar D7R DS II Tractors S/N: AEC00945; AEC00946; AEC0094737 . TRUE LEASING TRANSACTION – PRECAUTIONARY FILING ONLY – NO SECURITY INTEREST

Great Lakes Dredge & Dock Company LLC 2122 York Road Oak Brook, IL 60512	First National Capital Corporation 26429 Rancho Parkway South Lake Forest, CA 92630	Delaware – Secretary of State	05/04/07	62387421	07/11/06	All equipment leased pursuant to a Master Equipment Lease Agreement between First National Capital Corporation, as Lessor, and Great Lakes Dredge & Dock Company, LLC as Lessee, includes but not limited to the following: Make/Model,/Serial Number: Caterpillar D7R DS II Tractor w/cab AEC01501; Caterpillar D7R DS II Tractor w/ Cab AEC01514; Caterpillar D7R DS II Tractor w/cab AEC01525 Plus all additions, accession, and attachments thereto along with all substitutions, replacements, and proceeds thereof.

Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60512	Wells Fargo HSBC Trade Bank, N.A. 1000 Louisiana Street Suite 404 Houston, TX 77002 And Wells Fargo Bank, National Association 1000 Louisiana Street Suite 404 Houston, TX 77002	Delaware – Secretary of State	05/04/07	63389277	09/29/06	All of Debtor’s privileges, rights, titles and interests in and to (i) the Export-Related Accounts Receivables, (ii) the Export-Related Inventory, (iii) the Export-related General Intangibles, and (iv) the Cash Collateral Account, together with all accessions, appurtenances and additions to and substitutions for any of the foregoing (including all payments under insurance with respect to any of the foregoing). (See UCC for definitions and Schedule 8.7)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	Wells Fargo HSBC Trade Bank, N.A. 1000 Louisiana Street Suite 404 Houston, TX 77002 And Wells Fargo Bank, National Association 1000 Louisiana Street Suite 404 Houston, TX 77002	Delaware – Secretary of State	05/04/07	63389301	09/29/06	All of Debtor’s privileges, rights, titles and interests in and to (i) the Export-Related Accounts Receivables, (ii) the Export-Related Inventory, (iii) the Export-related General Intangibles, and (iv) the Cash Collateral Account, and (v) Pledged Interests, together with all accessions, appurtenances and additions to and substitutions for any of the foregoing (including all payments under insurance with respect to any of the foregoing). (See UCC for definitions and Schedule 8.7)

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	First National Capital Corporation 26429 Rancho Parkway South Lake Forest, CA 92630	Delaware – Secretary of State	05/04/07	63882792	11/07/06	All equipment leased pursuant to a Master Equipment Lease Agreement between First National Capital Corporation, as Lessor, and Great Lakes Dredge & Dock Company, LLC as Lessee, includes but not limited to the following: Make/Model,/Serial Number: Caterpillar D7R DS II Tractor w/cab AEC01536; Caterpillar 966H Wheel Loader A6D00451; Caterpillar D7R DS II Tractor w/cab AEC01537; Caterpillar 966H Wheel Loader A6D00550; Caterpillar D7R DS II Tractor w/cab AEC0138 plus all additions, accession, and attachments thereto along with all substitutions, replacements, and proceeds thereof.

Great Lakes Dredge & Dock Company, L.L.C. 2122 York Road Oak Brook, IL 60512	General Electric Capital Corporation 44 Old Ridgebury Road Danbury, CT 06810	Delaware – Secretary of State	05/04/07	64417820	12/18/06	The Vessel LONG ISLAND (Marshall Islands Official No. 2744) together with all machinery, anchors, cable, chains, tackle, apparel, spare parts and gear attached to the said vessel, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and any and all additions, improvements and replacements made in, on or to said vessel and all charters and contracts for hire of the above described vessel and freights and all proceeds of the foregoing, including insurance proceeds ( collectively, the “Property”). This financial statement is being filed solely as a precaution if, contrary to the intention of the parties described above as Debtor (Lessee) and Secured Party (Lessor), the Bareboat Charter Agreement (lease) relating to the Property is deemed to be a sale of the Property to Debtor.

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	The CIT Group/Equipment Financing, Inc. P.O. Box 27248 Tempe, AZ 85285-724	Delaware – Secretary of State	05/04/07	71460368	04/19/07	One (1) Caterpillar Tractor Model D8T, Serial # KPZ01423; One (1) Caterpillar Tractor Model D8T, Serial # KPZ01422; One (1) Challenger Tractor Model MT835B, Serial # C085TNSGG103. All of the above to include attachments, replacements, substitutions, additions and accessions thereof, plus the proceeds of all the foregoing.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60521	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Delaware – Secretary of State	05/04/07	32266545	09/02/03	This Financing Statement is filed in lieu of continuation for the following previously filed financing statement(s), each of which remains effective: Filing Office: Illinois Secretary of State; Original Date: 09/03/98; Original Number: 3903803. The Secured Party is granted a security interest in the collateral described as follows (the “Collateral”): (i) All Accounts arising from the Contracts; (ii) All General Intangibles in any way related to any Contract; (iii) that certain Master Intercompany Demand Note dated as of August 19, 1998 among the Debtor and certain of its affiliates; (iv) All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (v) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (See UCC for full Collateral description and definition of terms).

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60521	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Delaware – Secretary of State	05/04/07	32769308	10/22/03	Assignment of original financing statement # 32266545 to Travelers Casualty and Surety Company 215 Shuman Blvd. Naperville, IL 60563. Complete Assignment: All of assignors’ interests under the identified Financing Statement.

Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60521	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	33374132	12/22/03	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) Each of the following vessels (the “Vessels”) Dodge Island (Official Number 625348) and Sugar Island Official Number 606519; (b) all equipment; (c) All proceeds of any and all of the foregoing Collateral and, to the extent not other wise included, all payments under insurance (See attached UCC for full Collateral Description)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	41949504	07/12/04	All of Debtor’s rights, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) All Accounts arising from the Contracts; (b) All General Intangibles in any way related to any Contract; (c) that certain Third Amended and Restated Intercomany Demand Note dated as of December 22, 2003, among Debtor and certain of its affiliates; (d) All books, records, ledger cards, files , correspondence, computer programs, tapes, disks and related data processing software; (e) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (See UCC for full Collateral description and definitions)

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	52345610	07/29/05	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) Each vessel (the “Vessels”) subject to and as defined by the First Preferred Fleet Mortgage by the Debtor in favor of the Secured Party (as amended, restated, supplemented or otherwise modified from time to time) or the Second Preferred Fleet Mortgage by the Debtor in favor of the Secured Party (as amended, restated, supplements or otherwise modified from time to time) including, without limitation, the following vessels (See UCC for listing); (b) All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (c) All equipment; (d) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payment sunder insurance. (See UCC for full Collateral description and definitions).

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60521	General Electric Capital Corporation 44 Old Ridgebury Road Danbury, CT 06810	Delaware – Secretary of State	05/04/07	53046522	10/03/05	The Vessel GL 501, Official Number 1165903 together with all machinery, anchors, cable, chains, tackle, apparel, spare parts, and gear attached to the said vessel, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and any and all additions, improvements and replacements made in , on or to said vessel and all charters and contracts for hire of the above described vessel and freights and all proceeds of the foregoing, including insurance proceeds (collectively, the “Property”). This financial statement is being filed solely as a precaution if, contrary to the intention of the parties described above as Debtor (Lessee) and Secured Party (Lessor), the Bareboat Charter Agreement (Lease) relating to the Property is deemed to be a sale of the Property to Debtor.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	CNH Capital America LLC 233 Lake Ave Racine, WI 53403 And Cadence Leasing, LLC 3535 W. Lomita Blvd, Bldg B Torrence, CA 90505	Delaware – Secretary of State	05/04/07	53103448	10/06/05	The equipment more fully described below and subject to Master Lease Agreement dated September 23, 2005 and Schedule No. 1 between Secured Party’s Assignor as Lessor and Debtor as Lessee. Equipment Description: One (1) New D6R LGP DS II Caterpillar Tractor Serial Number: ADE00937 PIN: *CAT00D6RCADE00937* TRUE LEASING TRANSACTION – PRECAUTIONARY FILING ONLY – NO SECURITY INTEREST

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	CNH Capital America LLC 233 Lake Ave Racine, WI 53403 And Cadence Leasing, LLC 3535 W. Lomita Blvd, Bldg B Torrence, CA 90505	Delaware – Secretary of State	05/04/07	53319036	10/25/05	The equipment more fully described below and subject to Master Lease Agreement dated September 23, 2005 and Schedule No. 1 between Secured Party’s Assignor as Lessor and Debtor as Lessee. Equipment Description: One (1) New D6R LGP DS II Caterpillar Tractor Serial Number: ADE00937 PIN:*CAT00D6RCADE00937* TRUE LEASING TRANSACTION – PRECAUTIONARY FILING ONLY – NO SECURITY INTEREST

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	CNH Capital America LLC 233 Lake Ave Racine, WI 53403 And Cadence Leasing, LLC 3535 W. Lomita Blvd, Bldg B Torrence, CA 90505	Delaware – Secretary of State	05/04/07	53859015	12/13/05	The equipment more fully described below and subject to Master Lease Agreement dated September 23, 2005 and Schedule No. 2 between Secured Party’s Assignor as Lessor and Debtor as Lessee. Equipment Description: Three (3) Caterpillar D7R DS II Tractors S/N: AEC00945; AEC00946; AEC0094737 . TRUE LEASING TRANSACTION – PRECAUTIONARY FILING ONLY – NO SECURITY INTEREST

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	First National Capital Corporation 26429 Rancho Parkway South Lake Forest, CA 92630	Delaware – Secretary of State	05/04/07	62387421	07/11/06	All equipment leased pursuant to a Master Equipment Lease Agreement between First National Capital Corporation, as Lessor, and Great Lakes Dredge & Dock Company, LLC as Lessee, includes but not limited to the following: Make/Model,/Serial Number: Caterpillar D7R DS II Tractor w/cab AEC01501; Caterpillar D7R DS II Tractor w/ Cab AEC01514; Caterpillar D7R DS II Tractor w/cab AEC01525 Plus all additions, accession, and attachments thereto along with all substitutions, replacements, and proceeds thereof.

Great Lakes Dredge & Dock Corporation 2122 York Road Oak Brook, IL 60512	Wells Fargo HSBC Trade Bank, N.A. 1000 Louisiana Street Suite 404 Houston, TX 77002 And Wells Fargo Bank, National Association 1000 Louisiana Street Suite 404 Houston, TX 77002	Delaware – Secretary of State	05/04/07	63389277	09/29/06	All of Debtor’s privileges, rights, titles and interests in and to (i) the Export-Related Accounts Receivables, (ii) the Export-Related Inventory, (iii) the Export-related General Intangibles, and (iv) the Cash Collateral Account, together with all accessions, appurtenances and additions to and substitutions for any of the foregoing (including all payments under insurance with respect to any of the foregoing). (See UCC for definitions and Schedule 8.7)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	Wells Fargo HSBC Trade Bank, N.A. 1000 Louisiana Street Suite 404 Houston, TX 77002 And Wells Fargo Bank, National Association 1000 Louisiana Street Suite 404 Houston, TX 77002	Delaware – Secretary of State	05/04/07	63389301	09/29/06	All of Debtor’s privileges, rights, titles and interests in and to (i) the Export-Related Accounts Receivables, (ii) the Export-Related Inventory, (iii) the Export-related General Intangibles, and (iv) the Cash Collateral Account, and (v) Pledged Interests, together with all accessions, appurtenances and additions to and substitutions for any of the foregoing (including all payments under insurance with respect to any of the foregoing). (See UCC for definitions and Schedule 8.7)

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	First National Capital Corporation 26429 Rancho Parkway South Lake Forest, CA 92630	Delaware – Secretary of State	05/04/07	63882792	11/07/06	All equipment leased pursuant to a Master Equipment Lease Agreement between First National Capital Corporation, as Lessor, and Great Lakes Dredge & Dock Company, LLC as Lessee, includes but not limited to the following: Make/Model,/Serial Number: Caterpillar D7R DS II Tractor w/cab AEC01536; Caterpillar 966H Wheel Loader A6D00451; Caterpillar D7R DS II Tractor w/cab AEC01537; Caterpillar 966H Wheel Loader A6D00550; Caterpillar D7R DS II Tractor w/cab AEC0138 plus all additions, accession, and attachments thereto along with all substitutions, replacements, and proceeds thereof.

Great Lakes Dredge & Dock Company, L.L.C. 2122 York Road Oak Brook, IL 60512	General Electric Capital Corporation 44 Old Ridgebury Road Danbury, CT 06810	Delaware – Secretary of State	05/04/07	64417820	12/18/06	The Vessel LONG ISLAND (Marshall Islands Official No. 2744) together with all machinery, anchors, cable, chains, tackle, apparel, spare parts and gear attached to the said vessel, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and any and all additions, improvements and replacements made in, on or to said vessel and all charters and contracts for hire of the above described vessel and freights and all proceeds of the foregoing, including insurance proceeds ( collectively, the “Property”). This financial statement is being filed solely as a precaution if, contrary to the intention of the parties described above as Debtor (Lessee) and Secured Party (Lessor), the Bareboat Charter Agreement (lease) relating to the Property is deemed to be a sale of the Property to Debtor.

Great Lakes Dredge & Dock Company, LLC 2122 York Road Oak Brook, IL 60512	The CIT Group/Equipment Financing, Inc. P.O. Box 27248 Tempe, AZ 85285-724	Delaware – Secretary of State	05/04/07	71460368	04/19/07	One (1) Caterpillar Tractor Model D8T, Serial # KPZ01423; One (1) Caterpillar Tractor Model D8T, Serial # KPZ01422; One (1) Challenger Tractor Model MT835B, Serial # C085TNSGG103. All of the above to include attachments, replacements, substitutions, additions and accessions thereof, plus the proceeds of all the foregoing.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
JDC Soil Management & Development, Inc. 218 Lincoln Street Allston, MA 02134	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Massachusetts – Secretary of the Commonwealth	05/04/07	200427868490	03/01/04	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) All Accounts arising from the Contracts; (b) All General Intangibles in any way related to any Contract; (c) that certain Third Amended and Restated Intercompany Demand Note dated as of December 22, 200, among Debtor and certain of its affiliates; (d) All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (e) All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (See UCC for full Collateral description and definitions)

NASDI Holdings Corporation 2122 York Road Oak Brook, IL 60523	Travelers Casualty and Surety Company One Tower Square, 5PB Hartford, CT 06183 And Travelers Casualty and Surety Company of America One Tower Square, 5PB Hartford, CT 06183	Delaware – Secretary of State	05/04/07	53725018	12/02/05	All of Debtor’s right, title and interest in and to the following, in each case whether now existing or hereafter arising, whether now owned or hereafter acquired and wherever the same may be located (the “Collateral”): (a) all accounts arising from the Contracts; (b) all general intangibles in any way related to any contract; (c) that certain Third Amended and Restated Intercompany Demand Note dated as of December 22, 2003, among Debtor and certain of its affiliates; (d) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software; (e) all proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance. (see UCC for full Collateral description and definitions)

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	C.N. Wood Co., Inc 200 Merrimac Street Woburn, MA 01801	Massachusetts – Secretary of the Commonwealth	05/10/07	200323113090	08/18/03	Lease of Komatsu PC400LC-6 Excavator Serial Number: 32744 (KM3275)

North American Site Developers, Inc. P.O. Box 218 Boston MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200325476300	11/20/03	One (1) Komatsu PC400LC-6 Hydraulic Excavator w/ 48” Esco Bucket, Auto Lube system, Cab protection package, Full Uc Roller guards, HD under frame guards, hammer piping and space SVC valve. S/N A85467

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Massachusetts – Secretary of the Commonwealth	05/10/07	200325710800	12/01/03

This Financing Statement is filed in lieu of continuation for the following previously filed financing statement(s), each of which remains effective: Filing Office: Illinois Secretary of State Original Date:05/08/01 Original Number: 4382550

Filing Office: Massachusetts Secretary of Commonwealth Original Date: 05/08/01 Original Number: 200102123850; Filing Office: Boston, MA City Clerk Original Date: 05/08/01 Original Number: 413643.

The Secured Party is granted a security interest in the collateral described as follows (the “Collateral”): (i) all accounts arising from the Contracts; (ii) all general intangibles in any way related to any Contract; (iii) All supporting obligations, rights to payment or performance under a letter of credit, and secondary obligations that support payment and performance of all such Accounts and General Intangibles; (iv) That Certain Second Amended and Restated Master Intercompany Demand Note dated as of April 20, 2001 among the Debtor and certain of its affiliates; (v) All books, records, ledger cards, files, correspondence, computer programs tapes, disks and related data processing software; (vi) All proceeds of any of the foregoing Collateral. (See UCC for full listing and definitions of Collateral)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And United Pacific Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance National Insurance Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376 And Reliance Surety Company c/o Reliance Insurance Company Three Parkway Philadelphia, PA 19102-1376	Massachusetts – Secretary of the Commonwealth	05/10/07	200647031850	04/07/06	Assignment of original financing statement # 200325710800 to Travelers Casualty and Surety Company, One Tower Square, 5PB, Hartford CT 06183

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200429510900	05/03/04	One (1) Komatsu PC400LC-7 Hydraulic Excavator S/N: A86104 One (1) Komatsu PC400LC-7 Hydraulic Excavator S/N: A86107

North American Site Developers, Inc. 218 Lincoln Street Box 326 Allston, MA 02134	Caterpillar Financial Services 2120 West End Ave Nashville, TN 37203-0986	Massachusetts – Secretary of the Commonwealth	05/10/07	200431421490	07/14/04	One (1) Caterpillar 226 Skid Steer Loader S/N: 5FZ11213; One (1) Caterpillar 226 Skid Steer Loader S/N: 5FZ10425 One (1) Caterpillar H63 Hydraulic Hammer S/N: 4GL04639 and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof.

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200431681830	07/26/04	One (1) Komatsu PC120LC-6 Hydraulic Excavator S/N: 70899

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
North American Site Developers, Inc. 218 Lincoln Street Box 326 Allston, MA 02134	Caterpillar Financial Services 2120 West End Ave Nashville, TN 37203-0986	Massachusetts – Secretary of the Commonwealth	05/10/07	200432559020	08/30/04	One (1) NPK E220 Hammer S/N: 73320 and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof.

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200536092630	01/25/05	One (1) Komatsu PC300HD-7L Hydraulic Excavator S/N: A85034

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200536234940	01/31/05	One (1) Komatsu PC308USLC-3 Hydraulic Excavator S/N: 20197

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200536882330	02/28/05	One (1) Komatsu PC300LC-7 Hydraulic Excavator S/N: A86283

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	C.N. Wood Co., Inc 200 Merrimac Street Woburn, MA 01801	Massachusetts – Secretary of the Commonwealth	05/10/07	200539739730	06/14/05	Lease of Komatsu PC750LC-6 Excavator Serial Number: 10078 (KM3483)

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	C.N. Wood Co., Inc 200 Merrimac Street Woburn, MA 01801	Massachusetts – Secretary of the Commonwealth	05/10/07	200541803940	09/07/05	Lease of Komatsu PC300LC-7L Excavator Serial Number: A86840 (KM3999)

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	C.N. Wood Co., Inc 200 Merrimac Street Woburn, MA 01801	Massachusetts – Secretary of the Commonwealth	05/10/07	200542155110	09/20/05	Lease of Komatsu PC600LC-6 Excavator Serial Number: 10149 (KM2787)

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200542466090	10/03/05	One (1) Used Komatsu WA450-#mc Wheelloader S/N A31286

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200542468490	10/03/05	One (1) Used Komatsu WA450-3MC Wheelloader S/N A31286

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	C.N. Wood Co., Inc 200 Merrimac Street Woburn, MA 01801	Massachusetts – Secretary of the Commonwealth	05/10/07	200543067430	10/28/05	Lease of Komatsu PC300HD-L6 Excavator Serial Number: A85045 (KM3930)

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200645296710	01/31/06	One (1) Komatsu PC300HD-7L Hydraulic Excavator S/N A85061; One (1) Komatsu PC300HD-7L Hydraulic Excavator S/N A85405; One (1) Komatsu PC600LC-6 Hydraulic Excavator S/N 10149

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200646538440	03/22/06

Amendment of original financing statement # 200645296710. Restated entire Collateral Description:

One (1) Komatsu PC300HD-7L Hydraulic Excavator S/N A85061; One (1) Komatsu PC300HD-7L Hydraulic Excavator A/N A85405; One (1) Komatsu PC600LC-6 Hydraulic Excavator S/N 10149

North American Site Developers, Inc. 218 Lincoln Street Box 326 Allston, MA 02134	Caterpillar Financial Services 2120 West End Ave Nashville, TN 37203-0986	Massachusetts – Secretary of the Commonwealth	05/10/07	200645603310	02/10/06	One (1) Caterpillar 226 Skid Steer Loader S/N: 5FZ11345 and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof

North American Site Developers, Inc. 218 Lincoln Street Box 326 Allston, MA 02134	Caterpillar Financial Services 2120 West End Ave Nashville, TN 37203-0986	Massachusetts – Secretary of the Commonwealth	05/10/07	200645603400	02/10/06	One (1) Caterpillar 226 skid steer loader S/N:5FZ11352 and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof.

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200645734320	02/16/06	No collateral was listed on UCC

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Woodco Machinery, Inc. 22 N. Maple Street Woburn, MA 01801	Massachusetts – Secretary of the Commonwealth	05/10/07	200651605090	10/05/06	Lease of New Volvo EC700BLC Excavator Serial Number: 10042

North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	Komatsu Financial Limited Partnership 1333 W. Butterfield Road Suite 600 Downer Grove, IL 60515	Massachusetts – Secretary of the Commonwealth	05/10/07	200651793030	10/16/06	One (1) Komatsu PC800LC-8 Hydraulic Excavator S/N 50062

North American Site Developers, Inc. 1365 Main Street Waltham, MA 02451	Citi Capital Commercial Corp 3950 Regent Blvd 2 nd Floor Lien Perfection Irving, TX 75063	Massachusetts – Secretary of the Commonwealth	05/10/07	200754264680	01/26/07	1 John Deere excavator 450CLC S/N FF450CX091423 BTI HG300 Grapple S/N 1850 and Geith 72 Inch Bucket S/N 102112; 1 NYE Grapple S7CG23 S/N 511051l; 1 NYE Other construction equip coupler s/n 114870; 1 Labounty other construction equip 7500R S/N 675003. Complete with all present and future attachments, accessories, replacement parts, repairs, additions and all proceeds thereof.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	File No.	File Date	Search Results Comments/Collateral
North American Site Developers, Inc. 218 Lincoln Street Allston, MA 02134	VFS US LLC P.O. Box 26131 Greensboro, NC 27402	Massachusetts – Secretary of the Commonwealth	05/10/07	200754594570	02/08/07	2006 Volvo EC700BLC Serial Number ending in the last (4) numeric digits of 0042 with the following attachments : LEMAC 72” Digging Bucket together will all parts, accessories, attachments, substitutions, repairs, improvements and replacements and any and all cash and non-cash proceeds thereof, including, without limitation, insurance proceeds.

North American Site Developers, Inc. 1365 Main Street Waltham, MA 02451	Wells Fargo Equipment Finance, Inc. 733 Marquette Avenue, Suite 700 Minneapolis, MN 55402	Massachusetts – Secretary of the Commonwealth	05/10/07	200755363760	03/13/07	One (1) Used 2003 Harth Model 1375JK Jaw Crusher s/n 216630024, complete with all attachments, accessions, additions, improvements and replacements thereto and therefore, and all proceeds including insurance proceeds thereof and therefrom.

North American Site Developers, Inc. 1365 Main Street Waltham, MA 02451	CITI Capital Commercial Corporation 3950 Regent Blvd Irving, TX 75063	Massachusetts – Secretary of the Commonwealth	05/10/07	200755953150	04/06/07	1 LaBounty Shear MSD 2500R S/N 625 Mounted on John Deere Excavator Model 450CLC/S?N FF450CX091423. Together with all present and future attachments, accessories, replacement parts, additions, and all cash and non-cash proceeds thereof.

Schedule 5.1(i)

Litigation

None.

Schedule 5.1(k)

ERISA Plans

None.

Schedule 5.1(l)

Environmental Matters

None.

Schedule 5.1(r)(i)

Subsidiaries of Borrower

1.	The following table details the name and the jurisdiction of organization of each Subsidiary of the Borrower and the percentage of outstanding shares of such Subsidiary held by the Borrower:

Subsidiary	Jurisdiction of Organization	Owner of Outstanding Shares	Percentage of Shares Owned
Great Lakes Dredge & Dock Company, LLC	DE	Borrower	100%
North American Site Developers, Inc.	MA	Borrower	85%[1]
Great Lakes Caribbean Dredging, Inc.	DE	Borrower	100%
Dawson Marine Services Company	DE	Borrower	100%
NASDI Holdings Corporation	DE	Borrower	100%
JDC Soil Management & Development Inc.	MA	Borrower	100%

2.	The following table details the name, the jurisdiction of organization and the outstanding options of the Subsidiaries of Great Lakes and the percentage of outstanding shares of such Subsidiary held by Great Lakes:

Subsidiary	Jurisdiction of Organization	Owner of Outstanding Shares	Percentage of Shares Owned
Fifty-Three Dredging Corporation	NJ	Great Lakes	100%
Lydon Dredging & Construction Company, Ltd.	Canada	Great Lakes	100%
Great Lakes Dredge & Dock (Bahamas) Ltd.	Bahamas	Great Lakes	100%
GLDD Mexicana S. de R.L. de C.V.	Mexico	Great Lakes	100%

Note that from time to time shell corporations are formed in foreign jurisdictions for bidding purposes. Such Subsidiaries do not own any material assets.

[1]

Great Lakes Dredge & Dock Corporation owns (i) 800 shares of Common Stock, par value $0.01 per share, representing 100% of the issued and outstanding shares of Common Stock, and (ii) 50 shares of Non-Voting Common Stock, par value $0.01 per share, representing 25% of the issued and outstanding shares of Non-Voting Common Stock, with such shares of Common Stock and Non-Voting Common Stock representing 85% of the fully-diluted common stock of North American Site Developers, Inc. Chris Berardi owns 150 shares of Non-Voting Common Stock representing 75% of the issued and outstanding shares of the Non-Voting Common Stock and 15% of the fully-diluted common stock of North American Site Developers, Inc.

Schedule 5.1(r)(ii)

Ownership of Equity

1.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding units of Membership Interests of Great Lakes Dredge & Dock Company, LLC, and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to Great Lakes Dredge & Dock Company, LLC:

Name	Membership Interests	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Corporation	100%	0	100%	100%	100%

2.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of North American Site Developers, Inc., and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to North American Site Developers, Inc.:

Name	Shares		Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
	Non-Voting Common	Common
Great Lakes Dredge & Dock Corporation	50	800	0	850	85%	85%
Christopher A. Berardi	150	0	0	150	15%	15%

3.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of Dawson Marine Services Company, and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to Dawson Marine Services Company:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Corporation	100	0	100	100%	100%

4.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of Great Lakes Caribbean Dredging, Inc., and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to Great Lakes Caribbean Dredging, Inc.:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Corporation	100	0	100	100%	100%

5.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of NASDI Holdings Corporation, and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to NASDI Holdings Corporation:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Corporation	100	0	100	100%	100%

6.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of JDC Soil Management & Development Inc., and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to JDC Soil Management & Development Inc.:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Corporation	100	0	100	100%	100%

7.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of Fifty-Three Dredging Corporation, and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to Fifty-Three Dredging Corporation:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Company, LLC	100	0	100	100%	100%

8.

The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of Lydon Dredging & Construction Company, Ltd., and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to Lydon Dredging & Construction Company, Ltd.:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Company, LLC	500	0	500	100%	100%

9.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of Great Lakes Dredge & Dock (Bahamas) Ltd., and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to Great Lakes Dredge & Dock (Bahamas) Ltd.:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Company, LLC	5,000	0	5,000	100%	100%

10.	The following are the names and ownership percentages (stated both on an outstanding basis and fully-diluted basis) of each legal, record owner of each class of the issued and outstanding shares of Capital Stock of GLDD Mexicana S. de R.L. de C.V., and of all issued and outstanding warrants, options, stock appreciation rights and other convertible interests with respect to GLDD Mexicana S. de R.L. de C.V.:

Name	Common Shares	Convertible Interests	Total	Fully Diluted Percentage	Outstanding Percentage
Great Lakes Dredge & Dock Company, LLC	500	0	500	100%	100%

Schedule 5.1(t)

Insurance Policies

The following are the insurance policies and programs in effect insuring the properties and businesses of Holdings, the Borrower and the Borrower’s Subsidiaries:

Coverage	Effective Date	Expiration Date	Insurer	Policy Number	Maximum Limit	Maximum Deductible
Marine Hull	31-Jul-06	31-Jul-07	Lloyd’s Syndicates, British Companies	LH00648188	$43,680,000	$500,000

Increased Value	31-Jul-06	31-Jul-07	Lloyd’s Syndicate No. 2003 (Catlin)	LH0648186	$10,920,000	$500,000

Hull & Machinery (Bahrain)	31-Jul-06	31-Jul-07	Solidarity	P/001/01/06/1201/00005	$16,800,000	$500,000

Hull War Risks	31-Jul-06	31-Jul-07	Lloyd’s Syndicates	LH0648185	$21,000,000	$1,000,000

Business Property and Commercial Inland Marine	31-Jul-06	31-Jul-07	Travelers Property Casualty Company of America	QT-660-307D565A-TIL-06	$10,000,000	Equipment: $100,000 Property: $10,000 (except flood/earthquake)

Commercial General Liability	1-Oct-06	1-Oct-07	American Home Assurance Company	GL 1791517	$250,000	$750,000 self-insured retention

Automobile Liability (All Other States)	1-Oct-06	1-Oct-07	American Home Assurance Company	CA 8262519	$1,000,000	$500,000

Automobile Liability (Massachusetts)	1-Oct-06	1-Oct-07	American Home Assurance Company	CA 8262520	$1,000,000	$500,000

Workers’ Compensation and Employer’s Liability	1-Oct-06	1-Oct-07	American Home Assurance Company	WC 3725442	$1,000,000	$500,000

Coverage	Effective Date	Expiration Date	Insurer	Policy Number	Maximum Limit	Maximum Deductible
Workers’ Compensation and Employer’s Liability (Florida)	1-Oct-06	1-Oct-07	American Home Assurance Company	WC 3725440	$1,000,000	$500,000

Workers’ Compensation and Employer’s Liability (Florida)	1-Oct-06	1-Oct-07	American Home Assurance Company	WC 3725441	$1,000,000	$500,000

U.S. Longshore and Harbor Workers’ Compensation	1-Oct-06	1-Oct-07	Signal Mutual Indemnity Association, Ltd.	60045	$10,000,000	$0

Workers’ Compensation and Employer’s Liability (Foreign)	1-Oct-06	1-Oct-07	AIG World Risk	WR10001555	$1,000,000	$0

Excess Liability	31-Jul-06	31-Jul-07	Lloyd’s & British Companies	LH0648183	$99,000,000 excess of $1,000,000	Underlying

Excess Liability	31-Jul-06	31-Jul-07	X.L. Insurance Company Ltd.	GB00007874EL06A	$50,000,000 excess of $100,000,000	Underlying

Protection & Indemnity	20-Feb-07	20-Feb-08	The West of England Ship Owners Mutual Insurance Association (Luxembourg)	00-0/2541P-1-20/02/2006	Per Association Rules (approx. $2.25 billion)	$500,000

Commercial Crime	26-Dec-06	26-Dec-07	National Union Fire Insurance Company	965-99-32	$5,000,000	$125,000

Coverage	Effective Date	Expiration Date	Insurer	Policy Number	Maximum Limit	Maximum Deductible
Fiduciary Liability	26-Dec-06	26-Dec-07	Illinois National Insurance Company (AIG)	965-97-30	$5,000,000	$5,000

Directors’ & Officers’ Liability	26-Dec-06	26-Dec-07	Illinois National Insurance Company (AIG)	965-97-26	$10,000,000	$250,000

Excess Directors’ & Officers’ Liability	26-Dec-06	26-Dec-07	St. Paul Mercury Insurance Company	512CM1683	$10,000,000 excess of $10,000,000	Underlying

Excess Directors’ & Officers’ Liability	26-Dec-06	26-Dec-07	XL Specialty Insurance Company	ELU0945694-06	$10,000,000 excess of $20,000,000	Underlying

Excess Directors’ & Officers’ Liability	26-Dec-06	26-Dec-07	Twin City Fire Insurance Company (Hartford)	OODA023948906	$10,000,000 excess of $30,000,000	Underlying

Directors’ & Officers’ Liability (Run-Off)	26-Dec-06	26-Dec-12	Twin City Fire Insurance Company (Hartford)	DA0101381-05	$10,000,000	$250,000

Excess Directors’ & Officers’ Liability (Run-Off)	26-Dec-06	26-Dec-12	XL Specialty Insurance Company	ELU09727-05	$10,000,000 excess of $10,000,000	Underlying

Excess Directors’ & Officers’ Liability (Run-Off)	26-Dec-06	26-Dec-12	Westchester Fire Insurance Company	DOXG23821588-001	$5,000,000 excess of $20,000,000	Underlying

Contractor’s Pollution Liability (NASDI)	1-Oct-06	1-Oct-07	American International Specialty Lines Insurance Company (AIG)	CPO 1366920	$5,000,000	$25,000

Schedule 6.2(b)(i)

Existing Investments

1.	Investments (including an equity Investment) relating to that certain Joint Venture Agreement, dated January 24, 1989, as amended, between Great Lakes and Ralph Clayton & Sons Materials, LP (Amboy Aggregates Joint Venture).

2.	Investments relating to that certain Joint Venture Agreement, dated August 29, 2002, as amended, among Connolly-Pacific Company, Great Lakes and Manson Construction Co. This joint venture was created to obtain and perform a contract with USAED - Los Angeles Contracting Division for the construction of the Port of Los Angeles Channel Deepening, Los Angeles and Long Beach Harbors, San Perdro Bay, California.

3.	Investments relating to that certain Joint Venture Agreement, dated February 6, 2005, as amended, among Dredging International N.V., Qatar Dredging Company, Boskalis Westminister ME Ltd. and Great Lakes relating to the New Doha International Airport project in Doha, Qatar.

4.	Investments relating to that certain Joint Venture Agreement, dated February 15, 2006, as amended, between A.A. Nass Contracting WLL and Great Lakes relating to the Diyaar Al Muharraq project in Manama, Bahrain.

5.	Investments relating to that certain Joint Venture Agreement, dated December 19, 2004, as amended, between A.A. Nass Contracting WLL and Great Lakes relating to the Durrat Al Bahrain project in Manama, Bahrain.

Schedule 6.2(d)

Transactions with Affiliates

1. North American Site Developers, Inc. (“NASDI”) entered into a Lease dated as of December 31, 2006 with MJC Berry Enterprises, LLC (“MJC”) pursuant to which NASDI leases from MJC the premises at 1365 Main Street, Waltham, Massachusetts for a term expiring on December 21, 2006 (subject to extension) (the “Lease”). MJC is owned and controlled by Chris Berardi who is the President of NASDI. Great Lakes Dredge & Dock Company, LLC executed a Guaranty dated December 31, 2006 pursuant to which it guaranties the obligations of NASDI under the Lease.

Schedule 6.2(e)

Existing Restrictive Agreements

1.	Each Rate Protection Agreement.

Each of the following agreements restricts the ability to grant liens on or sell the equipment that is subject to such agreement:

2.	Bareboat Charter Agreement, dated as of October 9, 1998, as amended, between Great Lakes Business Trust No. 1998-1 and Great Lakes (Charter Financing of the New York).

3.	Bareboat Charter Agreement, dated as of November 18, 1999, as amended, between CEF 2002, LLC and Great Lakes (Bareboat Charter of Hopper Dredge Liberty Island).

4.	Bareboat Charter Agreement, dated as of June 2, 1997, between OFS Marine One, Inc. and Great Lakes (Bareboat Charter of Bottom-Dump Barges G.L. 61 and G.L. 62).

5.	Bareboat Charter Agreement, dated as of August 27, 2002, as amended, between CEF 2002, LLC and Great Lakes (Bareboat Charter of Dump Barge GL-65).

6.	Bareboat Charter Agreement, dated as of December 23, 1999, between Ameritech Credit Corporation and Great Lakes (Bareboat Charter of the Lake Tahoe).

7.	Bareboat Charter Agreement, dated as of December 22, 2004, as amended, between General Electric Capital Corporation and Great Lakes (Bareboat Charter of G.L. 501).

8.	Bareboat Charter Agreement, dated as of June 7, 2005, as amended, between General Electric Capital Corporation and Great Lakes (Bareboat Charter of G.L. 502).

9.	Bareboat Charter Agreement, dated as of December 15, 2006, as amended, between General Electric Capital Corporation and Great Lakes (Bareboat Charter of Long Island).

10.	Dozer rental agreement, dated as of April 16, 2006 between Caterpillar Financial Services Corporation and Great Lakes.

11.	Dozer rental agreement, dated May 13, 2005 between Caterpillar Financial Services and Great Lakes.

12.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

13.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

14.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

15.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

16.	Dozer rental agreement, dated October 1, 2005 between CNH Capital and Great Lakes.

17.	Dozer rental agreement, dated November 18, 2005 between CNH Capital and Great Lakes.

18.	Dozer rental agreement, dated November 18, 2005 between CNH Capital and Great Lakes.

19.	Dozer rental agreement, dated November 18, 2005 between CNH Capital and Great Lakes.

Schedule 6.2(f)

Existing Guaranties

Reference is made to the following agreements pursuant to which the Borrower guarantees the obligations of the Primary Obligor under those certain bareboat charters and that certain equipment lease set forth as items 2-10 on Schedule 5.1(g):

1.	Guaranty, dated as of October 9, 1998, by the Borrower in favor of Great Lakes Business Trust No. 1998-1 (Charter Financing of New York).

2.	Guaranty, dated as of November 18, 1999, by the Borrower in favor of CEF 2002, LLC (Bareboat Charter of Hopper Dredge Liberty Island).

3.	Guaranty, dated as of June 2, 1997, by the Borrower in favor of OFS Marine One, Inc. (Bareboat Charter of Bottom-Dump Barges, Nos. 61 and 62).

4.	Guaranty, dated as of August 27, 2002, by the Borrower in favor of CEF 2002, LLC (Bareboat Charter of Dump Barge GL-65).

5.	Guaranty, dated as of December 23, 1999, by the Borrower in favor of Ameritech Credit Corporation (Bareboat Charter of Lake Tahoe).

6.	Guaranty, dated as of December 22, 2004, by the Borrower in favor of General Electric Capital Corporation (Bareboat Charter of G.L. 501).

7.	Guaranty, dated as of June 7, 2005, by the Borrower in favor of General Electric Capital Corporation (Bareboat Charter of G.L. 502).

8.	Guaranty, dated as of December 15, 2006, by the Borrower in favor of General Electric Capital Corporation (Bareboat Charter of Long Island).

Schedule 6.2(i)

Existing Debt

1.	Debt and contingent liabilities under or in respect of current Capitalized Leases, which do not exceed $4 million in the aggregate.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated [            ,      20    ]

Reference is hereby made to the Credit Agreement dated as of June 12, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties a party thereto, the financial institutions from time to time a party thereto (the “Lenders”) and LaSalle Bank National Association, as Swing Line Lender, Sole Lead Arranger and Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

                                          (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that certain interest of the Assignor in and to:

%	of the Loans owing to the Assignor;

%	of the Assignor’s Revolving Commitment; and

%	of the interests in outstanding Swing Line Loans and Letters of Credit in which the Assignor is a participant pursuant to the terms of the Credit Agreement (the “Participations”)

and all of the other rights and obligations of the Assignor under the Credit Agreement and not explicitly mentioned above. After giving effect to such sale and assignment, (i) the Assignee’s Revolving Commitment, the amount of Loans owing to the Assignee and the amount of the Participations held by the Assignee will be as set forth in Section 1 of Schedule 1, and (ii) the Assignee’s Revolving Credit Percentage will be as set forth in Section 2 of Schedule 1. The assignment set forth in this paragraph shall be without recourse to, or representation or warranty (except as expressly provided in this Assignment and Acceptance) by, the Assignor.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Affiliates or the performance or observance by the Borrower or its Affiliates of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of all financial information and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it meets all eligibility requirements for an Assignee set forth in Section 9.7 of the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as its representative and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Office the offices set forth beneath its name on the signature pages hereof [and (vii) assumes no duties or obligations held by the Assignor in its capacity as Administrative Agent under the Credit Agreement]** [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty]***.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”); provided that all of the requirements for an assignment set forth in Section 9.7 of the Credit Agreement shall have been satisfied as of such date.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of

**	If the Assignor is the Administrative Agent.
***	If the Assignee is organized under the laws of a jurisdiction outside the United States.

2

a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

* * * *

3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

Accepted this      day

of             ,

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

4

Schedule 1

to

Assignment and Acceptance

Dated                  ,

Section 1.

Assignee’s Revolving Commitment:	$

Aggregate Outstanding Principal Amount of Revolving Loans owing to the Assignee:	$

Aggregate Outstanding Amount of Letter of Credit participations held by the Assignee:	$

Aggregate Outstanding Amount of Swing Line Loan participations held by the Assignee:	$

Section 2.

Assignee’s Revolving Credit Percentage*:		%

Section 3.

Effective Date**:

*	A fraction equal to Assignee’s Revolving Commitment divided by the Revolving Commitments of all of the Lenders, rounded upwards to the nearest whole multiple of 1/100,000,000.
**	This date should be no earlier than the date of acceptance by the Administrative Agent.

5

EXHIBIT B

FORM OF NOTICE OF BORROWING

LaSalle Bank National Association, as Administrative

Agent for the Lenders parties to the

Credit Agreement referred to below

135 S. LaSalle Street

Chicago, Illinois 60603

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, GREAT LAKES DREDGE & DOCK CORPORATION, refers to the Credit Agreement, dated as of June 12, 2007 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, the other Loan Parties a party thereto, the financial institutions from time to time a party thereto (the “Lenders”) and LaSalle Bank National Association, as Swing Line Lender, Sole Lead Arranger and Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.4 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.4 of the Credit Agreement:

[Revolving] [Swing Line] Loans to be made on             ,             :

(1)	Base Rate Loans	$
[of which $ constitute Swing Line Loans]
(2)	Eurodollar Rate Loans[1]
	[in [Alternative Currency]]	$

	Total:	$

The Interest Period for the Eurodollar Rate Loans described above in clause (2) shall be         months.

[1]	Applicable only for Revolving Loans.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in the Loan Documents are correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of each such date (other than those which are specified as being made only as of a stated earlier date);

(b) no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

(c) the aggregate principal amount of Revolving Loans outstanding plus the Letter of Credit Obligations will not exceed the Revolving Commitment Amount, both before and after giving effect to the Proposed Borrowing; and

(d) the aggregate principal amount of Swing Line Loans outstanding will not exceed the lesser of (i) the Swing Line Commitment Amount, and (ii) the Revolving Commitment Availability both before and after giving effect to the Proposed Borrowing.

Very truly yours,

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

7

EXHIBIT C

FORM OF CONTINUATION/CONVERSION NOTICE

LaSalle Bank National Association, as Administrative

Agent for the Lenders parties to the

Credit Agreement referred to below

135 S. LaSalle Street

Chicago, Illinois 60603

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, GREAT LAKES DREDGE & DOCK CORPORATION, refers to the Credit Agreement, dated as of June 12, 2007 (the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the other Loan Parties a party thereto, the financial institutions from time to time a party thereto (the “Lenders”) and LaSalle Bank National Association, as Swing Line Lender, Sole Lead Arranger and Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.6 of the Credit Agreement that the undersigned hereby requests that on                     ,             :

(1) $         of the presently outstanding amount of [Base Rate Loans] [Eurodollar Rate Loans having an Interest Period expiring on                     ,         ] consisting of Revolving Loans:

(2) be [converted into] [continued as],

[ ]	Base Rate Loans in the aggregate principal amount of $ and

[ ]	Eurodollar Rate Loans in the aggregate principal amount of $ having an interest Period of months.

The undersigned hereby certifies that both immediately before and immediately after giving effect to the conversion or continuation of the Loans as requested herein, and the application of the proceeds therefrom, no Default or Event of Default shall exist or be continuing. It is understood and agreed that if an Event of Default or Default has occurred and is continuing, any Eurodollar Rate Loan denominated in an Alternative Currency may be continued as a Eurodollar Rate Loan in the same Alternative Currency with an Interest Period of one month.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT D

FORM OF LETTER OF CREDIT REQUEST

LaSalle Bank National Association, as Issuing Lender

and Administrative Agent for the Lenders

parties to the Credit Agreement referred to below

135 S. LaSalle Street

Chicago, Illinois 60603

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, Great Lakes Dredge & Dock Corporation, refers to the Credit Agreement, dated as of June 12, 2007 (the “Credit Agreement” the terms defined therein being used herein as therein defined), among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties a party thereto, the financial institutions from time to time a party thereto (the “Lenders”) and LaSalle Bank National Association, as Swing Line Lender, Sole Lead Arranger and Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.2 of the Credit Agreement that the undersigned hereby requests the issuance of a Letter of Credit under the Credit Agreement (the “Requested Letter of Credit”), and in that connection sets forth below the information relating to the Requested Letter of Credit as required by Section 3.2(a) of the Credit Agreement:

(i) the Business Day of the issuance of the Requested Letter of Credit is             ,         ;

(ii) the expiry date of the Requested Letter of Credit is             ,         , which is on or prior to the Revolving Commitment Termination Date;

(iii) the beneficiary of the Requested Letter of Credit is                             ;

(iv) the aggregate face amount of the Requested Letter of Credit is                              (specify Dollars or the Alternative Currency in which the Requested Letter of Credit is to be denominated);

(v) the Requested Letter of Credit is a [Financial] [Performance] Letter of Credit; and

(vi) the conditions for drawing to be included in the Requested Letter of Credit are as follows:

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the issuance of the Requested Letter of Credit:

(i) the representations and warranties contained in the Loan Documents are correct in all material respects, both before and after giving effect to the issuance of the Requested Letter of Credit, as though made on and as of each such date (other than those which are specified as being made only as of a stated earlier date);

(ii) no event has occurred and is continuing, or would result from the issuance of such Letter of Credit, which constitutes a Default or an Event of Default;

(iii) the Letter of Credit Obligations will not exceed the Letter of Credit Availability, both before and after giving effect to the issuance of the Requested Letter of Credit; and

(iv) the Letter of Credit Obligations in respect of Financial Letters of Credit will not exceed the Financial Letter of Credit Availability, both before and after giving effect to the Requested Letter of Credit.

Very truly yours,

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF OPINION LETTER OF WINSTON & STRAWN LLP

[Attached]

Attachment to Exhibit E

June 12, 2007

LaSalle Bank National Association

    as Administrative Agent, Swing Line Lender, Sole

    Lead Arranger and an Issuing Lender under the

    Credit Agreement referred to below

The Lenders under

    the Credit Agreement

135 South LaSalle Street

Chicago, Illinois 60603

Ladies and Gentlemen:

We have acted as special counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), and its Subsidiaries (collectively, the “Subsidiaries”) listed on Schedule A attached hereto, in connection with that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the Subsidiaries, the financial institutions from time to time party thereto (the “Lenders”), and LaSalle Bank National Association, as Administrative Agent (the “Agent”), Swing Line Lender, Sole Lead Arranger and an Issuing Lender. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms on Schedule A and in the Credit Agreement. This opinion letter is delivered to you at our clients’ request pursuant to Section 4.1(a) of the Credit Agreement. The Borrower and the Subsidiaries are individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”.

In rendering the opinions set forth herein, we have examined:

(i) the certificates or articles of incorporation and bylaws, or certificate of formation and limited liability company agreement, as applicable, of the Loan Parties, as amended through the date hereof;

(ii) resolutions of the board of directors or board of managers, as applicable, of the Loan Parties with respect to the transactions referred to herein;

(iii) the Credit Agreement;

(iv) the Notes;

(v) the Intercreditor Agreement dated as of the date hereof (the “Intercreditor Agreement”) among the Loan Parties, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, as sureties (collectively, “Travelers”), and the Agent;

(vi) the Proceeds Agent Agreement dated as of the date hereof (the “Proceeds Agent Agreement”) among the Loan Parties, Travelers, the Agent and J.P. Morgan Trust Company, National Association;

(vii) the Note Pledge Agreement dated as of the date hereof (the “Pledge Agreement”) executed by the Loan Parties in favor of the Agent;

(viii) Fourth Amended and Restated Master Intercompany Demand Note, dated as of the date hereof (the “Intercompany”) executed by the Loan Parties;

(ix) the Receivables Security Agreement dated as of the date hereof (the “Receivables Security Agreement”) executed by the Loan Parties in favor of the Agent;

(x) the Equipment Security Agreement dated as of the date hereof (the “Equipment Security Agreement” and together with the Receivables Agreement, the “Security Agreements”) executed by GLDDC in favor of the Agent;

(xi) the Guaranty dated as of the date hereof (the “Guaranty”) executed by the Loan Parties (except the Borrower);

(xii) the First Preferred Fleet Mortgage dated as of the date hereof (the “First Fleet Mortgage”) executed by GLDDC in favor of the Agent, as trustee (the “Mortgagee”), on certain vessels described in the granting clause thereof (the “First Fleet Vessels”);

(xiii) the First Preferred Ship Mortgage dated as of the date hereof (the “First Ship Mortgage”) executed by GLDDC in favor of the Mortgagee on a certain vessel described in the granting clause thereof (the “First Ship Vessel”);

(xiv) the Second Preferred Fleet Mortgage dated as of the date hereof (the “Second Fleet Mortgage” and together with the First Fleet Mortgage, the “U.S. Fleet Mortgages) executed by GLDDC in favor of the Mortgagee on certain vessels described in the granting clause thereof (the “Second Fleet Vessels” and together with the First Fleet Vessels, the “U.S. Vessels”);

(xv) the Second Preferred Ship Mortgage dated as of the date hereof (the “Second Ship Mortgage”, and together with the First Ship Mortgage, the “RMI Ship Mortgages,” and together with the U.S. Fleet Mortgages, the “Ship Mortgages”) executed by GLDDC in favor of the Mortgagee on a certain vessel described in the granting clause thereof (the “Second Ship Vessel” and together with the First Ship Vessel, the “RMI Vessels,” and together with the U.S. Vessels, the “Vessels”);

(xvi) an unfiled copy of the financing statement (the “Fifty-Three Financing Statement”) under the New Jersey UCC (as hereinafter defined), naming Fifty-Three as debtor and the Agent as secured party, which Fifty-Three Financing Statement we understand will be filed against Fifty-Three in the Office of the New Jersey Secretary of State (the “Fifty-Three Filing Office”);

(xvii) an unfiled copy of the financing statement (the “JDC Financing Statement”) under the Massachusetts UCC (as hereinafter defined), naming JDC as debtor and the Agent as secured party, which JDC Financing Statement we understand will be filed against JDC in the Office of the Secretary of the Commonwealth of Massachusetts (the “Massachusetts Filing Office”);

(xviii) an unfiled copy of the financing statement (the “NASDI Financing Statement”) under the Massachusetts UCC, naming NASDI as debtor and the Agent as secured party, which JDC Financing Statement we understand will be filed against NASDI in the Massachusetts Filing Office;

(xix) an unfiled copy of the financing statement (the “Dawson Financing Statement”) under the Delaware UCC (as hereinafter defined), naming Dawson as debtor and the Agent as secured party, which Dawson Financing Statement we understand will be filed against Dawson in the Secretary of State of Delaware (the “Delaware Filing Office”, and collectively with the New Jersey Filing Office and the Massachusetts Filing Office, the “Filing Offices”);

(xx) an unfiled copy of the financing statement (the “GLDDC Financing Statement”) under the Delaware UCC, naming GLDDC as debtor and the Agent as secured party, which GLDDC Financing Statement we understand will be filed against GLDDC in the Delaware Filing Office;

(xxi) an unfiled copy of the financing statement (the “NASDI Holdings Financing Statement”) under the Delaware UCC, naming NASDI Holdings as debtor and the Agent as secured party, which NASDI Holdings Financing Statement we understand will be filed against NASDI Holdings in the Delaware Filing Office;

(xxii) an unfiled copy of the financing statement (the “Caribbean Financing Statement” and together with the Fifty-Three Financing Statement, the JDC Financing Statement, the NASDI Financing Statement, the Dawson Financing Statement, the GLDDC Financing Statement and NASDI Holdings Financing Statement, the “Financing Statements”) under the Delaware UCC, naming Caribbean as debtor and the Agent as secured party, which Caribbean Financing Statement we understand will be filed against Caribbean in the Delaware Filing Office;

(the items identified in clauses (iii) through (xv) are collectively hereinafter referred to as the “Transaction Documents”)) and such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Loan

Parties and we have made such inquiries of officers and representatives of the Loan Parties as we have deemed relevant or necessary, as the basis for the opinions set forth herein.

In rendering the opinions expressed below, we have, with your consent, assumed the legal capacity of all natural persons executing documents, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed and relied upon, the following:

(a) the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein;

(b) all parties to the documents reviewed by us (other than the Loan Parties) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties;

(c) each party to the Transaction Documents (other than the Loan Parties) has, and had at the time of execution and delivery thereof, full power and authority to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, and each such Transaction Document has been duly authorized, executed and delivered by each such party;

(d) each party to the Transaction Documents (other than the Loan Parties) has complied with all legal requirements pertaining to its status as such status relates to such party’s rights to enforce the Transaction Documents to which it is a party against each Loan Party;

(e) there has not been any mutual mistake of fact or misunderstanding, duress or undue influence;

(f) the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability;

(g) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement or any of the other Transaction Documents;

(h) each Loan Party’s certificate or articles of incorporation and bylaws, or certificate of formation and limited liability company agreement, as applicable, and all amendments thereto, have been adopted in accordance with all applicable legal requirements;

(i) each person who has taken any action relevant to any of our opinions in the capacity of director, officer, member or manager was duly elected to that director, officer, member or manager position and held that position when such action was taken;

(j) neither the Agent, the Lenders nor any of their representatives have any knowledge (actual or constructive) of any adverse claim, lien, security interest, claim, encumbrance, interest or other condition of title affecting any of the Collateral (as hereinafter defined), except for Liens described in the Credit Agreement or in the Transaction Documents;

(k) each Loan Party has acquired good and sufficient title to each existing item of collateral described in the Security Agreements, the Pledge Agreement and the Ship Mortgages (the “Collateral”) existing on the date hereof and has, or has the power to transfer, “rights” in and to such Collateral within the meaning of section 9-203 of the Uniform Commercial Code of New York (the “UCC”) consistent with and sufficient for purposes of the Transaction Documents, and the same will be true of each item of Collateral arising after the date hereof, and each Loan Party has acquired good and sufficient title to each U.S. Vessel existing on the date hereof and has, or has the power to transfer, interests in and to such U.S. Vessels in accordance with Section 31321 of Title 46, United States Code, consistent with and sufficient for purposes of the Transaction Documents, and the same will be true of each U.S. Vessel arising after the date hereof;

(l) the proceeds of the Loans to be made on the Closing Date have been disbursed and each Transaction Document constitutes the valid and binding obligation of each party thereto (other than the Loan Parties) enforceable against such party in accordance with its terms;

(m) because a claimant bears the burden of proof required to support its claims, the Agent and the Lenders will undertake the effort and expense necessary to fully present its claims in the prosecution of any right or remedy accorded the Agent and the Lenders under the Transaction Documents;

(n) all items of Collateral for which possession must be taken by a secured party in order to perfect its security interest under §9-312 of the UCC are in the possession or constructive possession of the Agent and not in the possession of the Loan Parties or any of their respective affiliates or agents or any other person acting on behalf of the Loan Parties;

(o) the Collateral actually exists and the descriptions of the Collateral in the Ship Mortgages and the Security Agreements reasonably describe the property intended to be described as the Collateral;

(p) GLDDC has acquired good and sufficient title to each RMI Vessel existing on the date hereof and has, or has the power to transfer, interests in and to such RMI Vessels in accordance with the Preferred Mortgage and Maritime Liens Act of the Republic of the Marshall Islands (“RMI”), as codified at Chapter 3 of the Republic of the Marshall Islands Maritime Act, 1990, as amended (the “RMI Act”), consistent with and sufficient for purposes of the RMI Ship Mortgages, and the same will be true of each RMI Vessel arising after the date hereof; and

(q) the RMI Ship Mortgages are in proper form for recording with RMI pursuant to the RMI Act.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn LLP attorneys who have represented the Loan Parties during the course of our limited representation of the Loan Parties in connection with the Transaction Documents. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

In addition, we make the following disclosures and comments concerning our opinions in paragraphs 4 and 5 below addressing perfection of certain security interests:

(i) We note that the certificate of incorporation of Fifty-Three indicates that it is a New Jersey corporation, and thus Fifty-Three is a “registered organization” within the meaning of the UCC, located (for purposes of Section 9-307 and 9-301 of the UCC) in New Jersey. Under Section 9-301 of the UCC (i.e., as enacted in New York, the law of which is the contractually chosen substantive law governing the A/R Security Agreement), perfection of nonpossessory security interests in the Collateral granted by Fifty-Three would accordingly be governed by New Jersey law. To the extent that New Jersey law applies to such matters (under the UCC), with your consent, in rendering the opinions set forth in paragraph 4 below, we have relied solely on our review of Article 9 of the Uniform Commercial Code as enacted in New Jersey and set forth in the CCH Secured Transactions Guide available to us and updated through May 2, 2007 (the “New Jersey UCC”), without any investigation of legal decisions or other statutory provisions in effect in New Jersey that may affect the perfection or effect of perfection of security interests under New Jersey law.

(ii) We note that the certificates of incorporation of each of Dawson, Caribbean, and NASDI Holdings and the certificate of formation of GLDDC indicates that each is a Delaware corporation or limited liability company, and thus each of Dawson, Caribbean, NASDI Holdings and GLDDC is a “registered organization” within the meaning of the UCC, located (for purposes of Section 9-307 and 9-301 of the UCC) in Delaware. Under Section 9-301 of the UCC (i.e., as enacted in New York, the law of which is the contractually chosen substantive law governing the A/R Security Agreement), perfection of nonpossessory security interests in the Collateral granted by each of Dawson, Caribbean, NASDI Holdings and GLDDC would accordingly be governed by Delaware law. To the extent that Delaware law applies to such matters (under the UCC), with your consent, in rendering the opinions set forth in paragraph 4 below, we have relied solely on our review of Article 9 of the Uniform Commercial Code as enacted in Delaware and set forth in the CCH Secured Transactions Guide available to us and updated through May 2, 2007 (the “Delaware UCC”), without any investigation of legal decisions or other statutory provisions in effect in Delaware that may affect the perfection or effect of perfection of security interests under Delaware law.

(iii) We note that the articles of organization of each of NASDI and JDC indicates that each is a Massachusetts corporation, and thus each of NASDI and JDC is a “registered organization” within the meaning of the UCC, located (for purposes of Section 9-307 and 9-301 of the UCC) in Massachusetts. Under Section 9-301 of the UCC (i.e., as enacted in New York, the law of which is the contractually chosen substantive law governing the A/R Security Agreement), perfection of nonpossessory security interests in the Collateral granted by each of NASDI and JDC would accordingly be governed by Massachusetts law. To the extent that Massachusetts law applies to such matters (under the UCC), with your consent, in rendering the opinions set forth in paragraph 4 below, we have relied solely on our review of Article 9 of the Uniform Commercial Code as enacted in Massachusetts and set forth in the CCH Secured Transactions Guide available to us and updated through May 2, 2007 (the “Massachusetts UCC”), without any investigation of legal decisions or other statutory provisions in effect in Massachusetts that may affect the perfection or effect of perfection of security interests under Massachusetts law.

(iv) We note that under Section 9-301(b) of the UCC (i.e., as enacted in New York, the law of which is the contractually chosen substantive law governing the Pledge Agreement), perfection of possessory security interests in the Pledged Note (as defined below) (to the extent the Pledged Note constitutes an “instrument” or a “certificated security” within the meaning of the UCC) would be governed by Illinois law (the State in which we understand the Agent will hold the instrument or certificated security). To the extent Illinois law applies to such matters (under the UCC), with your consent, in rendering our opinions in paragraph 5 below, we have based our opinions solely on Article 9 of the Uniform Commercial Code of Illinois (the “Illinois UCC”).

Based upon the foregoing and subject to the qualifications, limitations and comments stated herein, we are of the opinion that:

1. Each of the Loan Parties (other than GLDDC) is a corporation validly existing and in good standing under the laws of its state of incorporation. GLDDC is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Each of the Loan Parties (other than GLDDC) has the corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party. GLDDC has the limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party.

2. The execution, delivery and performance of each of the Transaction Documents to which each of the Loan Parties is a party have been duly authorized by all necessary corporate or limited liability company action on the part of each of the Loan Parties (as applicable), each of the Transaction Documents to which each of the Loan Parties is a party has been duly executed and delivered by each of the Loan Parties (as applicable) and each of the Transaction Documents constitutes the valid and binding obligation of each of the Loan Parties (as applicable) enforceable against each of the Loan Parties (as applicable) in accordance with its terms.

3. Assuming the Loans are used solely for the purposes set forth in the Credit Agreement, each Loan Party’s execution and delivery of the Transaction Documents to which it is a party and its performance of its obligations under such Transaction Documents will not (i) violate any provision of each Loan Parties’ respective certificate or articles of incorporation, bylaws, certificate of formation or limited liability company agreement; (ii) constitute a violation by such Loan Party of any applicable provision of any existing State of New York or United States federal statutory law or governmental regulation covered by this opinion letter, or violate any existing order, writ, injunction or decree of any court or governmental instrumentality applicable to such Loan Party of which we have knowledge; (iii) result in the breach of, or constitute a default under, or (other than pursuant to the Transaction Documents), to our knowledge, result in the creation or imposition of any lien upon any of the property or assets of any Loan Party pursuant to the terms of, any instrument or agreement listed on Schedule B attached hereto (except that we express no opinion with respect to breaches or defaults under cross-default or cross-acceleration provisions or with respect to financial covenants or tests); or (iv) require the consent or approval of, or any filing or registration with, any State of New York or United States federal court or governmental agency, except for (A) those obtained or made on or prior to the date hereof, (B) any actions or filings necessary to perfect the liens and security interests granted under the Transaction Documents or in connection with the exercise by the Agent or any other secured party of certain rights and remedies under the Transaction Documents, (C) actions or filings required in connection with ordinary course conduct by the Loan Parties of their respective businesses and ownership or operation by the Loan Parties of their respective assets and (D) actions and filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any state “blue sky” law or related regulation and the Trust Indenture Act of 1939, as amended (as to which matters we express no opinion).

4. The provisions of the Security Agreements and the Pledge Agreement are sufficient to create in Agent’s favor a security interest in all right, title and interest of the Loan Parties in those items and types of Collateral described therein in which a security interest may be created under Article 9 of the UCC (the “Article 9 Collateral”). The description of the Article 9 Collateral set forth in the Financing Statements is sufficient to perfect a security interest in the items and types of Collateral in which a security interest may be perfected by the filing of a financing statement under the New Jersey UCC, the Massachusetts UCC and the Delaware UCC. Assuming that the Financing Statements have been properly filed in the respective Filing Offices, the Agent’s security interest in the Article 9 Collateral has been perfected, to the extent a security interest in that portion of the Article 9 Collateral may be perfected under the New Jersey UCC, the Massachusetts UCC and the Delaware UCC by the filing of the Financing Statements.

5. Assuming that the Agent has taken and is retaining possession of the promissory note described in the Pledge Agreement (the “Pledged Note”) in the State of Illinois duly endorsed in blank by an effective endorsement, and the Agent has taken such Pledged Note in good faith without notice (actual or constructive) of any adverse claim within the meaning of the Illinois UCC, there has been created under the Pledge Agreement, and there has been granted to the Agent a perfected security interest in the Pledged Note to the extent a security interest may be perfected by possession thereof under the Illinois UCC.

6. The U.S. Fleet Mortgages, when recorded with respect to the U.S. Vessels at the United States Coast Guard, National Vessel Documentation Center (the “Coast Guard”), will create in favor of the Agent valid and enforceable preferred mortgage liens on the U.S. Vessels, are in proper form for recording with the Coast Guard, and upon such recording will constitute a “preferred mortgage” under Title 46 of the United States Code § 31301 et seq. (the “Ship Mortgage Act”), and no other recordings or filing or other actions are required to create, perfect or maintain perfection of such preferred mortgage liens on the U.S. Vessels.

7. The RMI Ship Mortgages, when recorded with respect to the RMI Vessels in accordance with the RMI Act and the implementing regulations of RMI, will create in favor of Mortgagee valid and enforceable preferred mortgage liens on the RMI Vessels under the Ship Mortgage Act, and upon such recording the RMI Ship Mortgages will each constitute a “preferred mortgage” under the Ship Mortgage Act, and no other recordings or filings or other actions are required to create, perfect or maintain perfection of such preferred mortgage liens on the RMI Vessels under the laws of the United States of America.

8. To our knowledge there are no actions, suits, arbitrations, investigations or proceedings pending or overtly threatened against the Loan Parties or any of their assets and properties that questions or may affect the validity of any action to be taken by each of the Loan Parties pursuant to the Transaction Documents, or that seeks to restrain the Loan Parties from carrying out the transactions contemplated therein or the Loan Parties’ obligations thereunder.

9. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or, to our knowledge, controlled by such a company.

The opinions as expressed herein are subject to the following qualifications, limitations and comments (and where such qualification, limitation or comment makes a reference to the UCC and relates to our opinions set forth above in paragraphs 4 and 5 as to perfection, such reference shall be deemed a reference to the New Jersey UCC, Massachusetts UCC, the Delaware UCC or the Illinois UCC as and to the extent relevant):

(a) the enforceability of the Transaction Documents and the obligations of the Loan Parties thereunder and the availability of certain rights and remedial provisions provided for in the Transaction Documents are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally, and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy;

(b) as to our opinions set forth in paragraph 2 hereof, we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

(c) we express no opinion as to any Collateral (excluding the Vessels) as to which the creation and perfection of security interests therein are not governed solely by Article 9 of the UCC or any Collateral (excluding the Vessels) consisting of goods that are or may become fixtures on any premises, nor do we express any opinion with respect to the creation, perfection or enforceability of security interests in property (excluding the Vessels) in which it is illegal or violative of governmental rules or regulations to grant a security interest, or “general intangibles” (as defined in the UCC) which terminate or become terminable (pursuant to the terms of an agreement) if a security interest is granted therein (except to the extent provided in Sections 9-406 and 9-408 of the UCC), property subject to negative pledge clauses of which the Agent or any Lender is aware (except to the extent provided in Sections 9-406 and 9-408 of the UCC), or any security interest in any “accounts,” “chattel paper,” “documents,” “instruments” or “general intangibles” (as defined in the UCC) with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof, unless the same has been assigned to the Agent pursuant to and in accordance with the Assignment of Claims Act of 1940, as amended, or any similar law or regulation relating to the assignment or pledge thereof;

(d) we express no opinion as to the perfection of a security interest in any Collateral consisting of “proceeds” (as such term is defined in the UCC) to the extent such perfection is limited as set forth in Section 9-315 of the UCC and under certain circumstances described in Sections 9-320 and 9-330 of the UCC, purchasers of Collateral may take the same free of a perfected security interest;

(e) except as provided in paragraphs 4, 5, 6 and 7 above, we express no opinion as to the perfection of a security interest in any Collateral;

(f) we have not made nor undertaken to make any investigation of the state of title to the Collateral or the location thereof and we express no opinion with respect to the existence of title to such Collateral, the location thereof or to the priority of the liens, security interests or pledges granted or purported to be granted by the Ship Mortgages, the Security Agreements or the other Transaction Documents;

(g) any purported assignment of any agreement or any governmental approval, license or permit may be subject to restrictions upon assignment or transfer which, although not necessarily applicable to assignments intended as security, may be required to be satisfied before any secured party will be treated as an assignee (other than a collateral assignee) thereof, except to the extent that consents to or approvals of such assignment have been obtained from the appropriate governmental body or third party;

(h) the rights of debtors, guarantors and other secured parties to receive notices under Sections 9-610, 9-611, 9-612, 9-613, 9-614, 9-620, 9-621, and 9-624 of the UCC

may not be waived prior to default and the failure to comply with such notice requirements may bar or limit the recovery of any deficiency remaining after the retention or sale of repossessed collateral and further, we express no opinion as to the right of any secured party to enforce any of its rights without notice to the Loan Parties and without judicial hearing or without bond, nor do we express any opinion as to whether the periods of notice set forth in the Transaction Documents are enforceable;

(i) certain provisions of the Transaction Documents regarding the application of proceeds realized from the sale of Collateral do not make reference (although they do not have to in order to enable the Agent to exercise the rights and remedies of a secured party under the UCC) to the Agent’s obligations to satisfy indebtedness due to the holders of subordinate security interests in such collateral under certain conditions under Section 9-615(a)(3) of the UCC or to account to the Loan Parties for any surplus proceeds;

(j) notwithstanding certain language of the Transaction Documents, the Agent and the Lenders may be limited to recovering only reasonable expenses with respect to the retaking, holding, preparing for sale or lease, selling, leasing and the like of Collateral and reasonable attorneys’ fees and legal expenses and only reasonable compensation for funding losses, increased costs or yield protection;

(k) the duties to exercise reasonable care in the custody and preservation of Collateral in a secured party’s possession and to deal with and to dispose of Collateral in a commercially reasonable manner as required by the UCC or other applicable law may not be disclaimed by agreement, modified, waived or released prior to a default;

(l) provisions in the Transaction Documents deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law; New York law permits the compounding of interest in certain circumstances under Section 5-527 of the General Obligations Law;

(m) any rights of the Agent to foreclose its liens or enforce its remedies against the Collateral must be enforced pursuant to the provisions of the UCC and other applicable federal, state or local laws;

(n) we express no opinion as to the validity, binding effect or enforceability of any indemnification provisions of the Transaction Documents;

(o) requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

(p) we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Transaction Documents which purports to authorize the Agent to sign or file documents without the signature of the Loan Parties (except the filing of the Financing Statements);

(q) we express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under any of the Transaction Documents relating to (i) statutory or equitable rights and defenses of the Loan Parties which are not subject to waiver, release or disclaimer, or (ii) rights or claims of, or duties owing to, the Loan Parties (including, without limitation, any waiver, release or disclaimer of any provision of the UCC) to the extent limited by Sections 1-102(3), 9-207 and 9-602 of the UCC or other provisions of applicable law, or to the extent such rights, claims and duties otherwise exist as a matter of law except to the extent the Loan Parties have effectively so waived, released or disclaimed such rights, claims or duties in accordance with Section 9-602 of the UCC or other applicable law;

(r) we express no opinion as to any secured party’s ability to use “self-help” remedies to repossess the Collateral if a breach of the peace were to occur;

(s) we express no opinion as to the severability of any provision of any of the Transaction Documents;

(t) certain other provisions contained in the Transaction Documents may be rendered ineffective, or limited by, applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional limitations and judicial decisions do not, in our opinion (subject to the other comments and qualifications set forth in this opinion letter), make the remedies afforded by the Transaction Documents inadequate for the practical realization of the principal benefits intended to be provided, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay);

(u) we express no opinion with respect to the applicability or effect of federal or state anti-trust, tax, except to the extent provided for in paragraph 9 above, securities or “blue sky” laws with respect to the transactions contemplated by the Transaction Documents;

(v) we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Transaction Documents purporting to establish evidentiary standards or a consent to jurisdiction and venue or waiving service of process or demand or notice and hearing or constitutional rights (including a jury trial) or purporting to eliminate any obligation to marshall assets;

(w) we express no opinion with respect to any provisions of the Transaction Documents purporting to appoint the Agent as attorney-in-fact or agent for the Loan Parties;

(x) we express no opinion with respect to commercial tort claims (as defined in the UCC);

(y) we express no opinion as to the effect of any federal law related to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein;

(z) we express no opinion with respect to any goods which are accessions to, or commingled with, other goods to the extent that the security interest is limited by Sections 9-335 or 9-336 of the UCC;

(aa) we express no opinion as to the effect of the legal or regulatory status or the nature of the business of the Agent or any Lender on our opinions; and

(bb) with respect to the opinions pertaining to the enforceability of the Ship Mortgages, no opinion is expressed as to the specific remedy that any court, other governmental authority or arbitrator may grant, impose or render and, in particular, no opinion is expressed as to the availability of equitable remedies as such for the enforcement of any provision of the Ship Mortgages.

The opinions expressed herein are based upon and are limited to (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, (iii) solely with respect to the second and third sentences of our opinion set forth in paragraph 4 above, and subject to the limitations set forth herein, the New Jersey UCC, the Massachusetts UCC and the Delaware UCC, (iv) solely with respect to our opinions set forth in paragraphs 1, 2 and 3(i) above with respect to Fifty-Three, and subject to the limitations set forth herein, the Business Corporation Act of New Jersey as set forth in Corporations by Aspen Publishers, as updated through May 15, 2007, but without regard to judicial interpretation of such provisions or to regulations promulgated thereunder, (v) solely with respect to our opinions set forth in paragraphs 1, 2 and 3(i) above with respect to NASDI and JDC, and subject to the limitations set forth herein, the Massachusetts Business Corporation Law as set forth in Corporations by Aspen Publishers, as updated through May 15, 2007, but without regard to judicial interpretation of such provisions or to regulations promulgated thereunder, (vi) solely with respect to our opinion set forth in paragraph 5 above, and subject to the limitations set forth herein, the Illinois UCC, and (vii) the laws of the United States of America; and we express no opinion with respect to the laws of any other state, jurisdiction or political subdivision. The opinions expressed herein based on the laws of the State of New York and the United States of America are limited to the laws generally applicable in transactions of the type covered by the Transaction Documents.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter is solely for the benefit of the addressees hereof in connection with the execution and delivery of the Credit Agreement. No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee. In permitting reliance hereon by any addressee, we are not acting as its counsel and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes. This opinion letter may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided, however, that any Person that subsequently becomes a Lender in accordance with Section 9.7(c) of the Credit Agreement may rely on this opinion as of the date of this opinion letter as if it were addressed to such Person and delivered on the date hereof.

Very truly yours,

WINSTON & STRAWN LLP

SCHEDULE A

1.	Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company (“GLDDC”).

2.	North American Site Developers, Inc., a Massachusetts corporation (“NASDI”).

3.	Great Lakes Caribbean Dredging, Inc., a Delaware corporation (“Caribbean”).

4.	Dawson Marine Services Company, a Delaware corporation (“Dawson”).

5.	Fifty-Three Dredging Corporation, a New Jersey corporation (“Fifty-Three”).

6.	JDC Soil Management & Development Inc., a Massachusetts corporation (“JDC”).

7.	NASDI Holdings Corporation, a Delaware corporation (“NASDI Holdings”).

SCHEDULE B

1. Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of December 22, 2003, among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries party thereto, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, as amended or supplemented through the date hereof.

2. Indenture, dated as of December 22, 2003, among Great Lakes Dredge & Dock Corporation, the Subsidiary Guarantors party thereto and BNY Midwest Trust Company, as trustee, as supplemented by the Supplemental Indenture dated as of December 22, 2003, the Supplemental Indenture dated as of February 27, 2004, the Second Supplemental Indenture dated as of July 12, 2004, the Third Supplemental Indenture dated December 2, 2005 and the Fourth Supplemental Indenture dated December 22, 2006, and as amended by the Amendment to Indenture dated as of January 30, 2004.

3. International Letter of Credit Agreement, dated as of September 29, 2006, among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC and Wells Fargo HSBC Trade Bank, N.A.

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

I,                                 , hereby do certify on behalf of Great Lakes Dredge & Dock Corporation, a Delaware corporation ( the “Borrower”), in my capacity solely as an officer of the Borrower and not in my individual capacity, pursuant to the Credit Agreement dated as of June 12, 2007 (the “Credit Agreement”), by and among the Borrower, the other Loan Parties a party thereto, the financial institutions from time to time a party thereto (the “Lenders”) and LaSalle Bank National Association, as Swing Line Lender, Sole Lead Arranger and Administrative Agent, as follows:

1. I am the duly elected, qualified and acting                                  of the Borrower.

2. No Default or Event of Default has occurred and is continuing under the Credit Agreement on the date hereof.

3. This certificate is the “Compliance Certificate” required to be delivered pursuant to Section 6.4(d) of the Credit Agreement [for the Fiscal Quarter ending                     ] [for the Fiscal Year ending             ,         ]. For the fiscal period covered by this certificate, the Borrower and its consolidated Subsidiaries have complied with each of the covenants contained in Section 6.3 of the Credit Agreement.

4. Set forth on Schedules A through C hereto are the calculations which provide the basis for the certification in paragraph 3 above.

Terms which are capitalized but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrower as of the      day of             ,         .

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

Schedule A

[Permitted Business Acquisitions]

Schedule B

Total Leverage Ratio

Schedule C

Interest Coverage Ratio